Exhibit 14.1

MOUNTAIN PROVINCE DIAMONDS INC.

amec

Company Name:
Mountain Province Diamonds Inc.

Effective Date:
20 April, 2009

From:

Ken Brisebois, P.Eng.
Dr. Ted Eggleston, P.Geo.
Alexandra Kozak P.Eng.

Project No.: **161325**

IMPORTANT NOTICE

This report was prepared as a National Instrument 43-101 Technical Report for Mountain Province Diamonds Inc. (MPV) by AMEC Americas Limited (AMEC). The quality of information, conclusions, and estimates contained herein is consistent with the level of effort involved in AMEC’s services, based on: i) information available at the time of preparation, ii) data supplied by outside sources, and iii) the assumptions, conditions, and qualifications set forth in this report. This report is intended for use by MPV subject to the terms and conditions of its contract with AMEC. This contract permits MPV to file this report as a Technical Report with Canadian Securities Regulatory Authorities pursuant to National Instrument 43-101, Standards of Disclosure for Mineral Projects. Except for the purposes legislated under provincial securities law, any other uses of this report by any third party is at that party’s sole risk.

CERTIFICATE OF QUALIFIED PERSON

Ken R. Brisebois, P. Eng.
AMEC E&C Services, Inc.
780 Vista Blvd., Suite 100
Sparks, NV 89434
Tel 602-343-2400
ken.brisebois@amec.com

I, Ken R. Brisebois, P.Eng., am a Professional Engineer and a Consulting Engineer for AMEC E&C Services, Inc., (“AMEC”) located at 780 Vista Blvd., Suite 100, Sparks, NV 89434, USA, and have been so since September, 1995.

This certificate applies to the technical report entitled “Gahcho Kué Kimberlite Project, NI 43-101 Technical Report, Northwest Territories, Canada” (the “Technical Report”), dated 20 April 2009.

I graduated from the University of Waterloo, Ontario with a Bachelor of Applied Science in Geological Engineering in 1986. I am a member of the Association of Professional Engineers of B.C. (#21146).

Since 1987 I have been involved in geostatistical and resource modelling studies in the mining industry. Past projects have included resource estimation and geostatistical studies in ore deposits of various types including gold, silver, copper, diamonds, iron ore, coal and base metals. Other areas of study have included tar sands deposits, grade control for operating mines, geostatistical software development and auditing assignments for the above mentioned deposit types.

As a result of my experience and qualifications, I am a Qualified Person as defined in National Instrument 43–101 Standards of Disclosure for Mineral Projects (NI 43–101).

I visited the Gahcho Kue Project on 27 February 2009.

I am responsible for Section 17 of the Technical Report.

I am independent of Mountain Province Diamonds Inc. as independence is described by Section 1.4 of NI 43–101.

I have not previously been involved with the Gahcho Kué Project.

I have read NI 43–101 and this report has been prepared in compliance with that Instrument.

As of the date of this certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

“Signed and sealed”

Ken R. Brisebois, P. Eng.

Dated: 26 May 2009

AMEC E&C Services, Inc. 780 Vista Boulevard Sparks, NV, 89434 Tel (775) 331 2375 Fax (775) 331 4153	www.amec.com

CERTIFICATE OF QUALIFIED PERSON

Alexandra J. Kozak, P.Eng.
AMEC Americas Limited
111 Dunsmuir Street, Suite 400
Vancouver, BC
Tel: (604) 664-4578
Fax: (604) 664-3057

I, Alexandra J. Kozak, P.Eng., am a Professional Engineer, employed as Manager, Process Engineering with AMEC Americas Limited.

This certificate applies to the technical report entitled “Gahcho Kué Kimberlite Project, NI 43-101 Technical Report, Northwest Territories, Canada” (the “Technical Report”), dated 20 April 2009.

I am a member of the Association of Professional Engineers and Geoscientists of British Columbia (APEGBC). I graduated from the University of Alberta with a Bachelor of Science degree in Mineral Process Engineering in 1985.

I have practiced my profession continuously since 1985 and have been involved in operations in Canada and Guyana and preparation of scoping, pre-feasibility, and feasibility level studies for gold, base metals and diamond properties in Canada, United States, Peru, Mexico, Mongolia, Ghana, and New Guinea. I am currently a Consulting Engineer and have been so since September 1996.

As a result of my experience and qualifications, I am a Qualified Person as defined in National Instrument 43–101 Standards of Disclosure for Mineral Projects (NI 43–101).

I have not visited the Gahcho Kué Project.

I am responsible for Section 13.4 and 16 of the Technical Report.

I am independent of Mountain Province Diamonds Inc. as independence is described by Section 1.4 of NI 43–101.

I have not previously been involved with the Gahcho Kué Project.

I have read NI 43–101 and this report has been prepared in compliance with that Instrument.

As of the date of this certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

“Signed and sealed”

Alexandra J. Kozak, P.Eng.

Dated: 26 May 2009

AMEC Americas Ltd. 111 Dunsmuir Street, Suite 400 Vancouver B.C. V6B 5W3 Tel (604) 664-3030 Fax (604) 664-3057	www.amec.com

CERTIFICATE OF QUALIFIED PERSON

Ted Leonard Eggleston, Ph.D., P. Geo.
AMEC E&C Services, Inc.
2001 W Camelback Road
Phoenix, AZ, USA, 85015
Tel: (303) 476-0199
Fax: (719) 942-4418

I, Dr. Ted Leonard Eggleston, Ph.D., P.Geo., am employed as a Principal Geologist with AMEC E&C Services, Inc.

This certificate applies to the technical report entitled “Gahcho Kué Kimberlite Project, NI 43-101 Technical Report, Northwest Territories, Canada” (the “Technical Report”), dated 20 April 2009.

I am registered as a Professional Geologist by the State of Wyoming Board of Professional Geologists (#PG-1830). I graduated from Western State College of Colorado, Gunnison, Colorado, in 1976 with a B.A. degree and from New Mexico Institute of Mining and Technology, Socorro, New Mexico, in 1987 with a Ph.D.

I have practiced my profession for over 30 years. In that time I have been directly involved in review of exploration, geological models, exploration data, sampling, sample preparation, assaying and other analyses, quality assurance-quality control, databases, and resource estimates for a variety of mineral deposits, including diamond deposits.

As a result of my experience and qualifications, I am a Qualified Person as defined in National Instrument 43–101 Standards of Disclosure for Mineral Projects (NI 43–101).

I have visited the Gahcho Kué Project between 8 and 19 February, 1999.

I am responsible for Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13.1, 13.2, 13.3, 13.5, 13.6, 13.7, 14, 15, 18, 19, 20, 21, 22, and 23 of the Technical Report.

I am independent of Mountain Province Diamonds Inc. as independence is described by Section 1.4 of NI 43–101.

I have previously been involved with the Gahcho Kué Project during an audit performed in 1999 on the drill programs.

I have read NI 43–101 and this report has been prepared in compliance with that Instrument.

As of the date of this certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

“Signed and sealed”

Ted Eggleston Ph.D., P.Geo

Dated: 26 May 2009

AMEC E&C Services, Inc. Suite 300, 2001 West Cameback Road Phoenix AZ, 85015 Tel (602) 343 2410 Fax (602) 343 2499	www.amec.com

Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

C O N T E N T S

1.0	SUMMARY	1-1
	1.1 Property Setting	1-1
	1.2 Tenure and Agreements	1-2
	1.3 Previous Work	1-2
	1.4 Geology and Mineralization	1-3
	1.5 Drilling and Sampling	1-3
	1.6 Data Verification	1-6
	1.7 Metallurgical Testwork	1-7
	1.8 Mineral Resource Statement	1-7
	1.9 Recommendations	1-9

2.0	INTRODUCTION	2-1
	2.1 Qualified Persons	2-1
	2.2 Site Visits	2-1
	2.3 Effective Date	2-1
	2.4 Previous Technical Reports	2-4
	2.5 Technical Report Sections and Required Items under NI 43-101	2-4
	2.6 List of Abbreviations Used In This Report	2-6

3.0	RELIANCE ON OTHER EXPERTS	3-1
	3.1 Mineral Tenure	3-1
	3.2 Diamond Valuations	3-1
	3.3 Diamond Modelling and Prices	3-2

4.0	PROPERTY DESCRIPTION AND LOCATION	4-1
	4.1 Location	4-1
	4.2 Tenure History	4-1
	4.3 Mineral Tenure	4-2
	4.4 Agreements	4-2
	4.5 Surface Rights	4-5
	4.6 Permits	4-6
	4.6.1 Exploration Programs	4-6
	4.6.2 Future Development	4-6
	4.7 Environment	4-6
	4.7.1 Baseline Studies	4-6
	4.7.2 Future Development	4-6
	4.7.3 Rehabilitation	4-10

5.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY	5-1
	5.1 Accessibility	5-1
	5.2 Climate	5-1
	5.3 Local Resources and Infrastructure	5-2
	5.3.1 Local Resources	5-2
	5.3.2 Infrastructure	5-2
	5.3.3 Water	5-3
	5.4 Physiography	5-3

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

	5.5 Flora and Fauna	5-3
	5.6 Seismicity	5-4

6.0	HISTORY	6-1

7.0	GEOLOGICAL SETTING	7-1
	7.1 Regional Geology	7-1
	7.2 Project Geology	7-1
	7.2.1 Basement	7-1
	7.2.2 Quaternary	7-3
	7.2.3 Structural Setting	7-3
	7.3 Kimberlite Geology	7-5
	7.3.1 Kimberlite Types	7-5
	7.3.2 Country Rocks	7-6
	7.3.3 Country-Rock Xenoliths	7-8
	7.3.4 Gahcho Kué Kimberlites	7-8
	7.3.5 Hearne Kimberlite	7-9
	7.3.6 5034 Kimberlite	7-9
	7.3.7 Tuzo Kimberlite	7-14
	7.3.8 Other Kimberlites within the AK Property	7-17
	7.4 Comment	7-17

8.0	DEPOSIT TYPES	8-1

9.0	MINERALIZATION	9-1
	9.1 Hearne Kimberlite	9-1
	9.1.1 Hearne North	9-1
	9.1.2 Hearne South	9-2
	9.2 5034 Kimberlite	9-2
	9.3 Tuzo Kimberlite	9-2
	9.4 Other Kimberlites	9-4
	9.5 Comment	9-4

10.0	EXPLORATION	10-1
	10.1 Survey	10-1
	10.2 Geological Mapping	10-2
	10.3 Exploration Programs	10-2
	10.3.1 Canamera Geological Ltd	10-2
	10.3.2 GKJV	10-3
	10.4 Delineation Programs	10-3
	10.5 Petrography, Mineralogy and Other Studies	10-4
	10.6 Hydrology and Geotechnical	10-4
	10.7 Comment	10-5

11.0	DRILLING	11-1
	11.1 Core Drilling	11-1
	11.1.1 Canamera (1994–1996)	11-1
	11.1.2 GKJV (1997–2000)	11-5
	11.1.3 GKJV (2002–2003)	11-6
	11.1.4 GKJV Advanced Evaluation (2004–2007)	11-6
	11.1.5 GKJV 2007 Large Diameter Core Program	11-8
	11.2 Reverse Circulation (Mini-Bulk Sample) Drilling	11-8

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

	11.2.1 GKJV (1998 – 2002)	11-8
	11.3 Drilling Contractors	11-10
	11.4 Core and Cuttings Logging	11-10
	11.5 Collar Surveys	11-11
	11.6 Downhole Surveys	11-12
	11.7 Downhole Geophysics	11-12
	11.8 Comment	11-13

12.0	SAMPLING METHOD AND APPROACH	12-1
	12.1 Small Diameter Core Sampling (Exploration, Delineation, and Geotechnical Drilling)	12-1
	12.2 Large Diameter Core (LDC) Sampling	12-2
	12.2.1 Canamera Macro-Diamond Sampling (1996)	12-2
	12.2.2 GKJV Macro-Diamond Sampling (2007)	12-2
	12.3 Large Diameter RC Drill Sampling	12-2
	12.3.1 GKJV 1998 Mini-Bulk 140 mm RC Bulk Sampling Method and Approach	12-2
	12.3.2 GKJV 1999 LDD Hole 311 mm RC Bulk Sampling Method and Approach	12-3
	12.3.3 GKJV 2001 LDD Hole 610 mm RC Bulk Sampling Method and Approach	12-3
	12.3.4 GKJV 2002 LDD Hole 610 mm RC Bulk Sampling Method and Approach	12-4
	12.3.5 GKJV 2008 Tuzo LDD Hole 610 mm RC Bulk Sampling Method and Approach	12-4
	12.3.6 Comment	12-4
	12.4 Density Data	12-5
	12.4.1 Methodology	12-5
	12.4.2 Comment	12-6
	12.5 Macro-Diamond and Micro-Diamond Sampling	12-6
	12.5.1 Micro-diamond Samples	12-6
	12.5.2 Macro-Diamond Samples	12-8

13.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY	13-1
	13.1 Core Sample Preparation	13-1
	13.1.1 Canamera (1994–1996)	13-1
	13.1.2 GKJV (1996–2007)	13-1
	13.2 Mini-bulk Program Sample Preparation	13-2
	13.2.1 Canamera (1996–1998)	13-2
	13.2.2 1998 GKJV – 150 mm (5.5-inch) RC Mini-Bulk Sampling Program	13-2
	13.2.3 GKJV (1999–2008)	13-2
	13.3 Analyses	13-3
	13.3.1 Micro-Diamond Samples	13-3
	13.4 Mini-Bulk Samples	13-6
	13.4.1 1999 GKJV Mini-Bulk Sample Processing	13-6
	13.4.2 2001–2008 Grande Prairie Dense Media Separation (DMS) Circuit	13-7
	13.5 Program Quality Assurance/Quality Control	13-9
	13.5.1 Canamera Geological Ltd. 1992-1996 QA/QC	13-9
	13.5.2 GKJV 1997-2003 Core Programs QA/QC	13-9
	13.5.3 GKJV 1998-2002 Bulk and Mini-Bulk Sampling Programs QA/QC	13-10
	13.5.4 GKJV 2004 – 2008 QA/QC	13-11
	13.5.5 Comment	13-11
	13.6 Database	13-11
	13.7 Sample Security	13-13

14.0	DATA VERIFICATION	14-1

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

	14.1 Internal Reviews and Audits	14-1
	14.2 Laboratory and Process Facility Inspections	14-4
	14.2.1 Internal Laboratory and Process Facility Inspections	14-4
	14.2.2 External Laboratory and Process Facility Inspections	14-4
	14.3 Independent Sampling	14-5
	14.4 Independent Reviews	14-5
	14.5 Comment on Database Verification	14-7
	14.6 Special Considerations For Diamond Resource Determination	14-7
	14.6.1 Diamond Valuations	14-8

15.0	ADJACENT PROPERTIES	15-1

16.0	MINERAL PROCESSING AND METALLURGICAL TESTING	16-1
	16.1 Metallurgical Testwork	16-1
	16.1.1 2002	16-1
	16.1.2 2005	16-3
	16.1.3 2006	16-5
	16.1.4 2007	16-5
	16.2 Conceptual Plant Design	16-5
	16.3 Comment	16-6

17.0	MINERAL RESOURCE AND MINERAL RESERVES ESTIMATE	17-1
	17.1 Introduction	17-1
	17.2 Mineral Resource Estimates	17-2
	17.2.1 Geologic Models and Estimation Domains	17-2
	17.2.2 Grade Estimation - 5034 West and Centre Lobes	17-3
	17.2.3 Grade Estimation - 5034 North-East Lobe	17-8
	17.2.4 Grade Estimation - Hearne	17-12
	17.2.5 Grade Estimation – Tuzo	17-18
	17.2.6 Modifying Factors for Grade and Diamond Size Distributions	17-25
	17.3 Mineral Resource Classification	17-28
	17.3.1 Introduction	17-28
	17.3.2 Classification Parameters	17-28
	17.3.3 Reasonable Prospects of Economic Extraction	17-31
	17.4 Mineral Resource Statement	17-39

18.0	ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORT ON DEVELOPMENT PROPERTIES AND PRODUCTION PROPERTIES	18-1

19.0	OTHER RELEVANT DATA AND INFORMATION	19-1

20.0	INTERPRETATION AND CONCLUSIONS	20-1

21.0	RECOMMENDATIONS	21-1

22.0	REFERENCES	22-1

23.0	DATE AND SIGNATURE PAGE	23-1

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

T A B L E S

Table	1-1: Gahcho Kué 2009 Mineral Resource Summary at 1.0 mm Bottom Cut-Off (Effective Date April 20, 2009)	1-9
Table	2-1: Site Visits and Areas of Responsibility for the Technical Report	2-4
Table	2-2: Contents Page Headings in Relation to NI 43-101 Prescribed Items—Contents	2-5
Table	4-1: Mineral Tenure Summary	4-4
Table	4-2: Major Regulatory Permits, Licences, and Authorizations Required for the Gahcho Kué
	Diamond Project (at the effective date of this report, none of these permits were in hand)	4-7
Table	4-3: Baseline Studies Completed at Gahcho Kué	4-8
Table	5-1: Key Climate Data	5-2
Table	7-1: Characteristics of Gahcho Kué Kimberlites	7-9
Table	11-1: Gahcho Kué Resource Drill Hole Summary (all mini-bulk programs were to recover macro-diamonds; micro-diamonds were recovered from most exploration and delineation
	programs, although not all holes were sampled)	11-2
Table	11-2: 1997–1998 Mini-Bulk Sampling Program Summary (in the following tables DMS Yield of
Caliper Mass is the percentage of the total mass (Caliper (t)) represented by the mass of
	the DMS Concentrate (DMS Conc. (kg))	11-9
Table	11-3: 1999 Mini-Bulk Sampling Program Summary	11-9
Table	11-4: 2001 Mini-Bulk Sampling Program Summary	11-9
Table	11-5: 2002 Mini-Bulk Sampling Program Summary	11-9
Table	11-6: 2008 Mini-Bulk Sampling Program Summary	11-10
Table	11-7: Drilling Contractors at Gahcho Kué	11-11
Table	12-1: Summary of Micro-Diamond Programs by Area and Year	12-9
Table	12-2: Summary of Macro-Diamond Programs by Area and Year	12-10
Table	16-1: Mineralization Characteristics 2000 (Summary)	16-2
Table	16-2: Mineralization Characteristics 2001 and 2002 (Summary)	16-2
Table	16-3: Diamond Recovery Characteristics (Evaluation Programs)	16-2
Table	16-4: Testwork Summary	16-4
Table	17-1: 5034 West and Centre Raw LDD Data (bottom cut-off at 1.5 mm including incidentals)	17-5
Table	17-2: Raw Sample Data Statistics (cpm3 ) (bottom cut-off at 1.5 mm including incidentals)	17-5
Table	17-3: Composite Statistics by Rock Type (bottom cut-off at 1.5 mm including incidentals)	17-7
Table	17-4: Comparing Kriged and NN Estimates by Rock Type (bottom cut-off at 1.5 mm including incidentals)	17-7
Table	17-5: Calculated Dry Density by Rock Type	17-7
Table	17-6: Core Holes for Macro-diamonds from 5034 North and East Lobes	17-10
Table	17-7: 5034 North and East Lobe Micro-diamond Sampling Results per Litho-facies	17-10
Table	17-8: Zonal Diamond Content for 5034 North-East Lobe Derived from Grade-size Models from Sampling Data for the Combined Lobes	17-13
Table	17-9: Estimated Zonal Grades for Gahcho Kué 5034 North and East Lobes	17-13
Table	17-10: Sampled and Estimated Dry Density for Gahcho Kué 5034 North and East Lobes	17-13
Table	17-11: Hearne Raw LDDH Data	17-14
Table	17-12: Composite Statistics by Rock Type	17-15
Table	17-13: Comparing Kriged and NN Estimates by Rock Type (bottom cut-off at 1.5 mm including incidentals)	17-17

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Table 17-14: Comparing Kriged and NN Estimates by Rock Group (bottom cut-off at 1.5 mm including incidentals)	17-17
Table 17-15: Tuzo Micro-diamond Recoveries	17-20
Table 17-16: Tuzo Results from GKJV LDD Sampling Carried Out in 1999 and 2008	17-21
Table 17-17: Results from GKJV Micro-Diamond Sampling	17-22
Table 17-18: Tuzo Zonal Grade Comparison	17-24
Table 17-19: Tuzo Sampled and Kriged Kimberlite Dry Density per Lithofacies	17-25
Table 17- 20:Final Diamond Size Distributions for 5034 West and Centre Lobes, and Hearne Pipe at a Bottom Cut-Off of 1.0 mm	17-27
Table 17-21: Final Diamond Size Distribution for North-East Lobe at Bottom Cut-Off of 1.0 mm	17-27
Table 17-22: Final Diamond Size Distribution for Tuzo Pipe at a Bottom Cut-Off of 1.0 mm (including any incidentals)	17-29
Table 17-23: Qualitative Levels of Confidence in the Mineral Resource Estimate	17-29
Table 17-24: Comparison of Average Pricing for the Purposes of Declaration of Mineral Resources	17-32
Table 17-25: Whittle® Input Parameters	17-36
Table 17-26: Revenue and Cost Assumptions for Material Outside of Pit Shell - Underground Potential Extraction Case	17-38
Table 17-27: Gahcho Kué 2009 Mineral Resource Summary at 1.0 mm Bottom Cut-Off (Effective Date April 20, 2009)	17-40

F I G U R E S

Figure	2-1: Property Location (seasonal ice roads in red)	2-2
Figure	2-2: Gahcho Kué Local Location Map	2-3
Figure	4-1: Gahcho Kué Project Mining Lease Land Holdings	4-3
Figure	7-1: Regional Setting, Gahcho Kué Kimberlite Cluster	7-2
Figure	7-2: Litho-structural Interpretation of the Gahcho Kué Area	7-4
Figure	7-3: 3D View of Gahcho Kué Kimberlite Bodies Looking Northwest (the distance from the south end of Hearne to Tuzo is about 2 km)	7-10
Figure	7-4: Section View of Hearne Looking Northwest (Hearne South is the pipe-like body on left of image, Hearne North on right)	7-11
Figure	7-5: 3D View of 5034 Looking Northwest	7-12
Figure	7-6: Section View of Tuzo Looking Southeast (Tuzo geology model commences about 25 m below lake level (lake level 420.9 masl) to 354 m below lake level (66.9 masl))	7-15
Figure	8-1: Composite Geological Model of Eroded Gahcho Kué Kimberlites (from Hetman et al., 2003)	8-2
Figure	11-1: Drill Hole Location Plan – June 2008 (554 drill collars within and surrouding the Gahcho Kué Kimberlite cluster; does not include outlying exploration holes)	11-4
Figure	13-1: Generic Micro-Diamond Recovery Flow Sheet	13-4
Figure	17-1: A Comparison of Bench Averaged Kriged Estimates of Granite Dilution vs. Bench Averaged Data for Each Lithology (clear distinctions in granite content are evident between the various units)	17-24
Figure	17-2: Estimated Carats Contained Within Resource Shells vs. Shell Revenue Factor (note:Revenue factor is applied directly to average diamond price prior to shell generation)	17-37

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Figure	17-3: Resource Tonnage Contained Within Resource Shells vs. Shell Revenue Factor	17-37
Figure	17-4: Perspective of Whittle Pit-Shell Used to Declare Mineral Resources (the distance from the south end of Hearne to Tuzo is about 2 km)	17-38

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

1.0

SUMMARY

AMEC Americas Ltd (AMEC) was commissioned by Mountain Province Diamonds Inc. (MPV) to provide an independent Qualified Person’s Review and Technical Report (the Report) of the Gahcho Kué Kimberlite Project (the Project), located in the Northwest Territories, Canada.

The Project is a joint venture between De Beers Canada Inc. (De Beers), and MPV. De Beers holds 51% of the Project and is the operator.

For the purposes of this Report, the name Gahcho Kué Joint Venture (GKJV) is used for the joint venture vehicle.

This report describes an updated Mineral Resource estimate on the Project that incorporates information from geological and diamond revenue data updates that were completed for the Project since the previous Technical Report in 2003. AMEC understands that MPV will be using the Report in support of a press release dated 26 May 2009, entitled “Mountain Province Diamonds Announces Updated Mineral Resource Estimate for Gahcho Kué Diamond Project”.

Revised Mineral Resource estimates at 1.0 mm bottom cut-off for the Tuzo, 5034, and Hearne kimberlites are disclosed in this Report.

1.1

Property Setting

The Project is located at the informally-named Kennady Lake, approximately 300 km east-northeast of Yellowknife in the District of Mackenzie, Northwest Territories (NWT), Canada. The property lies on the edge of the continuous permafrost zone in an area known as the “barren lands”. This terrain is characterized by low heath and tundra, with occasional knolls, bedrock outcrops, and localized surface depressions interspersed with lakes. Topographic elevations within the property range between 400 masl to 450 masl. The climate in the Gahcho Kué area is classified as sub-arctic, as the site is located immediately north of the tree line. Winters are long and cold, and summers are short and generally cool. The dominant flora is scrub birch-Labrador tea tundra and scrub birch–cloudberry. Fauna includes red fox, arctic fox, sic sic (small spotted squirrel), grizzly bear, wolf and caribou (during annual migration), ptarmigan, abundant migratory bird life in summer, and clouds of mosquitoes and black flies during the height of the summer months (mid-June to mid-August).

Access to the Project is via float-equipped airplanes landing on the lake during the ice-free summer season and conventional or ski-equipped airplanes landing on an ice airstrip during the winter. In the shoulder seasons access is either direct using a helicopter or via a 1,000 foot long airstrip marked out on a relatively flat esker, approximately 26 km north of the Gahcho Kué camp. A helicopter transports people and goods between the esker and camp during these periods. Flight time from Yellowknife is about 1 hour and 20 minutes by Twin Otter. During the 1999, 2001, 2002, and 2006 winters, a permitted 120 km winter ice road was constructed connecting the Property with the main Tibbit-Contwoyto winter ice road, which supported shipments of fuel, heavy equipment, and construction materials.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

1.2

Tenure and Agreements

The Project falls within four mining leases of 21-year tenure held. The mining leases are 100% owned by De Beers Canada Inc. (De Beers Canada), which holds them on behalf of the GKJV. The participating interest of each of the GKJV parties is governed by the 2002 joint venture agreement, which is registered against the mineral leases.

Interest in the project is governed by the updated and expanded JV agreement effective 1 January 2002 when De Beers Canada agreed to fund all ongoing exploration, development and other project costs, after earning a 51% interest in the property by completion of a desktop study on 4 August 2000. MPV had subsequently acquired all the shares of minority partner Camphor Ventures in 2007 and now holds 49% of the property.

Leases are maintained by annual payments to the Department of Indian and Northern Affairs at C$1 per acre, increasing to C$2 per acre upon renewal to a second 21-year term. The total area under the lease is 4,189.72 ha (10,353 acres).

Mining tenure held by De Beers on behalf of the GKJV is valid and sufficient to support Mineral Resources. De Beers has taken appropriate steps to insure extension of the leases, which will remain valid until 15 July 2023 because of expenditures on the property to date. Surface rights have not yet been acquired, but this is not viewed by AMEC as a significant obstacle to further development of the Project. Those rights can be obtained by application to the Crown.

At this time, all of the permits required for exploration are in force. During those periods when exploration was active, the work was conducted under the appropriate permits.

Permits required for exploitation were identified, and the process for obtaining those permits was defined.

1.3

Previous Work

There is no recorded exploration prior to 1992 for diamonds, base, or precious metals in the area covered by the Property. Exploration conducted on behalf of MPV by Canamera Geological Ltd. during 1995 resulted in the discovery of the 5034 kimberlite.

De Beers became the operator of the property via a joint-venture agreement in 1997. Additional kimberlites, including Tesla, Hearne, and Tuzo, were discovered the same year.

Inferred and Indicated Mineral Resources were disclosed for the first time using CIM definitions in 2003 with a supporting Technical Report filed on SEDAR (System for Electronic Document Analysis and Retrieval) on July 17, 2003. Information contained in the July 2003 Technical Report is superseded by this Report, and should not be relied upon. Since 2003, there have been material changes to scientific and technical information, including additional diamond and geotechnical drilling, conceptual open pit and underground design work, supplementary metallurgical testing, and optimization studies as discussed in this Report.

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1.4

Geology and Mineralization

The Gahcho Kué kimberlite cluster occurs in the southeast Slave Craton.

Several kimberlite bodies were discovered and delineated by drilling. The 5034, Hearne North, Hearne South, and Tuzo pipes have the most attractive grades and tonnages delineated to date. Of the larger kimberlites on the property, the 5034 kimberlite is interpreted as forming an irregular hypabyssal root zone, Hearne and Tesla as transitional diatreme to root zones and Tuzo as the deeper part of a diatreme zone (Tesla is not included in the Gahcho Kué Mineral Resource because of its small size (0.4 ha) and relatively low-grade).

The 5034, Hearne, and Tuzo kimberlites have contrasting pipe shapes. The West Lobe, Centre Lobe, and eastern portion of the North-East Lobe of the 5034 kimberlite sub-crop below lake-bottom sediments; the northern portion of the 5034 North-East Lobe (referred to as the North Lobe) is a blind lobe overlain by approximately 80 m of in-situ country rock. The 5034 pipe is dominantly infilled with hypabyssal kimberlite (HK). Hearne South is a roughly circular pipe and smaller than Hearne North, which is a narrow elongated pipe. Hearne South is infilled predominantly with tuffisitic kimberlite breccia (TK); Hearne North is infilled with approximately equal amounts of HK and TK. Tuzo is characterized by smooth, steep-sided pipe walls and is predominantly infilled with TK with HK at depth.

In most cases, the top of the kimberlites occur between 380 and 390 masl. Except for the 5034 North Lobe, which intrudes 70 to 80 m below a peninsula, the kimberlites subcrop at the bottom of Kennady Lake, covered by 10 to 15 m of water and between 5 to 15 m of glacial lake sediments. The kimberlites are surrounded laterally by granite and granite-gneiss country rock.

The geological understanding of the deposit setting, lithologies, and kimberlite type distributions is adequate to support Mineral Resource estimation. Understanding of diamond distributions within each kimberlite type is sufficient to support Mineral Resource estimation.

The style of mineralization is sufficiently understood to support Mineral Resource estimation.

1.5

Drilling and Sampling

The property was the subject of several drilling campaigns since the initial work by Canamera Geological Ltd. in January 1995. In 1995 small diameter core drilling (47.6 mm NQ core) by Canamera Geological Ltd. discovered the 5034 kimberlite during drilling of geophysical anomalies at the head of a kimberlitic indicator mineral dispersion train.

Since then small-diameter NQ core drilling was used extensively to test geophysical and kimberlite indicator mineral dispersion-train targets peripheral to the 5034 cluster (Tuzo and Hearne were discovered in 1997), as well as to delineate the shape of the kimberlite bodies and to provide data (including micro-diamonds) for geological and Mineral Resource modelling.

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Large diameter core (LDC) drilling was used to collect small mini-bulk samples from 5034. In 1996 Canamera Geological Ltd. obtained PQ-sized core samples (85 mm diameter), and in 2007 GKJV obtained 149 mm diameter LDC samples. The LDC samples provide additional information (macro-diamonds) regarding the diamond content of the pipes.

Large diameter reverse circulation (RC) drilling (LDD) was used to collect kimberlite mini-bulk samples by GKJV. LDD programs have included smaller scale 140 mm (5.5 -inch) diameter drillholes in 1998 and 1999, 311 mm (12.25 -inch) drill holes in 1999, to the largest employed, the 610 mm (24-inch) diameter drill holes in the 2001, 2002, and 2008 mini-bulk sampling programs. The LDD mini-bulk sample programs were obtained macro-diamonds for grade and revenue estimation.

5034

Canamera Geological Ltd’s. 1995 and 1996 drilling of the 5034 kimberlite comprised 69 NQ core holes to obtain geological and pipe volume data and 43 PQ core holes to obtain macro-diamonds for a preliminary estimate of diamond grade. An additional 11 NQ core holes and 17 RC holes of various sizes were drilled by GKJV between 1998 and 2002. Mini-bulk sampling conducted between 1998 and 2002 to determine diamond grade and revenue has included 140 mm (5.5 -inch) diameter drill holes in 1998, 311 mm (12.25 -inch) diameter drill holes in 1999, and 610 mm (24-inch) diameter holes that were drilled in 2001 and 2002. The 1998 and 1999 drilling focused on the 5034 West, Centre and East lobes; in 2001 the East Lobe and the west neck of the Centre Lobe were drilled; in 2002 work focused on the narrow corridor drilled previously in 1999 through the West and Centre lobes. There was one delineation NQ core hole drilled by GKJV at 5034 in 2003.

In 2004, 13 core holes drilled into the 5034 kimberlite as part of pit geotechnical, hydrogeology, and ore dressing studies (ODS). In 2005, a single core hole for hydrogeology studies drilled through the East Lobe of 5034, and two core holes were drilled at the North Lobe of 5034 to provide additional geological data. A substantial core program followed this in 2006 that comprised 11 HQ core holes for pit geotechnical, pipe volume delineation, and geological investigations. The last campaign of core drilling was conducted in 2007 with five HQ core holes being drilled to provide geological data from the 5034 East Lobe and 5 LDC holes (149 mm, 5.875 -inch) drilled into the 5034 North Lobe to obtain a small parcel of macro-diamonds for comparative purposes.

Hearne

A total of 25 core holes were drilled in and around the Hearne kimberlite by GKJV during 1997-2003:

  17 in Hearne North

  6 in Hearne South (1 that intersected both pipes)

  2 of which did not intersect kimberlite.

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In 1998, 19 LDD holes (140 mm diameter) were drilled into the Hearne kimberlite to test the diamond grade:

  16 were located at Hearne North

  1 in Hearne South

  2 holes intersected only granite.

In 1999, 8 LDD (311 mm diameter) holes were drilled into Hearne North and 2 into Hearne South to obtain macro-diamonds for initial revenue estimation. In 2001, 3 LDD (610 mm diameter) holes were drilled into the northern half of Hearne North, and 5 more LDD (610 mm diameter) holes tested Hearne North in 2002, to increase the parcel of macro-diamonds available for revenue estimation.

In 2004, 14 NQ core holes were drilled into the Hearne kimberlite as part of pit geotechnical and ODS programs. In 2005 a single core hole was drilled for hydrogeological studies, and in 2006 a single core hole was drilled to support pit geotechnical studies.

Tuzo

Between 1997 and 1999, 8 NQ core holes were drilled into Tuzo. All of these were angle holes collared outside the kimberlite body and drilled into, and sometimes through, the kimberlite. In 2002, 7 vertical HQ core holes were drilled into the pipe. LDD mini-bulk sample drilling took place in 1998 and 1999. Drilling to a maximum depth of 166 m, 17 LDD holes (140 mm diameter) were completed in 1998, and an additional 11 LDD holes (311 mm diameter) were completed in 1999 to a maximum depth of 300 m.

In 2004, 2 HQ core holes were drilled at Tuzo as part of a pit geotechnical study. This was followed by an 11-hole HQ core program in 2006 to provide pipe delineation and geological data. In 2007, a grid of 27 HQ core holes was completed to provide additional geological and pipe volume delineation data. The final resource drilling at Tuzo was an LDD mini-bulk sample program conducted in 2008 with 9 holes (610 mm) completed to provide additional macro-diamonds for diamond revenue estimation.

Comments

Exploration programs completed to date are appropriate to the style of mineralization and adequate to support Mineral Resource estimation. Drill hole types and orientations are appropriate for the type of mineralization. Small-diameter core holes defined the limits of the kimberlite bodies. Large-diameter core and reverse circulation drilling provided mini-bulk samples of kimberlite material for macro-diamond extraction. Micro-diamonds extracted from the small-diameter cores drilled to define the limits of the deposit. Three diamond breakage studies indicate that breakage was about 10–15% that is typical for this type of drilling program. The diamond parcels obtained in 2007–2008 were not evaluated for diamond breakage.

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Sampling and sample lengths are appropriate for the type of mineralization. Core sample lengths were somewhat variable during the early years of the project. Later in the project, core sample lengths were standardized at 12 m. These standardized samples provide most of the data used for the Mineral Resource estimates reported here.

Core and cuttings logging meets and typically significantly exceeds industry practices. Core is quick-logged on site, and the kimberlite intersections are transported to De Beers’ core logging facility in Sudbury, Ontario where experienced geologists log kimberlite type, mineral and inclusion types and concentrations, and structures. Geotechnical work to date is appropriate for the stage of the project and type of mining planned. Geotechnical logging of exploration core is a routine procedure performed by geologists trained in the logging methods required. A number of core holes were drilled specifically to obtain geotechnical data. Collar and downhole surveys were performed using industry-standard methods and instruments.

Analytical and diamond recovery procedures are adequate to support Mineral Resource estimation. Macro-diamond and micro-diamond extractions were performed using procedures standard to the industry. Micro-diamonds were recovered from core using either caustic fusion or acid dissolution procedures. Both are standard to the industry, although caustic fusion is the most common procedure. Macro-diamonds are extracted using small-scale diamond recovery plants. Geochemical samples were analyzed using standard procedures and instrumentation. Density determinations were performed using standard procedures, and the number of density data is adequate to support Mineral Resource estimation. Most of the density data were obtained using a water immersion procedure standard to the industry. Some of the data were obtained using geophysical methods, and some were obtained by water displacement methods. Quality control during drilling, sampling, and sample analysis is adequate and reflects industry best practices. Quality control of diamond extractions consists of spikes using marked diamonds and tailings audits of a portion of the samples.

Sample and diamond security throughout the exploration process is excellent and consists of rigorous chain-of-custody procedures, multiple locks requiring at least two persons to open critical areas or containers, cameras in all plants and processing areas, and dedicated security personnel at all plants and processing areas. Shipping of diamonds and diamond concentrates conforms to requirements of Kimberley Process chain-of-custody procedures.

1.6

Data Verification

Independent data verifications were undertaken on a number of occasions between 1999 and 2008:

  1999, 2004, 2007 – independent consultants made site visits to review quality assurance/quality control (QA/QC)

  1999 – external consultant audit of the 1999 evaluation program

  2000 – geology (petrological) peer review

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  2004 – geotechnical and hydrogeology consultants QA/QC site visit, internal and external Mineral Resource evaluation data base audits, geology (petrological) peer review, Gemcom® three-dimensional (3D) model peer review

  2007 – internal and external petrological peer reviews; external verification of macro-diamond resource evaluation data set

  2008 – external review of 2003 Technical Report resource estimation and density (rock density) models.

Resource evaluation data base verification included:

  audits of drill collar locations and lengths

  down-hole survey data

  geological logs

  bulk density data

  macro-diamond data.

Data storage and verification procedures are adequate to support the geological interpretations and thus Mineral Resource estimation. Data are stored digitally using appropriate database management software (Microsoft Access®), are being migrated into a diamond sampling workflow-based repository running on a SQL server located in Toronto, and are backed up periodically to insure against loss of data due to failure of a single computer or hard drive. Original data are properly stored as paper and/or digital files with appropriate backups. Most paper files were scanned and are stored digitally. The project database undergoes periodic internal verification as well as periodic audits by external reviewers.

1.7

Metallurgical Testwork

Metallurgical testwork is appropriate for the stage of the project and is adequate to support Mineral Resource estimation. Mini-bulk samples were processed using scaled-down equipment that allows collection of some of the processing parameters. Other parameters were obtained from core specifically drilled for that purpose.

1.8

Mineral Resource Statement

Large diameter reverse-flood drilling (LDD) provided samples of kimberlite for grade and diamond value modelling. Macro-diamonds from the LDD were used to estimate local grades on 5034 West and Centre Lobes and Hearne Pipe. Grade estimations for these pipes were completed using variography and kriging methods. Diamonds from this drilling were also used to confirm diamond size and value data for all lobes and pipes.

Micro-diamonds from drill core were used to create local estimates of grade for the 5034 NorthEast Lobe and Tuzo Pipe. Micro-diamonds are stones (less than 0.5 mm) recovered from the dissolution of drill core using a caustic fusion process. These results were kriged into local blocks (25 m x 25 m x 12 m) and then converted to carats per hundred tonnes above a commercial bottom cut-off using a model of grade with size developed from micro and macro diamonds.

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Density modelling was completed using dry densities. Density was estimated per Lobe for 5034 West and Centre, locally into mining blocks for the 5034 North-East Lobe and Tuzo, and by rock type for Hearne Pipe.

Industry-standard techniques were used to ensure appropriate calculation and reporting of the diamond resources at a +1 mm lower cut-off. The Mineral Resources were adjusted for the expected main treatment plant response by reducing recoveries in the lower size classes.

AMEC had access to two sources of diamond valuations. One valuation was from the Diamond Trading Company (DTC). WWW Diamond Consultants International (WWW) performed the second for MPV.

In this Report, AMEC has relied on both valuations and the QPs believe that it is appropriate to rely on both sources. WWW are recognized international leaders in this field and are the valuers to the Federal Government of Canada for the Canadian diamond mines in the Northwest Territories. The DTC is the internal qualified group that performs valuations for DeBeers operations, the recognized originator of the methods in use by all valuators, and the rough diamond distribution arm of the De Beers Family of Companies. In addition they are the world's largest supplier of rough diamonds, handling nearly half of the world's supply by value.

To assess reasonable prospects for economic extraction to support declaration of a Mineral Resource, diamond valuations from the De Beers Group (project operator) and WWW were analysed, and average mid-2008 pricing with a 20% increase was applied to the resource blocks. It is common practice in the industry to assume a higher long-term commodity price when determining a cut-off grade for Mineral Resources than the long-term commodity price used for mineral reserves or financial analysis.

Most of the Mineral Resources were shown to be amenable to open-pit mining. The relatively small amount of remaining material lying outside of the resource pit shell was, at least conceptually, shown to have reasonable prospects of economic extraction using underground mining methods. Further study is required to determine economic viability of the material amenable to underground mining methods. Average diamond pricing was only used to assess reasonable prospects of economic extraction to support declaration of Mineral Resources.

Table 1-1 summarizes the Mineral Resource estimate. The Qualified Person for the estimate is Ken Brisebois, P.Eng., an AMEC employee. In this case, AMEC has elected to report the resources at a zero cut-off grade, deeming that the kimberlite contacts can be considered to be the potentially mineable boundaries. AMEC cautions that Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

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Table 1-1: Gahcho Kué 2009 Mineral Resource Summary at 1.0 mm Bottom Cut-Off (Effective Date April 20, 2009)
		Volume	Tonnes	Carats	Grade
Resource	Classification	(Mm3 )	(Mt)	(Mct)	(cpht)
5034	Indicated	5.1	12.7	23.9	188
	Inferred	0.3	0.8	1.2	150
Hearne	Indicated	2.3	5.3	11.9	223
	Inferred	0.7	1.6	2.9	180
Tuzo	Indicated	5.1	12.2	14.8	121
	Inferred	1.5	3.5	6.2	175
Summary	Indicated	12.4	30.2	50.5	167
	Inferred	2.5	6.0	10.3	173

Notes:
1)	Mineral Resources are reported at a bottom cut-off of 1.0 mm; cpht = carats per hundred tonnes.
2)	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability
3)	Volume, tonnes, and carats are rounded to the nearest 100,000
4)	Tuzo volumes and tonnes exclude 0.6 Mt of a granite raft
5)

Diamond price assumptions used to assess reasonable prospects of economic extraction reflect mid-2008 pricebooks with a 20% increase factor. The prices assumed, on a per pipe basis (in US$), equate to $113/ct for 5034, $76/ct for Hearne and $70/ct for Tuzo.

1.9

Recommendations

The scientific and technical data on the Gahcho Kué project is of sufficient quality and level of detail to support a feasibility study, if a decision is made by the GKJV to proceed to a feasibility study. AMEC recommends that the GKJV monitor market conditions to determine when such a decision would be appropriate.

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2.0

INTRODUCTION

AMEC Americas Ltd (AMEC) was commissioned by Mountain Province Diamonds Inc. (MPV) to provide an independent Qualified Person’s Review and Technical Report (the Report) of the Gahcho Kué Kimberlite Project (the Project), located in the Northwest Territories, Canada (Figure 2-1). Figure 2-2 shows the locations of the various kimberlite pipes and bodies within the Gahcho Kué cluster referred to in this report.

The Report was prepared in compliance with National Instrument 43–101, Standards of Disclosure for Mineral Projects (NI 43–101). The Report documents the results of an updated Mineral Resource estimate for the Gahcho Kué Project. AMEC understands that MPV will be using the Report in support of a press release dated 26 May 2009, entitled “Mountain Province Diamonds Announces Updated Mineral Resource Estimate for Gahcho Kué Diamond Project”.

The Project is a joint venture between De Beers and MPV. De Beers holds 51%, and is operator. For the purposes of this Report, the name Gahcho Kué Joint Venture (GKJV) is used for the joint venture.

This report uses metric units and Canadian English. Currency is expressed in Canadian dollars unless stated otherwise. On 20 April 2009, the exchange rate was one US dollar to 1.215 Canadian dollars.

2.1

Qualified Persons

The Qualified Persons (QPs), as defined in NI 43–101, responsible for the preparation of the technical report include:

  Dr. Ted Eggleston, P.Geo., Principal Geologist, (AMEC, Phoenix)

  Ken Brisebois, P.Eng., Principal Engineer (AMEC, Reno)

  Alexandra Kozak, P.Eng., Manager Process Engineering (AMEC, Vancouver).

2.2

Site Visits

AMEC QPs have conducted site visits to the Gahcho Kué Project as shown in Table 2-1.

2.3

Effective Date

The effective date for this Technical Report is 20 April 2009, the date of the Mineral Resource estimation.

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Table 2-1:

Site Visits and Areas of Responsibility for the Technical Report

Qualified Person	Site Visits	Report Sections of Responsibility (or Shared Responsibility)
Dr. Ted Eggleston

8–19 February 1999, Gahcho Kue site visit 12–15 January 2009 Core logging facility Sudbury and Kimberlite Petrology Unit, Toronto 17 March 2009, Saskatchewan Research Council micro diamond recovery facility

Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13.1, 13.2, 13.3, 13.5, 13.6, 13.7, 14, 15, 18, 19, 20, 21, 22 and 23.
Ken Brisebois	27 February 2009 site visit to Gahcho Kué Project site, Northwest Territories	Section 17 and those portions of the summary, conclusions and recommendations that pertain to these sections.
Alexandra Kozak	No site visit	Sections 13-4 and 16 and those portions of the summary, conclusions and recommendations that pertain to these sections.

Information used to support the Report was derived from the 2003 Technical Report on the Project, and from the reports and documents listed in the References section of this Report.

Information contained in the 2003 Technical Report was superseded by this Report, and should not be relied upon, due to a combination of additional diamond and geotechnical drilling completed since 2003, conceptual open-pit and underground design work, supplementary metallurgical testing, which is discussed in this Report.

2.4

Previous Technical Reports

A Technical Report was previously filed on the Gahcho Kué project, and is entitled:

Thurston, M., (2003): Gahcho Kué, Northwest Territories, Canada, Independent Qualified Person’s Review and Technical Report, Effective Date 16 June, 2003 : Technical Report prepared by AMEC E&C Services Limited for Mountain Province Diamonds Inc.

2.5

Technical Report Sections and Required Items under NI 43-101

Table 2-2 relates the sections as shown in the contents page of this report to the Prescribed Items Contents of Form NI 43-101 F1.

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Table 2-2: Contents Page Headings in Relation to NI 43-101 Prescribed Items—Contents
NI 43-101 Item Number	NI 43-101 Heading	Report Section Number	Report Section Heading
Item 1	Title Page		Cover page of Report
Item 2	Table of Contents		Table of contents
Item 3	Summary	Section 1	Summary
Item 4	Introduction	Section 2	Introduction
Item 5	Reliance on Other Experts	Section 3	Reliance on Other Experts
Item 6	Property Description and Location	Section 4	Property Description and Location
Item 7	Accessibility, Climate, Local Resources, Infrastructure and Physiography	Section 5	Accessibility, Climate, Local Resources, Infrastructure and Physiography
Item 8	History	Section 6	History
Item 9	Geological Setting	Section 7	Geological Setting
Item 10	Deposit Types	Section 8	Deposit Types
Item 11	Mineralization	Section 9	Mineralization
Item 12	Exploration	Section 10	Exploration
Item 13	Drilling	Section 11	Drilling
Item 14	Sampling Method and Approach	Section 12	Sampling Method and Approach
Item 15	Sample Preparation, Analyses and Security	Section 13	Sample Preparation, Analyses and Security
Item 16	Data Verification	Section 14	Data Verification
Item 17	Adjacent Properties	Section 15	Adjacent Properties
Item 18	Mineral Processing and Metallurgical Testing	Section 16	Mineral Processing and Metallurgical Testing
Item 19	Mineral Resource and Mineral Reserve Estimates	Section 17	Mineral Resource and Mineral Reserve Estimates
Item 20	Other Relevant Data and Information	Section 19	Other Relevant Data and Information
Item 21	Interpretation and Conclusions	Section 20	Interpretation and Conclusions
Item 22	Recommendations	Section 21	Recommendations
Item 23	References	Section 22	References
Item 24	Date and Signature Page	Section 23	Date and Signature Page
Item 25	Additional Requirements for Technical Reports on Development Properties and Production Properties	Section 18	Additional Requirements for Technical Reports on Development Properties and Production Properties
Item 26	Illustrations		Incorporated in Report in appropriate Section

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2.6	List of Abbreviations Used In This Report

	Abbreviation	Meaning	Abbreviation	Meaning
	%	percent	HQ	63.5 mm size core inverse distance interpolation; number after indicates the power, eg ID6
	/	per	ID	indicates inverse distance to the 6th power.
	<	less than	INAC	Indian and Northern Affairs Canada
	>	greater than	JV	joint venture
	®	registered name	kg/m3	kilograms per cubic meter
	µm	micrometer (micron)	km	kilometre
	3D	three-dimensional	Km/h	kilometres per hour
	a	annum/ year	km2	square kilometres
	AA	atomic absorption spectroscopy	kPA	kilopascal
	ARD	acid rock drainage	KPU	De Beers Kimberlite Petrology Unit
	avg	average (mean)	kV	kilovolt
	BFA	bench face angle	KV	kriging variance
	C$	Canadian dollar	kVA	kilovolt–ampere
	C.P.G.	Certified Professional Geologist	kW	kilowatt
	Capex	capital expenditure	kWh	kilowatt hour
	CIM	Canadian Institute of Mining, Metallurgy and Petroleum	kWh/t	kilowatt hour/ton
	CMRs	Canada Mining Regulations	LDC	large diameter core
	cpht	carats per hundred (100) metric tonne	LDD	large diameter drill
	cpht	carats per hundred tonnes	LDDH	large diameter drill hole
	cpm[3]	carats per cubic metre	L–G	Lerchs–Grossman
	cps	counts per second	LOM	life-of-mine
	cpt	carats per metric tonne	M	million
	CRM	certified reference material	m	metre
	CROCK	country rock	m3	cubic metre
	ct	carat	m3 /hr	cubic meters per hour
	ct/t	carats per metric tonne	Ma	million years ago
	cv	coefficient of variation	MACA	Department of Municipal and Community Affairs
	DBC–KPU	De Beers Canada Kimberlite Petrology Unit	masl	metres above sea level
	DMS	dense media separation	MBZ	massive brecciated zones
	dmt	dry metric tonne	Mct	million carats
	DTC	Diamond Trading Company	mesh	size based on the number of openings in one inch of screen
	DWT	drop weight tests	Mm	million meters
	E	east	mm	millimetre/millimetres
	EIR	environmental impact review	MPV	Mountain Province Diamonds Inc.
	EIS	environmental impact statement	MRM	Mineral Resource Management
	EM	electromagnetic	Mt	million tonnes
	EOM	end of month	Mt/a	million tonnes per annum
	EOY	end of year	MTP	Main Treatment Plant
	Ep	sharpness of cut for DMS plant	MVEIRB	Mackenzie Valley Environmental
	g/cm3	grams per cubic centimeter		Impact Review Board
	g/dmt	grams per dry metric tonne	MVLWB	Mackenzie Valley Land and Water Board
	g/m3	Grams per cubic meter	MW	megawatts
	Ga	billion years ago	NAD	North American datum
	GEMDL	De Beers Group Exploration Macro-Diamond Laboratory	NE	northeast
	GKJV	Gahcho Kué Joint Venture	NI 43-101	Canadian National Instrument 43-101 “Standards of Disclosure for Mineral Projects”
	GPS	global positioning system	NN	nearest-neighbour
	GSPS	Geological Sample Processing Services	NQ	47.6 mm size core
	GTS	De Beers Group Technical Services	NTNMRs	Northwest Territories and Nunavut Mining Regulations
	ha	hectares	NW	northwest
	HAE	height above ellipsoid
	HK	hypabyssal kimberlite
	HKt	transitional hypabyssal kimberlite
	HP	horsepower
	HPRC	high pressure rolls crushing

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Abbreviation	Meaning
NWT	Northwest Territories
º	degrees
ºC	degrees Celsius
Octacarat	10 -[8] of one carat.
ODS	ore dressing studies
OK	ordinary kriging
Opex	operating expenditure
p	passing
P.Eng.; P.E.	Professional Engineer
P.Geol; P.Geo	Professional Geologist; Professional Geoscientist
PBZ	pulverized brecciated zones
pH	measure of the acidity or alkalinity of a solution
ppb	parts per billion
ppm	parts per million
PQ	85 mm size core
QA/QC	quality assurance and quality control
QP	Qualified Person
RC	reverse circulation
RMR	rock mass rating
ROM	run-of-mine
RQD	rock quality designation
S	south
SEIS	supplemental environmental impact statement
SG	specific gravity
SMU	selective mining unit
spt	stones per tonne
SRM	standard reference material
t	metric tonne
t/a	tonnes per annum (tonnes per year)
t/d	tonnes per day
t/h	tonnes per hour
t/m3	tonnes per cubic metre
ta	index of resistance to abrasion breakage
TK	tuffisitic kimberlite breccia
TKt	transitional tuffisitic kimberlite
TLA	Territorial Lands Act
Topo	topography
UC	uniform conditioning
UHF	ultra-high frequency
US$	United States dollar
USGS	United States Geological Survey
UTM	Universal Transverse Mercator
V	vertical
V	volt
VHF	very high frequency
W	west
WAAS	wide area augmentation system
WCB	Workers’ Compensation Board
WRC	whole rock chemistry
XRD	X-ray diffraction
XRF	X-ray fluorescence spectrometry

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3.0

RELIANCE ON OTHER EXPERTS

The QPs, authors of this Report, state that they are Qualified Persons for those areas as identified in the appropriate QP “Certificate of Qualified Person” attached to this Report. The authors have relied upon information derived from the following reports pertaining to mineral rights, surface rights, and permitting issues.

3.1

Mineral Tenure

AMEC QPs have not independently verified the legal status or ownership of the Project area, the mineral tenure, or underlying property agreements. AMEC has relied upon internal company documents from De Beers Canada for information on the mineral tenure, surface rights, and property agreements in Section 4.3 and 4.4 of the Report as follows:

  De Beers, 2009: Gahcho Kue Leases: unpublished Excel® spreadsheet mineral tenure summary

  De Beers, 2009: Database and Drill Core Review, Tenure and Report List: unpublished email series to AMEC, dated 5 January, 2009.

The portion of Section 4.4 of this Report that pertains to the 2002 joint venture agreement was reviewed by Faskin Martineau, Barristers and Solicitors, legal counsel to De Beers Canada and was found to accurately reflect the participating interests of the joint venture partners as of the effective date of this Report (20 April 2009).

3.2

Diamond Valuations

AMEC has relied on WWW International Diamond Consultants (WWW) for diamond valuation. WWW are recognized international leaders in this field, and are the valuers to the Federal Government of Canada for the Canadian diamond mines in the Northwest Territories. This information was used in support of Section 17 through the following document:

  WWW International Diamond Consultants Ltd., 2008: Valuation of Diamonds from the Gahcho Kue Diamond Project, September 2008, unpublished report prepared for Mountain Province Diamond Inc., November 14, 2008.

AMEC has also relied on De Beers for diamond valuation in support of Section 17 through the following documents:

  Ferreira, J.J. (2008): Mineral Resource Estimation for Gahcho Kué 5034 North And East Lobes. De Beers Canada Inc.

  Ferreira, J.J. (2009): Mineral Resource Assessment Based on Micro-diamond sampling for the Tuzo Kimberlite, Gahcho Kué. De Beers Canada Inc.

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The QPs believe it is appropriate to rely on De Beers valuations, as The Diamond Trading Company is the rough diamond distribution arm of the De Beers Family of Companies and is the world's largest supplier of rough diamonds, handling nearly half of the world's supply by value.

3.3

Diamond Modelling and Prices

AMEC has relied on Mr. Martinus Oosterveld for comparison of the De Beers and WWW diamond valuations, and for modelling of the diamonds and their distribution in support of Section 17 through the following document:

  Oosterveld, M., 2009 (for AMEC): Comparison of De Beers and WWW International Diamond Valuations, unpublished memorandum, November 14, 2008.

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4.0	PROPERTY DESCRIPTION AND LOCATION

4.1	Location

The Gahcho Kué Project is located at the informally-named Kennady Lake, approximately 300 km east-northeast of Yellowknife in the District of Mackenzie, Northwest Territories, Canada, at the approximate latitude 63.26.16N and longitude 109.12.05W (NAD83 Zone 12 coordinates 7035620N, 589735E.

The Project is located 150 km south–southeast of the Diavik and Ekati diamond mines operated by Dia Met Minerals Ltd. and BHP Diamonds Inc. at Lac de Gras, and 80 km east–southeast of the De Beers Snap Lake mine.

The Gahcho Kué Project consists Hearne North and South; 5034 West, Central and NorthEast; 5034 South Pipe; 5034 North Pipe; Wallace; Dunn Sheet and Tesla diamondiferous kimberlite pipes, sheets and dykes. Except for the northernmost part of 5034, the main kimberlite pipes all lie beneath Kennady Lake. Only the 5034, Hearne, and Tuzo pipes are adequately explored to allow estimation of Mineral Resources. A number of other kimberlite occurrences including Dunn Sheet and Wallace were explored, but currently have insufficient data to support Mineral Resource estimation.

4.2

Tenure History

The Gahcho Kué Project was part of a larger group of mining claims, known as the AK Property, which currently consists of four remaining mining leases (Figure 4-1 and Table 4-1). The AK Property was initially staked in 1992 by Inukshuk Capital Corp., and optioned to Mountain Province Mining, Inc. (now Mountain Province Diamonds, Inc – MPV) later the same year.

On staking, the project covered about 520,000 ha, and included the AK and CJ claims. The CJ claims substantially lapsed in November 2001, and the remaining CJ claims lapsed on August 17, 2002, leaving only the AK claims as current.

Additional partners in the AK Property included Camphor Ventures Inc. (Camphor Ventures), and 444965 B.C. Ltd, a subsidiary company of Glenmore Highlands Inc. (Glenmore Highlands). At the time, Glenmore Highlands was a controlling shareholder of Mountain Province Mining Inc. as defined under the Securities Act of British Columbia. The Glenmore Highlands subsidiary amalgamated with MPV in 1997, and Camphor Venture’s interest in the AK Property was acquired by MPV during 2007.

In 1997, Monopros (now De Beers Canada) joint ventured the property. The currently applicable agreements between the partners are summarized in Section 4.4.

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4.3

Mineral Tenure

The Gahcho Kué Project comprises four mining leases, 4199, 4341, 4200, and 4201, covering a total area of 10,353 hectares (Figure 4-1 and Table 4-1). The mining leases are 100% owned by De Beers Canada Inc. who holds them on behalf of the GKJV. The participating interest of each of the GK joint venture parties is governed by the 2002 joint venture agreement, which is registered against the mineral leases (see Section 4.4) .

Annual lease payments, payable to the Receiver General Canada (Northwest Territories, c/o Mining Recorders Office), comprise $1.00 per acre for the duration of the 21-year lease period (note that fees are payable on acres, not hectares, in the NWT and Nunavut). Payments increase to $2.00 per acre if a second 21-year term is granted after application to the Northwest Territories Mining Recorder for the extension. Payments for the leases for 2007 totalled $10,353, and a similar amount is expected for each succeeding year.

All mining leases were legally surveyed by licensed surveyors.

AMEC has reviewed lease documents provided, at cost, by the Northwest Territories Mining Recorders office. Those documents indicate that all of the leases are valid at the effective date of this report and that the expiry dates for the leases are as presented in Table 4-1. AMEC concludes that the leases are valid until the expiry dates in Table 4-1.

Immediately to the south, and continguous with the Project mining leases are three “sliver claims”, mining leases 4732, 4730 and 4731 (Figure 4-1). The leases have a total area of 11.52 acres, and are held in the names of De Beers Canada Inc. (55.5%), Mountain Province Diamonds Inc. (24.5%) and GGL Diamond Corp. (20%).

4.4

Agreements

The Monopros Ltd. Joint Venture Agreement, dated 6 March 1997, was entered into between Monopros Ltd. (Monopros; a wholly-owned Canadian subsidiary of De Beers Consolidated Mines and now known as De Beers Canada Inc.), MPV, and Camphor Ventures. The parties amended the Monopros Ltd. Joint Venture Agreement in 2000, as a result of agreements reached at a meeting on 8 March 2000.

An updated and expanded JV Agreement between De Beers and MPV became effective on 1 January 2002, was signed 24 October 2002, and is still current. This agreement provides that De Beers Canada could earn up to a 55% interest in the project by funding and completing a positive definitive feasibility study. The agreement also provides that De Beers Canada could earn up to a 60% interest in the project by funding development and construction of a commercial-scale mine.

MPV acquired Camphor Ventures’ interest in the joint venture in 2007.

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Table 4-1:

Mineral Tenure Summary

	Tenure	Area	Date	Expiry
Number	Type	(acres)	Granted	Date	Holders and Ownership Percentages
Gahcho Kue Project
4199	Lease	2,607	15-Jul-02	15-Jul-23	De Beers Canada Inc. on behalf of the GKJV. The participating interest of each of the GKJV parties is goverened by the 2002 Joint Venture Agreement which is registered against the mineral claims. Interests in the GKJV are De Beers Canada Inc (51%), Mountain Province Diamonds (49%)
4200	Lease	2,579	15-Jul-02	15-Jul-23	De Beers Canada Inc. on behalf of the GKJV. The participating interest of each of the GKJV parties is goverened by the 2002 Joint Venture Agreement which is registered against the mineral claims. Interests in the GKJV are De Beers Canada Inc (51%), Mountain Province Diamonds (49%)
4201	Lease	2,590	15-Jul-02	15-Jul-23	De Beers Canada Inc. on behalf of the GKJV. The participating interest of each of the GKJV parties is goverened by the 2002 Joint Venture Agreement which is registered against the mineral claims. Interests in the GKJV are De Beers Canada Inc (51%), Mountain Province Diamonds (49%)
4341	Lease	2,577	17-Jul-02	17-Jul-23	De Beers Canada Inc. on behalf of the GKJV. The participating interest of each of the GKJV parties is goverened by the 2002 Joint Venture Agreement which is registered against the mineral claims. Interests in the GKJV are De Beers Canada Inc (51%), Mountain Province Diamonds (49%)
Total		10,353
Sliver Claims
4730	Lease	4.92	1-Apr-05	1-Apr-26	De Beers Canada Inc (55.5%), Mountain Province Diamonds (24.5%)and GGL Diamond Corp (20%)
4731	Lease	5.76	1-Apr-05	1-Apr-26	De Beers Canada Inc (55.5%), Mountain Province Diamonds (24.5%)and GGL Diamond Corp (20%)
4732	Lease	0.84	1-Apr-05	1-Apr-26	De Beers Canada Inc (55.5%), Mountain Province Diamonds (24.5%)and GGL Diamond Corp (20%)
Total		11.52

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A joint venture agreement was signed between De Beers, MPV and GGL Diamond Corporation on 28 February 2006, under which MPV has an interest in the three sliver claims (see Table 4-1). This agreement is still current.

4.5

Surface Rights

Crown lands are lands owned by the federal or provincial governments. Authority for control of these public lands rests with the Crown, hence their name. Crown land and Commissioner’s land are both types of public lands. The Federal Government manages and administers Crown land in Canada. In the Northwest Territories, Indian and Northern Affairs Canada (INAC) is responsible for the majority of Crown land. Commissioner’s land is managed and administered by the Government of the Northwest Territories, and specifically, by the Department of Municipal and Community Affairs (MACA).

Administration of Crown lands, including minerals for the Northwest Territories and Nunavut, is based on the Territorial Lands Act (TLA) and its regulations. The Regulations under the TLA that deal with mineral tenure, leasing and royalties are the Northwest Territories and Nunavut Mining Regulations (NTNMRs), formerly known as the Canada Mining Regulations (CMRs). Under the current NTNMRs, a party may prospect for minerals and stake mineral claims on any Crown lands covered under the TLA, including lands in and around the area of the Mackenzie Valley.

A surface lease is required under the Territorial Lands Act if a project will require the use of Crown land anywhere in the NWT for longer than two years. A surface lease does not convey ownership to the minerals on or under the leased property. Those minerals require a mineral lease (refer to Section 4.3) . The first step to acquire a surface lease is to submit an application for use of Crown land. For activities taking place in the Mackenzie Valley on Crown land, applications are made to the Mackenzie Valley Land and Water Board. The Mackenzie Valley, as defined in the Mackenzie Valley Resource Management Act, includes all of the Northwest Territories, with the exception of the Inuvialuit Settlement Region and the Wood Buffalo National Park.

The Gahcho Kué Project is operated under a Class A Land Use Permit (permit number MV2008C0022, expiry date 22 April 2014) and a Class B Water License (permit number MV2003L2-0005, expiry date 22 April 2014).

Surface rights for construction of a diamond mine, including plant, access roads, airstrip, and accommodation have not been granted. Development of such infrastructure will require the approval of a submitted Environmental Impact Review (EIR), discussed in Section 4.7 of this Report.

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4.6	Permits

4.6.1	Exploration Programs

Exploration programs to date were conducted under the permits obtained from the appropriate authority, including:

Indian and Northern Affairs Canada – Class A Land Use Permit
Indian and Northern Affairs Canada – Type B Water Licence
Workers’ Compensation Board (WCB), Mine Health and Safety – Drilling Authorisation
Indian and Northern Affairs Canada – Quarry Permit
Indian and Northern Affairs Canada – Registration of Fuel Storage Tanks
Prince of Wales Northern Heritage Centre – Archaeology.

4.6.2	Future Development

The Gahcho Kué Project is being reviewed and permitted under the Mackenzie Valley Resource Management Act (the Mackenzie Valley Act). A list of the permits that may be required for project development is presented in Table 4-2.

4.7	Environment

4.7.1	Baseline Studies

Baseline studies were ongoing on the Property since 1995, and are summarized in Table 4-3. Study area boundaries were established for land, water, air, vegetation, wildlife, fisheries and archaeology.

Archaeological sites identified will be protected; no known site is threatened by the proposed development.

4.7.2	Future Development

De Beers, on behalf of GKJV, filed applications with the Mackenzie Valley Land and Water Board (MVLWB) in November 2005 for a Class A Water License (MV2005L20015) and a Type A Land Use Permit (MV2005C0032) to construct a diamond mine at Kennady Lake.

On 1 December 2005, the MVLWB deemed the applications complete and notified the Mackenzie Valley Environmental Impact Review Board (MVEIRB) that it had started a preliminary screening. On 22 December 2005, Environment Canada referred the proposed development to the MVEIRB for an environmental assessment (EA).

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Table 4-2:

Major Regulatory Permits, Licences, and Authorizations Required for the Gahcho Kué Diamond Project (at the effective date of this report, none of these permits were in hand)

Authorization/Permit	Legislation	Agency	Tenure
Planning, Design & Preparation for Environmental Assessment Phase & Environmental Monitoring
Archaeological Research Permit	NWT Archaeological Resources Act	Prince of Wales Northern Heritage Centre, Department of Education, Culture and Employment, GNWT	Annually as needed for archaeological research during any phase that research is deemed necessary.
Wildlife Research Permit	NWT Wildlife Act	Department of Resources, Wildlife and Economic Development, GNWT	Permit will be needed long- term for each phase of mine life for a wildlife monitoring plan. Permits are issued annually.
Scientific Research License	NWT Research Act	Aurora Research Institute	As needed for Socio- economic and Traditional Knowledge field work and investigations. Licences are issued annually.
Scientific Research Permit	NWT Research Act	Aurora Research Institute	As needed for aquatic and wildlife effects monitoring plans. Permits are issued annually.
Fisheries Research License	Fisheries Act	Fisheries and Oceans Canada	As needed for aquatic and wildlife effects monitoring plans. Permits are issued annually.
Construction/Operation/Closure Phase
Land Lease License of Occupation	Territorial Lands Act and Regulations Real Property Act	Indian and Northern Affairs Canada	Long-term licence needed for project life. Maximum 21 year lease for winter access road then renewal to cover final years.
Mining Lease	Territorial Lands Act Canada Mining Regulations	Mineral and Petroleum Resources Directorate, Indian and Northern Affairs Canada	Long-term licence needed for project life. Initially issued for 21 years; renewable for an additional 21 years.
Class A Water License	Mackenzie Valley Resource Management Act Northwest Territories Water Act Northwest Territories Water Regulations	Mackenzie Valley Land and Water Board	Long-term licence needed for project life. Issued in first year of mine for five years; renewable for additional years to cover remaining phases of mine life (Licence tenure in renewals may be variable as dictated by the MVLWB.)
Type A Land Use Permit	Mackenzie Valley Resource Management Act and Mackenzie Valley Land Use Regulations	Mackenzie Valley Land and Water Board	Long-term licence needed for project life. Permit generally issued for five years, possibility for extension to seven years with renewal thereafter.
Quarry Permit	Territorial Lands Act and Territorial Quarrying Regulations	Indian and Northern Affairs Canada	Long-term permit needed for use of quarry. Permit to be issued annually.

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Authorization/Permit	Legislation	Agency	Tenure
Operations & Safety Plan Approval	NWT Mine Health and Safety Act NWT Mine Health and Safety Regulations	GNWT, Chief Inspector, Workers Compensation Board	Long-term approval needed for construction and operation phases of mine (approximately 20 years). Approval is granted at start of mine with annual review thereafter.
Section 35(2) Authorization	Fisheries Act	Fisheries and Oceans Canada, Fish Habitat Management	At each stage of renewal of water license or land use permit, if fish habitat is harmfully altered, disrupted, or destroyed.
Water Intake Authorization	Fisheries Act	Fisheries and Oceans Canada, Fish Habitat Management	Long-term authorization needed for all phases of mine until closure is complete.
Approval for Constructing Works in a Navigable Water	Navigable Waters Protection Act	Fisheries and Oceans Canada, Canadian Coast Guard	Long-term authorization needed for all phases of mine until closure is complete.
Explosives Manufacture Explosives Storage Explosives Handling Magazine Permits Permit to Store Detonators	Explosives Act and Regulations NWT Mine Health and Safety Regulations	Department of Natural Resources Canada GNWT, Chief Inspector, Workers Compensation Board.	Long-term authorization needed for all phases of mine until closure is complete.

Table 4-3:

Baseline Studies Completed at Gahcho Kué

Year	Study
Heritage (archaeological and historic resources)
1996	Heritage overview
1998	Heritage overview of winter construction areas
2000	Heritage overview of winter road
2002	Heritage assessment
2004	Heritage reassessment Gahcho Kué site and winter road route
Socio-Economic
1998	Non-traditional resource use desktop study
2004	Socio-economic baseline desktop study
Air Quality & Noise
2004, 2005	Air quality baseline study; background noise at two sites within Gahcho Kué project area
Climate
1995–2002	Temperature, relative humidity, precipitation, wind speed and direction, net solar radiation; snow density at 15 stations
2003–2005	Added instruments to measure temperature and relative humidity gradient, continued measurements as above
Hydrology
1996	Water levels at 11 stations
1999	Water levels at three automated stations plus periodic discharge
2000	Additional automated station added
2001	Two additional automated stations added
2004	Seven automated stations plus periodic discharge on main drainage and tributaries; surveys in LSA, RSA and winter road route; snow surveys at Gahcho Kué; wind-generated currents on Kennady Lake
Hydrogeology
1996	Seven boreholes with packer tests at 5034, 20 m to 155 m; hydraulic conductivity; geochemistry from kimberlite and granite

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Year	Study
2004	Two deep (>300 m) and several shallow boreholes; hydrogeological flow model and groundwater chemistry
Acid Rock Drainage/Metal Leaching
1999	Petrography from one core
2002	Survey level geochemistry program 5034 and Hearne
2004	Fill-in level Acid-Base Accounting (ABA)/ML and selected humidity cell and column tests
Water Quality
1995 – 1997	Baseline water quality over the site; spring–summer–fall
1998 – 1999	Kennady Lake and reference water bodies; temperature and dissolved oxygen added
2001	Continuation of 1999 program plus sediment sampling
Aquatics
1996 – 2001	Baseline aquatic surveys: fish, benthos, plankton, habitat Kennady Lake and reference lake
2001	Baseline limnological survey
2004	Fish surveys: late winter, spring, summer, fall; tagging and radio tagging for migration; DO measurements; limnology of small lakes; stream habitat surveys
Terrain, Geology & Soils
1996	Overburden geotechnical study
1997	Ground thermal regime
1998	As part of vegetation and habitat survey at Kennady Lake
1999	Geology of Hearne North and South; altered granodiorite; seismic survey;
2000	Alkaline rock drainage potential; baseline studies
2004	LSA and RSA surveys including Gahcho Kué and winter road route
Vegetation & Biodiversity
1996	Environmental baseline study
1998	Vegetation and habitat survey, Ecological Land Classification (ELC) mapping
2000	Environmental baseline study
2004	Local study area (LSA) and regional study area (RSA) surveys including Gahcho Kué and winter road route; rare plant survey
Wildlife & Habitat
1998	Baseline wildlife survey; overview habitat survey
1999	Caribou count at Kennady Lake; esker wildlife study
2000	Environmental baseline survey
2001	Baseline wildlife survey
2002	Waterfowl and breeding bird surveys; spring and fall caribou surveys
2004–2005	Baseline surveys spring, summer, fall; late winter track count; aerial and esker surveys; upland breeding birds; raptors; waterfowl breeding and nesting; wolverine, grizzly bear population counts

The MVEIRB initiated the EA on 4 January 2006. On 12 June 2006, the MVEIRB concluded that the proposed Project would likely cause significant public concern and ordered that the GKJV conduct an Environmental Impact Review (EIR) for the proposed development pursuant to the Act. The MVEIRB issued its “Reasons for Decision and Report of Environmental Assessment for the De Beers Gahcho Kué Diamond Mine, Kennady Lake, NWT” on 28 June 2006.

On 28 July 2006, GKJV requested that the NWT Supreme Court conduct a judicial review on the MVEIRB’s decision. The Supreme Court heard the application on 22 November 2006 and upheld the MVEIRB’s decision for an EIR process on 2 April 2007. The MVEIRB notified potential parties and the public of the continuation of the EIR process on 20 April 2007.

In May 2007, the MVEIRB released the draft Terms of Reference for the Environmental Impact Statement (EIS) and appointed the Gahcho Kué Environmental Impact Review Panel (the

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Gahcho Kué Panel). The Gahcho Kué Panel is an independent body consisting of seven members. It is responsible for assessing the potential impacts of the proposed Project. A final Terms of Reference for the EIS was released on 5 October 2007.

EIS preparation is currently on hold, and may be filed during the latter part of 2009. When the GKVJ files the EIS, the Gahcho Kué Panel will assess the proposed Project using the EIS and other relevant information. The Gahcho Kué Panel will conduct a conformity check of the EIS to determine if the Terms of Reference were met. It will then initiate a technical review; issue and process information requests; review the public registry; conduct technical and public hearings if necessary; and prepare a Report of the Gahcho Kué Panel.

The Gahcho Kué Panel’s report will make a recommendation whether the Minister of Indian and Northern Affairs should approve the proposed development and if so under what conditions (with or without mitigation or remedial measures or a follow up program) or whether the proposed development should be rejected. The Minister will then distribute the Gahcho Kué Panel’s report to every responsible minister for consideration. Upon consideration, the ministers may issue a decision on whether the proposed development will proceed to permitting, and if so, under what conditions.

Should the Gahcho Kué Panel recommend approval at the completion of the environmental impact review process, the Project will enter a second licensing phase. GKJV will then make applications for the many licenses, permits, and authorizations that fall under federal and territorial jurisdictions (see Table 4-2). The Project will require permits for long-term land tenure through a land lease. GKJV will return to the MVLWB to re-activate the application for the Class ‘A’ Land Use Permit and the Class ‘A’ Water License.

4.7.3

Rehabilitation

GKJV estimates that rehabilitation costs associated with dismantling the current camp infrastructure, remediation of waste and drill cutting containment bunds, and areas that were subject to exploration and drilling programs, are approximately $12 M.

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5.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

5.1	Accessibility

The Gahcho Kué Project occurs at the informally-named Kennady Lake (NTS map sheet 75N/6), 20 km north of tree line with no permanent road access. Access to the Project is by float-equipped planes during summer months and ski- or wheel-equipped planes in winter. During winter, larger aircraft such as the Dash-7 and Super Hercules L100 Transport can operate from an artificially-thickened ice landing strip on Kennady Lake.

Helicopter pads are located within the base camp to support drilling and logistical operations. During the short ‘shoulder seasons’, access to the property is via a 1,000 ft long runway established on an esker at Kirk Lake Camp located approximately 26 km north of Gahcho Kué; Passengers and supplies are transferred to the site by helicopter.

During winter, a permitted 120 km winter ice road connecting the Project with the main Tibbit Lake to Contwoyto Lake winter road is built, if required, by Nuna Logistics. The winter ice road supports shipment of fuel, heavy equipment, construction materials and bulk samples. The main winter ice road connects Yellowknife to the Lupin, Ekati, and Diavik mines from February to April each year to the extent that weather allows. The road is operated under a Licence of Occupation by the Joint Venture Partners who operate the Ekati and Diavik mines.

5.2

Climate

As the Gahcho Kué Project is located 230 km south of the Arctic Circle, the climate is extreme and semi-arid. Temperatures range from -45°C to +25°C over a twelve-month period. Winter normally lasts from November to May and has average temperatures of about -20°C. Summer temperatures prevail from early July to mid-September, and average about 18°C. Freeze-up and ice break-up occur in November and June, respectively. Table 5-1 summarizes key climate data reported from site. Activities are possible on-site year-round.

Daylight hours range from near zero in mid winter (Winter Solstice) to effectively 24 hours (Summer Solstice). The spring and fall equinox occur in March and September respectively, marking the period when length of daylight and darkness are equal.

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Table 5-1:

Key Climate Data

Item
January (2.5% minimum incidence of occurrence)	-45°C
July (2.5% maximum incidence of occurrence)	+25°C dry bulb/+16°C wet bulb
Maximum recorded temperature	+31°C
Minimum recorded temperature	-54°C
Mean temperature	-9.6°C
Barometric pressure	95.87 kPa
Maximum wind speed	110 km/h
Average prevailing wind speed	12 km/h
Prevailing wind direction	East
Wind speed for infiltration	48 km/h

5.3	Local Resources and Infrastructure

5.3.1	Local Resources

Social and economic baseline studies were conducted. Workforce for the proposed Project would be sourced from the local area and from NWT regional centres.

5.3.2	Infrastructure

Camp

A 124-person exploration camp was erected on the shore of Kennady Lake near the southeast edge of the postulated future limits of the 5034 pit. Living quarters are a mixture of four-person soft-shell cabins and skid-mounted dorm units, clustered with other detached buildings, including kitchen and dining room; recreation building; office building; core storage; men’s and women’s dry; waterless toilet system; fuel storage; shops; and warehouses. The camp is currently on care-and-maintenance.

Transport

Regular shipments of consumables and materials can occur over an annual winter road and, for year-round access and deliveries, by aircraft.

Power

There is currently no local electrical grid or power plant for power supply to site. Power generation for any planned mining operation is likely to be produced by an on-site diesel generation plant.

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Communications

Current site communications comprise a satellite phone and internet connection.

5.3.3	Water

Process water for any planned mining operation may be obtained from open-pit water collection, recycling of process water, water management ponds and from re-treatment of water from waste piles. Hydrogeological studies are required to confirm whether there is adequate process water from these sources.

Kennady Lake is the current source of potable water.

5.4	Physiography

The Gahcho Kué project lies on the edge of the continuous permafrost zone in an area known as the “barren lands”, which are characterized by heath and tundra, with occasional knolls, bedrock outcrops, and localized surface depressions interspersed with lakes.

Thin, discontinuous covers of organic and mineral soil and glacial till deposits overlie bedrock, which occurs typically within a few metres of surface. Some small stands of stunted spruce occur in the area.

There are myriad lakes in the area. Kennady Lake, under which the kimberlite pipes lie, is a local headwater lake with a minimal catchment area, very pure water, and relatively low potential for aquatic life.

5.5

Flora and Fauna

Baseline studies of fisheries and aquatic resources of the Gahcho Kué/Kennady Lake area were conducted between 1996 and 2007. These included bathymetric surveys, shoreline, shoal, and tributary habitat assessments, sediment toxicity sampling, and limnology surveys, as well as studies to characterize the periphyton, phytoplankton, zooplankton, benthic invertebrates, and fish communities in the Kennady Lake area.

Systematic wildlife field studies were conducted for the Gahcho Kué project from 1999 to 2007. Habitat in the Gahcho Kué area represents a transition between the taiga coniferous forest and the treeless landscape of the tundra. Fauna includes red fox, arctic fox, sic sic, grizzly bear, wolf and caribou (during annual migration), ptarmigan, abundant migratory bird life in summer, and clouds of mosquitoes and black flies during the height of the summer months (mid-June to mid-August).

Vegetation in the area is characteristic of low arctic tundra. Shrubs of willow and birch occur in drainages, and in some areas may reach over 2 m in height. Heath tundra covers most upland

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areas. Conifer stands occur in patchy distribution north of the tree line in lowland, sheltered areas, and riparian habitats, and are found as far north as Kirk Lake.

5.6

Seismicity

A seismic hazard evaluation of the Project area was performed to determine the potential effects of seismic loading on the dykes and plant facilities. No major earthquake is known to have occurred in the past century in the vicinity of the Project. The largest in magnitude, and the closest-known earthquake event, occurred more than 1,000 km west of the site. There was no significant seismic activity recorded within 500 km radius of the site.

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6.0

HISTORY

There is no recorded exploration prior to 1992 for diamonds, base or precious metals in the area covered by the AK Property claims.

Inukshuk Capital Corp. (Inukshuk) staked the property in 1992, and Mountain Province Mining Inc. (MPV) joint ventured into the area later that year. Exploration by Mountain Province Mining Inc., as operator, and Canamera Geological Ltd. (Canamera), during 1992–1993 consisted of an airborne geophysical survey and sediment sampling. The 5034 kimberlite was discovered in 1995 in the southern portion of the AK Property.

In 1997, following a due diligence assessment, Monopros Ltd. (now De Beers Canada Inc.) entered into a joint venture in the project. Three additional kimberlites were discovered during the 1997 exploration period: Tesla in May 1997 and Tuzo and Hearne in August 1997. Tesla, Tuzo, Hearne, and 5034 form the main Gahcho Kué kimberlite cluster. The Kelvin and Faraday kimberlites, located about 7 km to 12 km northeast of the Gahcho Kué cluster, and the Dunn Sheet anomaly, 250 m west of the 5034 and Tuzo kimberlites, and Wallace, 200 m south of 5034, were subsequently identified and outlined as a series of narrow kimberlite dykes and stringers.

Exploration and development work undertaken during 1997–2008 has included:

  sediment sampling, including glacial till, sediment and outcrop sampling geological mapping

  airborne electromagnetic (EM) and ground geophysical surveys core drilling, including large diameter core mini-bulk sampling reverse circulation drilling, including mini-bulk and bulk sampling programs utilizing reverse- flood air-lift assist large diameter drill rigs geotechnical, hydrogeology and civil engineering drilling

  micro- and macro-diamond sample processing and analysis

  diamond valuation and diamond breakage analysis

  bulk density determinations

  ore dressing studies

  construction of geological and micro-diamond grade models and Mineral Resource block models construction of density, geotechnical, and volume models

  conceptual mine plans

  conceptual process plant design.

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A first-time Mineral Resource estimate was completed in 2003 to support a conceptual desktop study of the potential of these pipes. The study included Inferred Mineral Resources, considered too speculative geologically to have economic considerations applied to them. The study evaluated a conceptual open pit mining operation, using conventional truck and shovel equipment. A diamond recovery plant with a diamond recovery efficiency of not less than 98% by weight of free diamonds larger than the bottom cut-off size of 1.5 mm was designed, using established De Beers’ diamond value management principles. The study indicated that the net present value and internal rate of return were likely to be positive and supported continuing exploration and evaluation work.

Information in this Report supersedes the 2003 Technical Report. The new information is a combination of additional diamond and geotechnical drilling completed since 2003, conceptual open pit and underground design work, supplementary metallurgical testing and optimization studies.

From 2003 to 2008, a number of additional desktop studies were completed that consider aspects of conceptual mining studies. These have comprised conceptual mining and processing considerations, evaluation of different potential input factors and assumptions, and alternatives to and variations and iterations within such plans, including:

  changes to Mineral Resource estimation methodologies and strategies changes to dilution and reconciliation strategies

  changes to diamond prices

  changes in allocations of planned drilling, or drilling locations changes to deposit sequencing

  changes to production rates

  changes in mining equipment strategies

  alternate pit configurations, including laybacks or pit wall slope changes changes to geotechnical or hydrological assumptions

  changes in short-term production

  proposed mill design throughput reviews and potential mill modifications process flowsheet development and flowsheet modifications

  stockpile throughput, allocations, and planned depletion rates review of different cash flow scenarios

  changes to allocations of capital expenditures to different years within conceptual mine plans modifications to sustaining capital and operating cost assumptions within conceptual mine plans

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  changes to accounting and taxation assumptions in conceptual mine plans.

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7.0	GEOLOGICAL SETTING

7.1	Regional Geology

The Gahcho Kué kimberlite cluster occurs in the southeast Slave Craton, a small Achaean nucleus within the North American Craton (Figure 7-1), which contains rocks ranging in age from 4.05 Ga to 2.55 Ga (Bleeker et al., 1999). The oldest rocks of the Slave Craton are small remnants of felsic granites and gneisses (2.8 Ga to 3.2 Ga; Beals, 1994), and the Acasta Gneisses (3.6 to 4.0 Ga; Bowring et al., 1989) located in the western part of the craton. Several supracrustal series (metasedimentary rocks with less common metavolcanic rocks) crop out in the central and eastern parts of the Slave Craton, forming the Yellowknife Supergroup (circa 2.7 Ga). The Yellowknife Supergroup is intruded by an extensive series of pre- to post-deformational (2.69 to 2.60 Ga) felsic plutons.

The eastern portions of the Slave Craton are Late Achaean island-arc complexes (magmatic arcs and accretionary prisms) accreted to the margin of an older continental fragment to the west (Griffin et al., 1999).

Several swarms of Early-Mid Proterozoic (2.0 -2.3 Ga; see LeCheminant et al., 1995) basaltic dykes occur in the Lac de Gras area. A suggest source for the Lac de Gras dyke swarm is beneath the Kilohigok Basin. The north–northwest trending Mackenzie dyke swarm (1.27 Ga; LeCheminant and Heaman, 1989) extends over 2,300 km from a focus, interpreted as a plume head (Fahrig, 1987), and located west of Victoria Island.

The kimberlite intrusions are of Cambrian age (approximately 540 Ma).

7.2	Project Geology

7.2.1	Basement

Basement lithologies mapped from limited areas of outcrop in a 16 km2 area surrounding the Gahcho Kué cluster include granite, granitic gneiss, minor granodiorite, and diorite that have undergone regional amphibolite-facies metamorphism retrograded to greenschist facies (Baker, 1998). The most common rock type, granite, varies from a medium-coarse grained, equigranular facies to highly foliated granitic gneiss.

Granitic pegmatite dykes intrude all of the identified rock types.

Two distinct northwest to north–northwest-trending, linear, magnetic highs in the eastern quadrant are interpreted to be part of the regional Mackenzie diabase dyke swarm. Two east– northeast-trending diabase dykes were identified from linear aerial photo-features occurring south of Kennady Lake and proximal to the Tesla kimberlite. These dykes can be traced in outcrop but do not have strong magnetic expression. They are considered to belong to the Mallay dyke swarm by Baker (1998) and to predate the interpreted Mackenzie dykes.

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7.2.2	Quaternary

The Gahcho Kué area was glaciated repeatedly during the Pleistocene Epoch, most recently by the Laurentian ice sheet. The Laurentian ice sheet began to recede 18,000 years ago, and the ice front retreated past the Gahcho Kué project area between 9,000 and 9,500 years ago (Dyke and Prest, 1987). However, there is no stratigraphic evidence that represents deposits from previous glaciations; the Quaternary geology of the Gahcho Kué area appears to be related only to the last glacial event, the Wisconsinian glaciation (Hardy, 1997). Glacial-related sedimentation is quite thin, with only scarce patches of till blanket and large fluvioglacial outwash fans (Hardy, 1997).

Till veneer, till blanket, and outwash sediments characterize the Quaternary deposits in the Gahcho Kué area. The areas of till blanket contain abundant mud boils and no bedrock exposure. Areas of level sands and reworked till are classified as outwash sediments. Till veneer and till blanket cover most of the area except for small areas to the east of the campsite; outwash sediments occur west of Kennady Lake. Outwash sediments and a large esker that extends along a portion of the southern edge of the mapped area dominate the area south of Kennady Lake.

The stratigraphic record overlying the till is younger than the last glaciation and is composed mainly of pro-glacial sediments (glaciofluvial and glaciolacustrine deposits). As the Gahcho Kué area occurs over a relatively flat terrain, many swamps, ponds, and peat deposits are present (Hardy, 1997).

7.2.3	Structural Setting

Granite–gneiss terrane intruded by a series of dykes (Figure 7-2) characterizes the Gahcho Kué area. There are several granitic intrusions surrounded predominantly by gneisses; the gneisses display a clear structural pattern of being metamorphosed by the granitic intrusions. Along the eastern edge of the area, a marked geological boundary is interpreted to represent contact with meta-sediments that extend eastwards. The central portion is a structurally complex zone of folding and possible shears.

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There are several groups of demagnetized lineaments with weak, negative magnetic expression; these demagnetized lineaments could be dykes or demagnetized country rock resulting from dyke intrusion or faulting. They are grouped as:

  a regular, pervasive northeast-trending set

  a regular, pervasive northwest-trending set

  an east–west-trending set in the south of the area.

The 5034, Hearne, Tuzo, and Tesla kimberlites all occur at the eastern edge of an interpreted south-closing fold-nose that has developed a radial fold-nose cleavage. The apparent south-closing

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 fold is interpreted to open to the north–northeast; the dip direction is not known. The core of the fold is composed of granite and minor granodiorite. Northeast-trending axial-planar foliation associated with the fold is developed in gneiss.

7.3	Kimberlite Geology

7.3.1	Kimberlite Types

Tuffisitic Kimberlite Breccia (TK)

Tuffisitic kimberlite (TK) is olive green to light brown in colour. These rocks are relatively soft and can swell on contact with water because of the presence of hygroscopic clay minerals. The TK drill cores are characterized by matrix-supported magmaclastic breccia textures. Common fresh, typically pink-coloured, granitoid xenoliths vary in abundance from 30% to 95% and are as large as 5 m. Xenocrysts of country rock are common and are often shard-like in shape. TK contains two generations of olivine present as macrocrysts and phenocrysts, which are completely pseudomorphed by serpentine. Pelletal lapilli are common; these typically consist of thin selvages of kimberlite, which rim most of the olivines, xenoliths and xenocrysts. Altered groundmass minerals can be identified within the selvages. The matrix between the pelletal lapilli consists of common serpentine and clays. Primary carbonate is not present. In thin section, microlites, which include clinopyroxene, are common. Mantle xenoliths are extremely difficult to identify within the core due to alteration.

Transitional Tuffisitic Kimberlite (TKt)

Rocks classified as transitional tuffisitic kimberlite (TKt) are broadly similar to TK but are more competent and darker in colour. The TKt rocks have a uniform olivine distribution but the breccia matrix displays inhomogeneous textures dominated by magmaclastic textures or pelletal lapilli. In thin section, clinopyroxene microlites are present; however, they are slightly coarser grained than those within the TK rocks. These TK-like areas are closely intermixed with less common small patches that possess magmatic textures. Country-rock xenoliths are less common in TKt than in TK and show greater reaction to the host kimberlite. Xenoliths often have a green colour and are more difficult to distinguish within the kimberlite matrix. Olivine macrocrysts and phenocrysts are completely altered to serpentine.

Transitional Hypabyssal Kimberlite (HKt)

Rocks classified as transitional hypabyssal kimberlite (HKt) are broadly similar to the HK rocks but are characterized by inhomogeneous textures dominated by a magmatic groundmass with less common patches of magmaclastic kimberlite. These rocks are dark in colour and competent. The granitoid xenoliths show a degree of reaction with the host kimberlite that is intermediate between HK and TKt and are typically dark green to black in colour. Olivine macrocrysts and phenocrysts are completely pseudomorphed by serpentine. Groundmass minerals include phlogopite, spinel, carbonate, serpentine and perovskite. In thin section,

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clinopyroxene is common within the groundmass and is much coarser grained than the microlites present within TK and TKt rocks. Such clinopyroxene is absent within HK.

Hypabyssal Kimberlite (HK)

Hypabyssal kimberlite (HK) is mainly fresh, competent, black to dark green, and characterized by uniform macrocrystic textures. The rocks are composed of two generations of olivine consisting of anhedral, medium-grained, often fresh, olivine macrocrysts, and smaller subhedral to euhedral olivine phenocrysts. The well-crystallised groundmass consists of monticellite, phlogopite, spinel, primary carbonate, serpentine, and perovskite. Mantle xenocrysts, in addition to olivine macrocrysts, include rare garnet and clinopyroxene. Ilmenite is not present. Rare mantle xenoliths consist of garnet lherzolites and eclogites. Country-rock xenoliths are predominantly granitoids exhibiting extensive reaction to the host kimberlite, and these xenoliths range in colour from black to white. In areas where significant digestion of granitic country rock xenoliths has occurred, the groundmass is characterised by common phlogopite and/or clinopyroxene reflected in a patchy colouration of the rocks.

7.3.2	Country Rocks

The country-rock contacts along the margins of the pipes are generally variable and broadly correlate with the textural variety of kimberlite present within the pipes. The country-rock contacts can be grouped broadly into five main types based on geology (2005 Desktop Study Report):

sharp contact zones
brecciated contact zones
chemically-altered contact zones
chemically-altered and disaggregated contact zones
thermally metamorphosed contact zones.

Sharp Contact Zones

Present between kimberlite and country rock, these are characterized by minimal broken cores or altered country rock surrounding the pipe. Sharp contacts are associated with all textural varieties of kimberlite present within the pipes.

Brecciated Contact Zones

Brecciated contact zones are characterized by fractured country rocks that do not contain any kimberlitic component. The variable fragment sizes and shapes range between 0.5 mm to 15 cm. In general, the brecciated zones can be subdivided into two main groups: massive brecciated zones (MBZ) and pulverized brecciated zones (PBZ).

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MBZ consists of coarser fragments typically greater than 2 cm in diameter. These zones are often associated with pre-existing joints. The fragments within these zones are typically loose and have not been cemented. The distribution and extent of these broken zones is highly variable and generally increases in intensity as the pipe contact is approached. However, at a distance from the pipe contact, there are contacts without brecciated zones directly adjacent to contacts with brecciated zones. This apparent haphazard distribution of the brecciated zones may be related to the interconnectedness of the country rock joints. The broken country-rock fragments can often be fitted back together, with no evidence of particle movement.

PBZ consists of a mixture of larger particles 2 cm to 15 cm in diameter with a matrix composed of finely pulverized country rock < 2 mm in diameter. These breccias are typically cemented. The PBZ can be either clast or matrix supported, and there is often evidence of particle movement. The proportion of fine pulverized material present within these zones is highly variable. Often the larger fragments contain smooth edges and show slight alteration or bleaching along the margins. The PBZ zones are not as common as the MBZ. These breccia zones are interpreted by GKJV to be related to pre-conditioning processes in the early emplacement of the kimberlite. Once the kimberlite has breached the surface, it is thought that the subsequent explosion and violent degassing of the magma column likely incorporated the weak brecciated zones into the pipe. Large xenoliths of this material are present within the Tuzo pipe.

Chemically-altered Contact Zones

These are characterized by typically minor (< 5 cm) zones of alteration along joint surfaces without significant disaggregation. The intensity of this alteration is variable; however, this decreases in intensity with increasing distance from the pipe contact. Chemically-altered contact zones are most often developed in areas around HK. These zones can also contain brecciated country rock. The altered zones typically are pale yellow in contrast to the pink granitoids. These areas can be porous due to the removal of quartz.

Chemically-altered and Disaggregated Contact Zones

These zones are considerably weaker and more extensive than the chemically-altered contact zones where present. These areas are characterized by typically extensive chemical alteration that, in extreme cases, can result in extensive disaggregation of the country rock. These zones are also characterized by minor brecciation, but without evidence of transport or cementation. This type of contact zone is most extensively developed in areas around HK and, in particular, within the granite cap over the 5034 North lobe. The most extensive zones are present over the thicker intersections of kimberlite. The altered zones consist of a brittle core that appears bleached (particularly along joints). Feldspars are typically orange in appearance and in thin section appear sericitized. Chlorite and dolomite can be present along joint surfaces.

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Thermally Metamorphosed Contact Zones

These zones are only associated with hot contacts related to HK, and are typically less than 50 cm wide. Weakest adjacent to the kimberlite, the country rock displays less reaction to the intruding kimberlite with increasing distance from the contact. The country rock within these zones is often grey or white in colour in contrast to the typically pink granitoids, and can contain significant green serpentine as well as carbonate veins.

7.3.3	Country-Rock Xenoliths

Country-rock xenoliths within the Gahcho Kué kimberlite pipes are dominated by granitoid xenoliths with lesser diabase, gneiss, and rare volcanic rocks. No sedimentary-rock xenoliths are present. Xenolith contents of the kimberlites are variable, particularly in the TK units. For logging purposes, the following terms are used to indicate xenolith abundance:

K: < 15% (not a breccia)
KB: 15% to 50% (breccia)
KBB: 50% to 75% (breccia)
KBBB: >75% (breccia)
KmB: >15% xenoliths 5 mm to 10 mm (microbreccia)
K = kimberlite
B = breccia
M = micro- breccia.

7.3.4	Gahcho Kué Kimberlites

The main Gahcho Kué kimberlite cluster comprises four pipes; the Hearne, 5034, Tuzo, and Tesla bodies. The Hearne pipe, most of the 5034 pipe, and the Tuzo and Tesla pipes occur under Kennady Lake (see Figure 2-2), which has an average depth of 8 m. The kimberlites may represent the oldest known occurrences of kimberlite on the Slave Craton. The 5034 kimberlite was Rb–Sr isotopically dated (phlogopite) as Middle Cambrian (542.2±2.6 Ma: Heaman et al. 2003). Hetman et al. (2004) suggest similar ages for the Tuzo, Tesla and Hearne kimberlites based on Ar40–Ar39 dates on phlogopite that are 542±6, 531±6 and 534±11 Ma, respectively.

Gahcho Kué kimberlites are overlain by varying thickness of glacial boulder outwash and lake sediments (averaging 10 m thick), and have a combined water and sediment cover as much as 25 m thick.

The pipes are steep-sided and were formed by the intrusion of several distinct phases of kimberlite in which the textures vary from HK to diatreme-facies TK. TK displays many diagnostic features including: abundant unaltered country rock xenoliths, pelletal lapilli, serpentinized olivines and a matrix composed of microlitic phlogopite and serpentine without carbonate. HK contains common fresh olivine set in a groundmass composed of monticellite,

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phlogopite, perovskite, serpentine and carbonate. A number of separate phases of kimberlite display a magmatic textural gradation from TK to HK, which are characterized by a decrease in the proportion of pelletal lapilli and country rock xenoliths, and an increase in groundmass crystallinity, proportion of fresh olivine, and the degree of xenolith digestion (Hetman et al. 2004). Characteristics of each pipe are summarized in Table 7-1.

Table 7-1:

Characteristics of Gahcho Kué Kimberlites

Pipe	Characteristics
Hearne	Transitional diatreme and hypabyssal root zone
5034	Irregular hypabyssal root zone
Tesla	Transitional diatreme and hypabyssal root zone
Tuzo	Deeper part of less complex diatreme zone

General pipe dimensions are shown in Figure 7-3.

7.3.5	Hearne Kimberlite

Two bodies comprise the Hearne kimberlite, Hearne South and Hearne North (Figure 7-4). The bodies have smooth, steep-sided walls, and cover an area of about 1.5 ha. Hearne South is a roughly circular pipe, whereas Hearne North is a narrow, elongate pipe trending north–south. The pipes may join at depth. The width of country rock between the two bodies varies from a minimum of approximately 20 m at the sub-crop to approximately 70 m at depth. Hearne North measures a maximum of 250 m x 50 m north–south. Hearne South has a dimension of about 80 m x 90 m at surface. Hearne South is dominantly infilled with TK, and Hearne North is infilled with approximately equal amounts of HK and TK.

The present pipe geological model for Hearne South extends to 225 masl; there is no drill information below this level. At Hearne North, the pipe narrows to less than 10 m wide in the centre of the body at approximately 130 m below lake-surface. There is also evidence at the north and south ends of the body that the pipe extends below 115 masl.

7.3.6	5034 Kimberlite

The 5034 kimberlite is a highly irregularly-shaped pipe and dyke complex, which is comparable to kimberlite root zones elsewhere and has a surface area of approximately 2.1 ha (West, Centre and East Lobe; Figure 7-5).

The 5034 kimberlite is modelled as a semi-continuous occurrence composed of five discrete kimberlite bodies, three of which are modelled as joined at the subcrop to form one main continuous body, with two small outlying satellite pipes (Figure 7-6).

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The five modelled kimberlite bodies are referred to as follows:

  5034 South Pipe (that occurs along an interpreted dyke, the “Southwest Corridor”, that is also modelled incorporating the Wallace and TKBBB drill core intersections)

  5034 “main” West Lobe

  5034 “main” Centre Lobe

  5034 “main” North-East Lobe (i.e. East Lobe and North Lobe)

  5034 North Pipe.

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The main part of the 5034 occurrence that reaches the surface occurs under Kennady Lake and can be divided into three lobes: West, Centre, and East. These three lobes are joined at the surface, but separate at depth. The Centre and East Lobes are modelled separately at shallow depth, but rejoin at greater depth producing what appears to be a window of granite within the kimberlite. The East and North Lobes are joined at depth, geologically continuous, and are collectively referred to as the North-East Lobe. The surface measurements of the three lobes of the 5034 main pipe are approximately as follows:

  West Lobe – 125 m x 45 m

  Centre Lobe – 125 m x 80 m

  East Lobe – 85 m x 65 m.

The northern portion of the 5034 North-East lobe, the North Lobe, is blind, and occurs under 60 m to 90 m of country-rock cap. Approximately half of this northern lobe lies below the lake bed and half beneath the main peninsula. The blind northern portion of the 5034 North-East Lobe measures 240 m long and varies from approximately 20 to 50 m wide, averaging 30 m wide. A combined internal geology model is developed for the 5034 North-East Lobes. There are four major kimberlite types, three of which occur across both lobes (refer to Figure 7-6).

The modelled 5034 kimberlite occurrence includes two small satellite intrusions, the 5034 South Pipe and the 5034 North Pipe, which are modelled separately from the main 5034 body due to very limited information on these bodies.

Some areas of the 5034 pipe contacts remain poorly defined; the current 5034 kimberlite model incorporates the South Pipe along an interpreted dyke informally termed the “Southwest Corridor”, extending southwest from the West Lobe (refer to Figure 7-6). The 5034 South Pipe extends as deep as 305 masl, the maximum depth of the available information. The 5034 South Pipe and the 5034 West Lobe appear to be connected by a complex breccia (“TKBBB”). Interpretation of drilling data suggests connectivity between the western Wallace kimberlite occurrence, the 5034 South Pipe and the main West Lobe along the main trend of the 5034 deposit. The modelled “Southwest Corridor” extension of the 5034 kimberlite measures as much as 330 m long and varies from approximately 5 m to 40 m in width.

Based on petrographic observations and whole-rock geochemical data, a systematic arrangement of lithofacies types was recognized. HK textured kimberlites are located in deeper levels of the pipe, followed by transitional textured kimberlites (HKt and TKt) until fragmental textured kimberlites (TK) dominate in the uppermost portions of the pipe. TK and TKt textured kimberlite are present in the West and North-East Lobes. The Centre Lobe is dominated by HK.

Four main textural kimberlite units are identified in the 5034 North Lobe: TK, TKt, HKt, and HK (Kryvoshlyk, 2006). The spatial distribution of those rock varieties creates an antiformal structure located approximately in the geographical centre of the lobe. The most important rock types in the North Lobe are HK and HKt, which are present in the deeper levels of the lobe and

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comprise the saddle of the antiform. TK and TKt rock types are mainly present in the shallow levels of the flanks in the North and South of the antiform and are overlying the HK units. A specific unit, the so called “Orange Marker”, is identified in thin sections throughout the North Lobe. A selected suite of kimberlite rocks from the East and North Lobe were examined, and the samples were concluded to show well developed petrological similarities suggesting a close genetic relationship of the two lobes (Kryvoshlyk, 2007).

Kryvoshlyk (2008) showed that the North-East and West Lobes have an overall layered internal structure, comprising gradual kimberlite textural  changes from coherent HK at depth to fragmental TK at shallower levels. Transitional rocks in between these end member coherent or fragmental rocks are either called HKt or TKt, depending on their textural association. In contrast to the layered structure of most lobes, the Centre Lobe is composed exclusively of HK, which could not be subdivided with available petrological or geochemical data despite the variable diamond counts in this Lobe. The HK found in all four lobes is geochemically and petrologically similar, suggesting a close genetic relationship between all four lobes.

Kryvoshlyk (2008) concluded that the quality of the geological model is strongly dependent on the data density (drill core and reference samples) and on sample collection protocols. The highest data density is present in North-East Lobe, which results in a relatively high-confidence model. The West and Centre Lobes have a lower data density (both with respect to drill density and number of reference samples) and rather poor sample control (difficulties connecting micro-diamond and heavy mineral samples with geology). It is therefore not possible to produce a high-confidence geological model for West Lobe or to explain the diamond data variability in Centre Lobe without additional data. The Centre Lobe is composed almost entirely of HK, and minor HKt. With the dataset available in 2008, the HK rock types are petrographically and geochemically indistinguishable; thus Kryvoshlyk (2008) recommended that they be modelled as one unit. The West Lobe is to some extent similar to the North-East Lobe in that the sequence HK–HKt–TKt is present, and these rocks are petrologically similar. The West Lobe is divided into three petrological units, a Main Lower HK unit, a Main Upper HKt unit, and a Secondary Upper TKt unit; however, significant uncertainty is associated with the contacts between those units, and the resource model considers the pipe to be undifferentiated kimberlite.

7.3.7

Tuzo Kimberlite

Seghedi and Maicher (2007) presented new petrographical, geochemical and micro-diamond data for Tuzo pipe with the purpose of developing a 3D internal geological model. The 2007 study refined the previous internal geology model (Hetman et al., 2003 and Hetman et al. 2004) and reassessed the diamond distribution model. The overall surface area of the Tuzo pipe is about 1.2 ha, which is covered by as much as 25 m of water of and glacial overburden. The kimberlite body comprises various fragmental and coherent kimberlites, and it contains abundant inclusions of the surrounding granitic country rock. The 2007 drill program improved the definition of the shape of the pipe, which is unusual as it widens towards depth from 125 m in diameter near the surface to about 225 m diameter at 300 m depth (Figure 7-7).

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Seghedi and Maicher (2007) reported that the internal geology of Tuzo is very complex. Abundant country rock xenoliths, ranging from a few mm diameter up to blocks several tens of meters in size, are hosted within the pipe. The highest degree of dilution is concentrated along a belt-like zone at about 120 to 200 m depth and under the roof of the widening pipe. The distribution of lithologies follows, very generally, a trend from top to bottom: TK, TK-TKt, and TKt as well as HKt+TKt, HKt, and HK. On a more detailed scale, however, the different lithologies occur as several metre to tens of metre thick intercalated sections, and HK as well as HKt are found at all levels within the pipe, although they are more abundant at depth. Contacts in between the kimberlite rock types are mostly gradual. The lithological units show limited horizontal extent. Instead, they appear steeply to sub-vertically oriented, which gives

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the Gemcom® internal geology model a rugged shape. Volcanological evidence for mixing and mingling processes combined with the general facies architecture strongly suggest the occurrence of multiple eruptive events that modified the pipe infill extensively.

Seghedi and Maicher (2007) stated that the geochemical signature of the lithologies is strongly influenced by the variable but generally high degree of country-rock contamination. Fragmental kimberlite units are geochemically and petrologically very similar, suggesting a close genetic relationship. However, the coherent kimberlite types HK and HKt are slightly discordant to the geochemical trend defined by the fragmental kimberlites, and are possibly related to a separate batch of magma. The HK and HKt units also have higher diamond counts. The diamond distribution in the pipe is difficult to interpret (Seghedi and Maicher, 2007). Volumetrically significant lithologies with elevated diamond counts are found in the coherent HK and HKt units at depth. The fragmental lithologies in contrast have lower stone counts, which seem to correlate inversely with country-rock dilution.

In its shallow levels the pipe contains a zone that is characterized by a higher diamond grade and lower dilution compared to the surrounding fragmental rock units. This High Grade zone was originally identified in 1998 from large diameter drilling (LDD) data due to a zone of higher macro-diamond grade (Williamson and Hetman, 1998). Subsequent logging and re-logging of existing core suggested minor petrographic differences between the High Grade zone and the adjacent low-grade area, but also considerable textural inhomogeneities within the High Grade zone itself (Podolsky et al., 2002; Hetman et al., 2004; Scott Smith Petrology Inc., 2005; Mineral Services, 2007; Seghedi and Maicher, 2007; Webb, 2007).

In the geological model developed by Seghedi and Maicher (2007) the TKt_1 and TK-TKt_1 model codes form a low dilution zone that includes the pre-2007 high-grade unit. The High Grade zone shows considerable internal inhomogeneities and a high similarity to neighbouring fragmental units (TK and TK-TKt_2) with respect to many petrographical parameters as well as its mineralogy, whole rock chemistry and micro-diamond (stone counts and size frequency distribution) data. Differences are the generally lower degree of dilution and a higher-grade with a coarser stone distribution.

A limited groundmass-spinel study suggests that most samples from the TK-TKt_1 High Grade Zone model code and the adjacent fragmental kimberlites overlap and show no significant chemical difference. Two of the analysed High Grade zone samples are chemically similar to an HKt sample from greater depth suggesting that the High Grade zone is a relatively undiluted feeder conduit through the surrounding tephra of the TK and TK-TKt_2 units.

While the grade differences can be explained by the lower degree of dilution in the High Grade zone, the coarser stone distribution is likely a signature of the original tephra jet, which, in turn, leads to the conclusion that the coherent magmas at depth (> 300 m) have also the potential for a favourable coarse stone distribution.

Gostlin (2008) developed a Gemcom® solid model that delineates the High Grade zone based on grade data. The High Grade zone is almost entirely contained within the northeastern portion of the pipe, in the TK-TKt_1 unit, but is smaller than the TK-TKt_1 unit.

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7.3.8	Other Kimberlites within the AK Property

Several small kimberlite occurrences were intersected during exploration drilling programs following up geophysical and diamond indicator anomalies. These comprise dykes and what may be small pipes. These bodies include the Tesla Pipe, Dunn Sheet and Wallace occurrences that comprise part of the Gahcho Kué kimberlite cluster; the Faraday and Kelvin kimberlites centred about 1 km northeast of the Gahcho Kué kimberlite cluster, as well as un-named bodies. None are currently considered to be sufficiently diamondiferous to warrant additional work, and no additional exploration on the bodies is planned at this time.

7.4	Comment

AMEC is of the opinion that the geological setting and local geology are adequately known to support Mineral Resource estimation and mine planning.

5034 South could benefit from additional drilling to better define the limits of the body, whereas 5034 West could benefit from additional drilling to better define internal geology.

All bodies remain open at depth.

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8.0

DEPOSIT TYPES

The composite geological model of the Gahcho Kué kimberlite pipes (Figure 8-1), as well as the shape and infill of the individual kimberlite pipes, is similar to that of the kimberlites located in the Kimberley area of South Africa. They are, however, different from many other Canadian kimberlites such as those found at Fort à la Corne, Attawapiskat, and Lac de Gras (Field and Scott Smith, 1999). In general, the other Canadian deposits comprise the upper levels of the pipes. The Fort à la Corne pipes are preserved as craters with kimberlite pyroclastic aprons around the craters. The Lac de Gras pipes are preserved as diatremes below the surficial craters and above the root zones. Gahcho Kué pipes preserve minor pyroclastic kimberlite attributed to the diatreme, but largely contain root-zone materials.

Hetman et al (2003) interpreted the Gahcho Kué pipes to be similar root-to-diatreme transition zones to those described by Clement (1982) and Clement and Reid (1989). According to Hetman et al (2003), the variations in pipe morphologies and infill displayed by the Gahcho Kué kimberlites reflect varying depths of diatreme development and are not a function of different depths of erosion for each of the pipes according to Hetman et al (2003).

With respect to emplacement, Hetman et al (2003) stated that the observed gradational TK to HK textures at Gahcho Kué are consistent with the interpretation by Clement (1982) and Clement and Reid (1989) in which the degassing of an intrusive magma column produces the diatreme zone, with the underlying transition diatreme root zone representing a “frozen” degassing front, as discussed by Field and Scott Smith (1999).

Kryvoshlyk (2008) considered that the diamond distribution in the 5034 North–East Lobe appears to follow the layered character of the kimberlite overall. Maximum concentrations of diamonds are often located close to the “Orange Marker” – a specific petrological layer generally found between the two units comprising the majority of the pipe infill: the Upper HKt and the Lower HK units. Kryvoshlyk (2008) further maintained that the diamond count maxima specifically in the East Lobe appear to create a lens-like body at a depth of 85 to 131 m towards its flanks and 107 m to 211 m in its centre.

Seghedi and Maicher (2007) reported that overall, the diamond distribution at Tuzo appears to be unrelated to spatial or depth levels, but is more related to the abundance of dilution in an area. This in turn confirms the geological observations and geochemical data. The pre-2007 established Tuzo high-grade unit could not be confirmed as separate using the micro-diamond data obtained from the 2007 drill program. However, the 2008 LDD program confirmed that higher macro-diamond grades occur in this zone, and the High Grade zone was re-incorporated into the 2007 resource model. The Seghedi and Maicher (2007) investigation demonstrated that the Tuzo pipe is geologically much more complex than previously thought.

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9.0	MINERALIZATION

9.1	Hearne Kimberlite

Five different phases of TK were recognized within the Hearne kimberlite. Each TK phase can be geologically distinguished using features such as varying proportions of garnets, magmaclasts, autolith-like bodies, xenoliths, and clay minerals. The names of the different TK units are based primarily on their location within the two pipes. The green–brown, partly-altered TK units are easily distinguished from the fresh black HK in both core and reverse circulation drill cuttings. Different phases of kimberlite within the black HK units are very difficult to distinguish from one another. The total HK was sub-divided into three units based primarily on macro-diamond grade with some support from geological differences and spatial positions in the pipe.

9.1.1

Hearne North

A major TK unit in Hearne North is the HNTKN that occupies the upper northern part of the main pipe. This TK contains <15% of granite xenoliths but does contain autolith-like bodies and magmaclasts. The TK grades with depth into transitional textures grading towards HK. The transition zone was termed HNTKNt. This unit was geologically modelled using the upper limit of HK and the lower limit of TK textures logged in both core and reverse circulation holes. Below the transition zone is HK, some of which appears to be of the same phase of kimberlite as the overlying TK and TKt. The internal contact separating the TKN and TKNt is sub-parallel to the contact with the underlying HK. Both internal contacts dip at approximately 50° to the north. The HK immediately underlying the HNTKNt is thought to be part of the same phase and was termed HNHKN. This interpretation is supported by the similarity in macro-diamond grade between the textural varieties of kimberlite. These three textural units (HNTKN, HNTKNt, and HNHKN) represent the transition from the diatreme to the root zone within a single phase of kimberlite.

Two smaller TK units, which are unrelated to those discussed above, are present in Hearne North. HNTKG2 is located near the surface at the southern end of the pipe. This unit also seems to grade into an underlying HK, termed HNHKG2. One of the main features that distinguish the two smaller TK units from the main HNTKN is the presence of fresh garnets in the former. The HNTKSD is interpreted to be a completely different, and probably earlier, phase of kimberlite partly because the HNTKN and HNTKG2 exhibit gradational changes to HK at shallower levels in the pipe than the HNTKSD.

Although the HNHKN, discussed above, is interpreted as being related to the HNTKN, other HK units appear to be unrelated. Geologically, the latter HK units seem to contain more garnets than the HNHKN. There also appears to be sharper contacts rather than gradational changes between these and the overlying TK units. The volumetrically largest of these HK units, HNHKG, is correlated with the low-grade areas within the HK found in many of the large diameter holes. The HNHKG2 is nearly indistinguishable from the HNHKG in core.

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9.1.2	Hearne South

Based on geological interpretations from limited core drilling, this body appears to be composed mainly of uniform diatreme-facies TK, containing as much as 50% granite xenoliths. The TK unit was named HSTKM. A separate transitional HK/TK was proposed and named HSTKW. The macro-diamond grades in both of the above units are similar.

9.2	5034 Kimberlite

Kryvoshlyk (2008) reported that the diamond distribution in the 5034 North Lobe appears to follow the layered character of the kimberlite overall. Maximum concentrations of diamonds appear often located close to the “Orange Marker” – a specific petrological layer generally found between the two units comprising the majority of the pipe infill – the upper HKt and the lower HK units. Diamond count maxima in the East Lobe appear to create a lens-like body at a depth of 85 m to 131 m towards its flanks and 107 m to 211 m in its centre.

Limited diamond and geological data for the Centre and West lobes did not allow Kryvoshlyk (2008) to produce high-confidence 3D models. The Centre Lobe macro-diamond distribution is highly variable and was found to be poorly supported by petrology, even between relatively closely-spaced drill holes. The Centre Lobe micro-diamond distribution showed the presence of high-grade zones, which did not correlate with petrological changes. The resource model considers the West Lobe to be undifferentiated kimberlite and the Centre Lobe to be composed entirely of undifferentiated HK.

Kryvoshlyk (2008) concluded that the generation of the transitional kimberlite rock textures at 5034 is still poorly understood. If the transitional rock types are in-situ differentiates of HK magma, Kryvoshlyk (2008) maintains that they should play only a minor role in understanding the diamond distribution.

9.3

Tuzo Kimberlite

Seghedi and Maicher (2007) reported that the kimberlite units of the Tuzo kimberlite pipe are characterized by a large variation of diamond counts in both micro as well as macro grain size classes. One of the aims of the 2007 drill program was to better delineate the pre-2007 established high-grade and low-grade units. The diamond distribution in the pipe is difficult to interpret according to Seghedi and Maicher (2007). Volumetrically significant lithologies with elevated diamond counts are found in the coherent HK and HKt units at depth. The fragmental lithologies in contrast have the lower stone counts, which seem to correlate negatively with country rock dilution. Seghedi and Maicher (2007) maintained that overall, the diamond distribution appears to be unrelated to spatial or depth levels, but more correlated with the abundance of dilution in an area. This in turn confirms the geological observations and geochemical data.

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A previous interpretation of the emplacement mechanism of the Tuzo pipe by Hetman et al (2004) proposed that the pipe is a transition zone representing a “frozen” degassing front of a single phase of intrusive kimberlite. Seghedi and Maicher (2007) concluded that the emplacement of the Tuzo pipe was a process extended over a period of time with repeated eruptions of variable magnitude and nature, with resedimentation and recycling of volcaniclastic material being evident.

Micro-diamond stone counts per sample were found by Seghedi and Maicher (2007) to be highly variable, both within and in between geological units. The abundance of xenoliths within a sample correlated negatively with total stone counts, and thus the highly variable degree of country-rock dilution is thought to contribute to the large range of counts. According to Seghedi and Maicher (2007), the pre-2007 high-grade unit could not be confirmed with micro-diamond data obtained from the 2007 core program. The pre-2007 high grade unit was found to have, on average, a lower degree of dilution than the surrounding lower grade unit. For the high grade unit, no criterion was found by Seghedi and Maicher (2007) to consistently discriminate the unit.

It was concluded by Seghedi and Maicher (2007) that:

  The kimberlite units of the Tuzo kimberlite pipe are characterized by a large variation of diamond counts in both micro as well as macro grain size classes.

  Distinctive differences in the absolute value of diamond stone counts of fragmental versus coherent units, which appears partly related to their degree of dilution, but also to possibly different batches of magma.

  The stone counts are strongly affected by the degree of dilution. However, no distinctive separation of or internal homogeneity within a unit is found by eliminating the dilution. Outliers occur in country rock xenolith rich breccia zones.

  A distinct correlation of stone ratios is not found for any of the lithologies. (Ratios of diamond grain size classes are expected to be constant within a unit, irrespective of various effects that alter the absolute numbers of stones, including the degree of dilution. Thus, individual batches of magma that have sampled different areas of the mantle for diamonds are expected to have different stone size ratios).

  Geochemically some of the element vs. micro-diamond data plots indicates a subtle correlation of the major model codes distinguished in Tuzo kimberlites, although extensive scatter prevents the definition of a distinct criterion.

  For the pre-2007 high-grade unit, there was no criterion to consistently discriminate this unit, or even confirm its existence as a separate unit.

Stiefenhofer (2008b) reported an investigation to attempt to clarify the apparent existence of a high-grade unit in the Tuzo pipe, and commented on the validity of retaining this unit in the geological model. The investigation focused on a review of observations by past workers, reappraisal of new geochemical data generated in 2007, the methods used to calculate crustal dilution, distribution of granite dilution within the pipe, distribution of diamond grade within the pipe, and lastly consideration of the potential role that volcanic processes may have played in the generation of the high-grade feature.

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Stiefenhofer (2008b) concluded that geological evidence for the existence of a High Grade zone was circumstantial at best. Stiefenhofer (2008b) stated that ultimately however, it appears that the High Grade zone was derived from magma with similar rare earth element (REE) chemistry compared to the remaining fragmental units.

It should be noted that the 2008 RC drilling mini-bulk sampling program did confirm the high macro-diamond grade zone delineated by the 1999 RC drilling mini-bulk sampling program (see Sections 12.3 and 17.2.1) .

The possibility of a temporary obstruction during the course of the eruption and emplacement of the Tuzo pipe was considered by Stiefenhofer (2008b) to be the most likely explanation for the High Grade zone. He speculated that the introduction of the granite raft, combined with the additional smaller blocks and fragments of granite, proved to be too voluminous for the volcano to eject at once. The feeder was forced to deviate around this obstruction, and the eruption continued. The 3D orientation of this zone of granite debris (defined largely by unit TKTKt_2) suggested to Stiefenhofer (2008b) that the new vent position was located along the eastern wall of the pipe. It is possible that the proximal position to the vent may have locally influenced the diamond stone size and grade, thereby defining the High Grade zone.

Tappe (2009) reported on a preliminary groundmass spinel chemistry study to support the evaluation of a reconciliation of a high-grade unit with the 2007 Tuzo geological model. Tappe stated the data suggested that the High Grade zone of unit TK-TKt_1 and the low-grade unit TK-TKt_2 are derived from a common magma batch and that the difference in diamond grade is primarily a function of country rock dilution. The analyzed low-grade units contain multiple spinel populations, some of which are not observed in the High Grade zone. This suggests that mixing of different magma batches occurred. According to Tappe, there appears to be an affinity of the TKt_1 model code, which is part of the high-grade material close to the surface, to HKt material at greater depths.

9.4

Other Kimberlites

GKJV has intersected a number of additional kimberlites by drilling into geophysical anomalies. These are generally of very small size with little to no grade and include Tesla, Dunn, Faraday, Kelvin, 5034 South, North Pipe, and Wallace. No additional work is planned for these pipes at this time.

9.5

Comment

The kimberlite geology and mineralization within the Hearne, 5034, and Tuzo pipes is in general quite well understood, and is adequate to support Mineral Resource estimation.

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The 5034 West and Centre Lobes require additional drill-based data to fully understand the complexity of the geology within these lobes.

The Tuzo pipe, between 121–61 masl, and the Hearne pipe, between 217–121 masl, are currently classified as Inferred Mineral Resources. To support higher-confidence Mineral Resource classifications, additional drilling would be required in this area.

All pipes are open at depth, and would require further drilling below 121 masl. The area below 121 masl may have some potential for additional diamond mineralization at Gahcho Kué.

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10.0

EXPLORATION

Exploration activities on the Gahcho Kué Project have included geological mapping, geochemical sampling, and drilling by multiple operators. Exploration activities and results are discussed in the following subsections.

Activities were conducted either by De Beers personnel on behalf of, and as directed by, the GKJV, or by consultants and contractors appointed by the GKJV and supervised by De Beers as Project operator.

10.1

Survey

The Gahcho Kué site was surveyed by GKJV in 1998 using the North American Datum (NAD) 27 coordinate system, with elevations recorded in Height Above Ellipsoid (HAE)1.

All pre-2004 drill hole collars at Gahcho Kué were surveyed using UTM NAD 27 Zone 12. Pre-existing survey control for the Base Station at the site references a First Order Geodetic Monument located near the Hoarfrost River. This coordinate was established by global positioning system (GPS) survey between 1996 and 1998 by GKJV. A surface grid tied to the UTM system was established during 1997–1998 over each of the kimberlites. Several permanent reference points within each grid were established on land using a Trimble 4800 series GPS. These reference points were re-occupied by GKJV in 1998 with a Trimble 4800 series GPS, which confirmed the accuracy of the original locations (Hodgkinson, 1998).

From November 2003 to January 2004, GPS determination of Canadian Active Control Network (CACS) NAD 83 coordinate values with elevations in masl for the GPS Base Station at Gahcho Kué was performed using two independent methods (Hewlko, 2004). The first method involved the processing of CACS data and satellite data collected at the base station in November 2003 and January 2004. The resulting six positions agreed within 3 cm in the northing direction, 3 cm in the easting direction, and 9 cm in elevation. The second method of determining the position of the base station was to process the data observed at the base station by single point positioning. The six positions agreed within 0.6 m in the Northing, 1.1 m in the Easting and 1.7 m in the Elevation. All drill hole collars surveyed for the 2004 – 2008 drilling programs utilized Real Time GPS CACS NAD 83 coordinates.

Unless otherwise noted, drawings and coordinates are based on the NAD83 coordinate system, with elevations in masl, and are all referenced to the CACS benchmark located in Yellowknife. The following shifts were used to convert the NAD27 HAE system to CACS NAD83 masl:

  Northing Shift: +221.619 m

  Easting Shift: -64.211 m

  Elevation Shift: +16.917 m.

__________________________
1 The term above mean sea level (amsl) refers to the elevation (on the ground) or altitude (in the air) of any object, relative to the average sea level datum. As sea level can vary depending on air pressure, an alternative can be used, where base height measurements are referenced to an ellipsoid of the entire earth. HAE is the base reference for all GPS instruments.

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The shifts noted above differ from the theoretical shift between NAD27 HAE and NAD83 masl because of the enhanced survey accuracy achieved by tying into a CACS benchmark.

10.2

Geological Mapping

A 16 square kilometre area near Kennady Lake was selected in 1998 for geological mapping at 1:2000 scale) using airphoto bases. The purpose of the mapping project was to document the bedrock geology, structural geology, surficial geology (overburden type), and drainage patterns within the area.

10.3

Exploration Programs

No work was conducted by the original claim staking company, Inukshuk. Exploration between 1992 and 1996 was conducted by Canamera Geological Ltd. (Canamera) as the operator for MPV and its predecessor company Mountain Province Mining. From 1997, the GKJV was responsible for all exploration, with De Beers as operator performing the work as directed.

10.3.1

Canamera Geological Ltd.

Canamera Geological Ltd. acted as the operator for Mountain Province Mining Inc. prior to the joint venture with Monopros Ltd. (De Beers). Exploration work carried out by Canamera between 1992 and 1994 comprised 993 reconnaissance and follow-up glacial-till samples and an airborne electromagnetic survey. From 1995 to 1996, additional exploration included bedrock and surficial mapping, airborne and ground geophysical surveys, and collection of 1,842 sediment samples.

In January 1995, the AK5034 (5034) kimberlite was discovered, and from 1995 to 1996 it was tested by 68 exploration and delineation NQ core holes. In addition to the core drilling, geotechnical investigations of the kimberlite were completed by Canamera and Bruce Geotechnical Consultants Inc. Data collected included core recovery, rock quality designation, lithological information and alteration, point load tests, preliminary determinations of rock mass types, strength ratings, and preliminary determinations of slope requirements for rock mass types.

In 1996, a 105.2 t mini-bulk sample of the 5034 kimberlite was obtained by PQ core drilling of 43 holes for macro-diamond recovery. Material from NQ delineation holes completed in 1996 contributed an additional 10.2 t to the mini-bulk sample.

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10.3.2	GKJV

Initial exploration by the joint venture in 1997 comprised a low-level airborne magnetic and five- frequency electromagnetic (EM) survey over the AK property. Geophysical anomalies generated from the surveys were followed by 2,211 sediment samples, 652 m of NQ core in five holes and 85.35 m of reverse circulation drilling in four holes. A total of eight targets were identified in the AK Property from this work, and included the discovery of three additional kimberlites: Tesla in May 1997 and Tuzo and Hearne in August 1997. Delineation drilling on the four kimberlites (including 5034) comprised 9 NQ diamond holes for 2658.89 m.

During 1998, exploration-stage sediment sampling (945 samples) and diamond drilling programs (664 m in 4 holes) were performed. Thirteen drill holes (2,673 m) were completed in 1999 on geophysical targets from airborne and ground geophysical surveys. A total of 708 sediment samples were collected primarily in the southern portion of the AK Property. The sediment samples included material for geochemical analysis collected from a detailed grid up- and down-ice of the Gahcho Kué kimberlites.

The 2000 exploration program included airborne and ground geophysical surveys, and collection of 670 - 20 litre indicator mineral samples and 385 geochemical samples. Sample collection was primarily from the southern portion of the AK Property.

Detailed electromagnetic surveys at 40 m line spacing and 20 m station spacing were conducted at Kennady Lake near 5034, Hearne, Tuzo, and Tesla, and 12 km to the northeast over the Kelvin kimberlite intrusion. The electromagnetic data collected during this survey completed full coverage of Kennady Lake south of Tesla, and mapped the full extent of the Dunn dyke.

A total of 23 geophysical targets were drill-tested, one NQ core hole was drilled at the Hearne kimberlite, and three holes tested the Dunn anomaly, located about 250 m west of the 5034 and Tuzo kimberlites, for a total 543 m drilled.

Six ground gravity surveys and four extensions to grids were completed in the AK Claims in 2003. In addition, glacial sediment sampling was undertaken (21 samples).

There were 564 m of core drilling at the Kelvin kimberlite (5-holes), 330 m drilled at the Faraday kimberlite (3-holes), 250 m drilled on possible extensions to Hearne (two holes), 200 m drilled on a possible extension to 5034 (one hole), and 101 m (one hole) drilled on an exploration target southwest of the Tesla kimberlite.

10.4	Delineation Programs

Delineation drill programs were undertaken from 1997 to 2008. Those programs are summarized in Section 11 of this Report.

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10.5

Petrography, Mineralogy and Other Studies

Detailed petrography and mineralogy is an integral part of GKJV’s exploration process. Reports include Caro and Kopylova (2004), Hetman et al. (2004), Kryvoshlyk (2007), Seller (2008), and Kryvoshlyk (2008).

Details of methodologies are discussed in Webb et al. (2006), Field and Ferreira (2006), Seghedi and Maicher (2007), Stiefenhofer (2007), and Kryvoshlyk (2008). Methods include abundant use of thin sections and polished slabs, detailed mineral counts, and whole-rock geochemistry.

10.6

Hydrology and Geotechnical

Golder Associates (Eichenberg, 1999) trained GKJV personnel in the geotechnical aspects of core logging, and in 1999 a geotechnical study was performed by Golder Associates (Eichenberg, 1999). The Laubscher rock mass classification system was used to assess the geotechnical data. Geotechnical units identified were based on fracture frequency, rock strength, and joint conditions, in country rock and in kimberlite. The following work was performed:

  core orientation, fracture frequency, rock strength and joint conditions were measured rock mass rating and rock mass strength for each unit were calculated.

Point load testing of kimberlite and country-rock xenoliths from the Tuzo 2002 HQ core specimens was performed (Charlebois; 2003). The aim of this exercise was to obtain fresh point-load strength index data for comparison against possible future rock-strength classification by ore dressing studies (ODS).

Geotechnical and geohydrology consultants were employed on site during the 2004 drilling program for detailed logging. A standard geotechnical logging template developed by SRK was used to record field drill hole data, including geotechnical logs, field geological log, density sample results and down-hole survey measurements. A site-specific geotechnical discontinuity atlas was produced. SRK supervised a geotechnical drilling program in the area of proposed open-pit mining, comprising geotechnical logging and an assessment of geological structures, rock strength, and hydrogeology for pit design and slope optimization.

Hydrology and geothermal drilling programs were also completed in 2004, supervised by HCI Hydrologic Consultants, Colorado USA. Work comprised hydro-structural drilling of faults and potential lake dewatering dykes. Hydrological data for hydrological modelling were tied into environmental baseline studies. Packer testing was undertaken at 3 m and 9–12 m, for a total of 141 test intervals. Sub-permafrost sampling was undertaken, as was 5034 proposed pit water sampling, where 12 airlift tests at 30 m intervals were completed. To collect geothermal data for modelling to tie into environmental baseline studies, thermistors were installed at a depth of 250 m.

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10.7

Comment

Exploration to date at Gahcho Kué is consistent with industry-standard practices and is appropriate for the type of mineralization. Exploration is adequate to support Mineral Resource estimation.

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11.0

DRILLING

Drilling completed to date on and surrounding the Gahcho Kué kimberlite cluster totals 504 drill holes (96,493 m). An additional 50 drill holes were completed on exploration targets located away from the Gahcho Kué cluster. A summary of drilling completed on the Gahcho Kué Project is provided in Table 11-1. Drill hole locations are presented in Figure 11-1. Core holes included PQ (85 mm), HQ (63.5 mm) and NQ (47.6 mm) core sizes, and 76 mm tricone drilling for overburden. RC drill diameters included 140 mm, 149 mm, 324 mm, 334 mm and 610 mm sizes.

Exploration drilling programs were performed during 1995–2003 around the Gahcho Kué kimberlite cluster to test geophysical anomalies, discover kimberlites, define pipe boundaries and morphology, delineate internal geology and provide large diameter reverse circulation drill (LDD) mini-bulk samples for value and grade evaluation purposes.

Other exploration holes targeted surrounding geophysical and mineral indicator train anomalies that resulted in the discovery of several smaller satellite pipes, none of which has received more than first-pass drill evaluation following disappointing micro-diamond grades.

Drilling between 2004 and 2008 comprised LDD and large diameter core (LDC) mini-bulk sample, programs, core drilling to provide information to support advanced evaluation geology, Mineral Resource estimation and ore dressing studies, civil engineering, geotechnical, hydrological, and geothermal core drilling programs. These drill programs also provided core that was used to inform and support environmental baseline studies.

The following sub-sections briefly discuss the drilling programs on a program-by-program basis.

11.1	Core Drilling

11.1.1	Canamera (1994–1996)

Canamera conducted the earliest drilling and discovered the 5034 kimberlite. Drilling in 1995 included 39 delineation NQ core holes (6,522 m). During 2006, 43 PQ holes (11,630.18 m) and 33 NQ core holes (9,334.64 m) were drilled at 5034. Drilling was to provide core for mini-bulk sampling (PQ holes). The NQ exploration holes tested source areas for kimberlite indicator mineral trains and geophysical anomalies in addition to delineation of the 5034 kimberlite.

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Table 11-1:

Gahcho Kué Resource Drill Hole Summary (all mini-bulk programs were to recover macro-diamonds; micro-diamonds were recovered from most exploration and delineation programs, although not all holes were sampled)

Year	Activity	Type	Diameter	No. Holes	Metres	Total by Year	Metres by Year
1995	Exploration	Core	NQ	6	787.50	45	7,309.72
	5034 Delineation	Core	NQ	39	6,522.22
1996	5034 Mini-bulk Samples	Core	PQ	43	11,630.18	85	23,050.92
	5034 Delineation	Core	NQ	33	9,334.64
	Exploration	Core	NQ	9	2,086.10
1997	5034 Delineation	Core	NQ	1	224.00	19	3,581.24
	Hearne Delineation	Core	NQ	4	1,261.61
	Tesla Delineation	Core	NQ	3	691.28
	Tuzo Delineation	Core	NQ	2	706.00
	Exploration	Core/RC	NQ/?	9	698.35
1998	5034 Delineation	Core	NQ	4	1,299.34	93	11,271.94
	5034 Mini-bulk Samples	RC	140 mm	16	1,651.01
	Hearne Delineation	Core	NQ	8	1,222.48
	Hearne Mini-bulk Samples	RC	140 mm	19	2,021.53
	Tesla Delineation	Core	NQ	2	272.00
	Tesla Mini-bulk Samples	RC	140 mm	19	1,881.40
	Tuzo Delineation	Core	NQ	3	643.80
	Tuzo Mini-bulk Samples	RC	140 mm	18	1,616.38
	Dunn Dyke Delineation	Core	NQ	1	200.00
	Wagoner Dyke Delineation	Core	NQ	1	170.00
	Exploration	Core	NQ	2	294.00
1999	5034 Delineation	Core	NQ	5	1,199.92	70	17,051.95
	5034 Mini-bulk Samples	RC	311 mm	14	3,452.80
	5034 Wallace Delineation	Core	NQ	2	365.00
	Hearne Delineation	Core	NQ3	8	2,063.53
	Hearne Mini-bulk Samples	RC	311 mm	10	2,463.20
	Tesla Delineation	Core	NQ3	4	960.10
	Tesla Mini-bulk Samples	RC	311 mm	9	1,942.80
	Tuzo Delineation	Core	NQ3	4	1,657.40
	Tuzo Mini-bulk Samples	RC	311 mm	11	2,592.40
	Exploration	Core	NQ3	3	354.80
2000	Hearne Delineation	Core	NQ	1	101.00	5	683.00
	Dunn Dyke Delineation	Core	NQ	3	442.00
	Exploration	Core	NQ	1	140.00
2001	5034 Mini-bulk Samples	RC	24"	4	868.44	9	1,399.83
	Hearne Mini-bulk Samples	RC	24"	5	531.39
2002	5034 Delineation	Core	NQ	6	1,341.76	29	5,586.01
	5034 Mini-bulk Samples	RC	24"	7	1,183.77
	Hearne Delineation	Core	NQ	3	803.46
	Hearne Mini-bulk Samples	RC	24"	6	1,016.60
	Tuzo Delineation	Core	HQ	7	1,240.42
2003	5034 Delineation	Core	NQ	1	200.00	4	551.00
	CROCK	Core	NQ	3	351.00
2004	Dunn Dyke Delineation	Core	NQ	1	120.00	106	9,368.49
	5035 Hydrogeology	Core	NQ	1	359.00
	5034 Mine Geotechnical	Core	NQ	4	1,102.80
	5034 Ore Dressing	Core	NQ	8	1,259.00
	Hearne Mine Geotechnical	Core	HQ	4	1,124.30

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Year	Activity	Type	Diameter	No. Holes	Metres	Total by Year	Metres by Year
	Hearne Ore Dressing	Core	HQ	10	1,222.41
	Tuzo Mine Geotechnical	Core	HQ	2	436.80
	CROCK Civil Engineering	Core	SQ/NQ	25	289.28
	CROCK Dyke Abutment	Core	NQ/HQ	24	753.82
	CROCK Dyke Lake Sediment	Core	SQ/NQ	19	669.94
	CROCK Hydrogeology	Core	NQ/HQ	8	2,031.14
2005	5034 Hydrogeology	Core	HQ	1	402.00	8	2,481.30
	5034 Pilot Holes	Core	HQ	2	713.90
	Hearne Hydrogeology	Core	HQ	1	332.00
	Regional Hydrogeology	Core	HQ	4	1,033.40
2006	5034 Delineation	Core	HQ	3	720.35	35	8,659.21
	5034 Mine Geotechnical	Core	HQ	6	1,558.70
	5034 Pilot Holes	Core	HQ	4	1,453.67
	5034 Mini-bulk Samples	RC	24"	2	45.00
	Hearne Geotechnical	Core	HQ	1	250.00
	Tuzo Delineation	Core	HQ	9	2,186.41
	Tuzo Mine Geotechnical	Core	HQ	5	1,681.85
	Tuzo Pilot Holes	Core	HQ	2	702.13
	Tuzo Mini-bulk Samples	RC	24"	2	34.10
	CROCK Civil Engineering	Core	HQ	1	27.00
2007	5034 Delineation	Core	HQ	5	1,486.58	37	11,405.50
	5034 Mini-bulk Samples	Core	6"	5	1,344.66
	Tuzo Delineation	Core	HQ	27	8,574.26
2008	Tuzo Mini-bulk Samples	RC	24"	9	1,390.94	9	1,390.94
Totals				554	103,791.05	554	103,791.05

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Figure 11-1: Drill Hole Location Plan - June 2008 (554 drill collars within and surrounding the

Guhcho Kué Kimberlite cluster; does not include outlying exploration holes)

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11.1.2	GKJV (1997–2000)

Monopros conducted a limited exploration and delineation drilling program in 1997 collecting NQ core as follows:

1 due diligence NQ core hole at 5034: 224 m
4 NQ core holes at Hearne: 1,261.61 m
2 NQ core holes at Tuzo: 706.00 m
3 NQ core holes at Tesla: 691.28 m.

During 1998, work comprised exploration and Mineral Resource core drilling programs. The exploration drilling program tested 16 locations, with one NQ-size core hole drilled, for a total of 2,606 m. Only one of the distant exploration drill holes in the MZ Lake area intersected a thin, 2 m thick kimberlite body.

Mineral Resource delineation core drilling completed in 1998 encompassed:

8 NQ core holes at Hearne: 1,222.48 m
3 NQ core holes at Tuzo: 643.80 m
2 NQ core holes at Tesla: 272.0 m
4 NQ core holes at 5034: 1,299.34 m.

Exploration of the AK claims in 1999 consisted of diamond drilling and sediment sampling. During this period, exploration core drilling was conducted over 10 geophysical targets, with 13 NQ holes drilled (2,673 m). This activity recovered 155 m of kimberlite from nine of the drill holes.

Delineation drilling carried out at the Hearne, Tuzo and Tesla kimberlites comprised a total of 18 tricone and NQ core holes (4,680 m).

Twenty-three geophysical exploration targets were core-drilled over the AK and CJ Claim areas in 2000 (Poniatowksi, 2003). At the Gahcho Kué kimberlite cluster, there were four delineation core holes drilled:

1 inclined NQ core hole in the Hearne South kimberlite: 101 m
3 inclined NQ core holes testing along the Dunn anomaly: 442 m.

The Dunn anomaly was delineated as a circa 850 m long, 50 m wide, northeast to north-northeast trending conductive linear feature, located about 250 m west of the 5034 and Tuzo kimberlites. The three inclined core holes were drilled over a strike distance of about 425 m. These holes intersected a zone of kimberlite sheets and stringers intruded among diabase and altered granite up to about 35 m wide. Individual kimberlite sheets were up to about 1.7 m thick, and the diabase ranged in thickness from 1.7 m to 21 m.

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11.1.3	GKJV (2002–2003)

The 2002 core drilling program conducted at Gahcho Kué was an evaluation pilot drilling program, undertaken prior to large diameter mini-bulk sample drilling (LDD) to ensure success of the LDD program. The kimberlite locations drilled during the 2002 pilot hole program were the 5034 North, Centre and West Lobes, and Hearne North. A total of 8 NQ pilot holes (1865.46 m) were completed as follows:

5034 West Lobe: 1 NQ core hole: 284 m
5034 Centre Lobe: 1 NQ core hole: 222 m
5034 North Lobe: 3 NQ core holes: 556 m
Hearne North: 3 NQ core holes: 803.46 m.

A geology and Mineral Resource delineation core drilling program was performed at the Tuzo kimberlite in 2002, with seven HQ core holes completed (1,242 m). Mineral Resource delineation drilling continued in 2003, and comprised testing of possible extensions of the Hearne and 5034 kimberlites identified from ground gravity surveys:

Hearne: 2 NQ holes: 250 m
5034: 1 NQ hole: 200 m.

Exploration drilling was:

gravity low south of Tesla: 1 NQ hole: 101 m
Kelvin: 5 NQ holes: 564 m
Faraday: 3 NQ holes: 330 m.

11.1.4	GKJV Advanced Evaluation (2004–2007)

A total of eight advanced evaluation core drilling programs were conducted at Gahcho Kué during 2004–2007.

During 2004, the programs comprised:

10 HQ core holes (2,554 m) for geotechnical logging and assessment of geological structures, rock strength and hydrogeology for to support preliminary pit designs and slope optimization.
drilling of faults and structures at lake dewatering dykes, with hydrological data (packer tests and water chemistry) and geothermal (thermistor) data being collected in 10 HQ core holes (2,511 m):

	-	3 separate 250 m deep thermistors, 756 m
	-	5 hydro-structural drill holes: 1,014 m
	-	1 sub-permafrost sampling drill hole: 381 m
	-	One 5034 pit water sampling drill hole: 360 m.

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A total of 43 holes (1,424 m) were located at proposed lake dewatering containment dykes for design, including structural, hydrological and geothermal data:

  30 m shoreline thermistors: 24 drill holes (754 m)

  lake sediment and lake bedrock drilling: 19 drill holes (670 m).

Recovery of 11 t of kimberlite from 18 holes (2,482 m) for characterization of metallurgical properties for process plant design was required. About 13.5 t of material was shipped to external laboratories, comprising 889 m of kimberlite from 5034, and 915 m of kimberlite from Hearne. This drilling overlapped with Mineral Resource delineation, density, rock strength, acid rock drainage (ARD) programs. A total of 30 holes (325 m) was designed to test areas that could support the proposed plant and waste dump locations to aid in conceptual mine design:

  20 m thermistors: 6 drill holes (123 m)

  30 m thermistor: 1 hole (32 m)

  Probe: 23 drill holes (about 170 m).

The 2005 hydrogeology drilling program entailed drilling of two HQ-size regional holes and two HQ core holes in the proposed Hearne and 5034–Tuzo pit areas for environmental baseline studies. Two additional holes were abandoned. A total of 1,780 m were completed. Installation of Westbay™ piezometer instrumentation took place in the four holes drilled to target depths (1,670 m of the 1,780 m total drilled), with packer testing, pressure profiling and formation water sampling being conducted.

The 2006 advanced evaluation core drilling program was based on a combination of 31 HQ drill holes (9,218 m) sited for Mineral Resource estimation purposes, and geotechnical data collection:

  Mineral Resource delineation 5034: 3 HQ core holes: 720.35 m

  Mineral Resource delineation Tuzo: 9 HQ core holes: 2,186.41 m pilot holes 5034 North lobe: 4 HQ core holes: 1,453.67 m

  pilot holes Tuzo: 2 HQ core holes: 702 m

  pit geotechnical 5034: 6 HQ core holes: 1,558.70 m

  pit geotechnical Tuzo: 5 HQ core holes: 1,681.85 m

  pit geotechnical Hearne: 1 HQ core hole: 250 m.

During 2007, a comprehensive core program of 27 HQ drill holes (8,574.26 m) was performed at the Tuzo kimberlite. The work plan encompassed 8,400 m of core drilling designed to update data relating to kimberlite geology and volume, internal dilution, density, and local grade (based on micro-diamonds). As part of this program, six 400 m deep holes were completed, and one 300 m deep hole was abandoned at 177 m, and re-drilled.

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Core drilling was extended in 2007 to include testing of the geological continuity between the 5034 North and East Lobes, with five HQ core holes (1,486.58 m). As a result of the drilling, data were obtained to support changes to volume, internal geology, density and local grade (based on micro-diamonds). Macroscopic and thin section examination of 5034 East Lobe core confirmed geological continuity with the 5034 North Lobe.

11.1.5	GKJV 2007 Large Diameter Core Program

During 2007, a 149 mm, large diameter core (LDC) program comprising five drill holes (1,344.66 m) was conducted at the 5034 North Lobe to recover a targeted 100 carat macro- diamond parcel. The program generated 30.355 t of core and 3.083 t of hammered cuttings recovering 102.25 carats.

11.2	Reverse Circulation (Mini-Bulk Sample) Drilling

All of the mini-bulk sample tonnages are calculated using the density as determined on samples from nearby core holes and the volume calculated from the caliper measurements of the hole.

11.2.1

GKJV (1998 – 2002)

There were four RC drilling mini-bulk and LDD bulk sampling programs conducted by GKJV between 1997 and 2002. A 72 hole, 140 mm diameter, reverse circulation drilling program (7,197 m) was carried out in 1997–1998 at the Hearne, 5034, Tuzo and Tesla kimberlites to confirm grades predicted by micro-diamond results obtained from core drilling. The drilling is summarized in Table 11-2. This was followed in 1999 by a 44 hole (10,451.20 m) LDD RC bulk sampling program. The drilling method employed was reverse-flood air-assist using mainly 311 mm diameter tricone bits, with 343 mm diameter tricone bits and one 371 mm diameter tricone bit also used in the 5034 kimberlite (Grenon et. al., 1999). Program details are summarized in Table 11-3.

Evaluation bulk sampling in 2001 used a reverse-flood air-lift drilling method employing nominal 610 mm diameter tricone bits (Podolsky, 2001). The East and Centre lobes of the 5034 kimberlite and the northern portion of the Hearne North kimberlite were bulk sampled by nine holes (1,399.83 m), see Table 11-4. A total of 968.5 t of kimberlite was collected from the 5034 and Hearne North kimberlites.

The same drill method and drill size was used in the 2002 bulk sampling (Rikhotso, Williamson and Podolsky, 2002). Thirteen holes (2,207.37 m) were drilled, comprising seven holes at 5034, in the West and Centre lobes, and six holes at Hearne North, see Table 11-5.

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Table 11-2: 1997–1998 Mini-Bulk Sampling Program Summary (in the following tables DMS Yield of Caliper Mass is the percentage of the total mass (Caliper (t)) represented by the mass of the DMS Concentrate (DMS Conc. (kg))
						Recovery
Kimberlite	Holes	Total Drilled	Caliper Mass	DMS Concentrate Mass	DMS Yield of Caliper Mass	+1.0 mm [2]
Pipe	(No.)	(m)	(t)	(kg)	(%)	(%)
5034	16	1,651.01	55.5	93.75	0.44	47.0
Hearne	19	2,021.53	59.9	108.68	0.60	44.5
Tuzo	18	1,616.38	48.1	62.91	0.38	35.3
Tesla	19	1,881.40	58.5	65.22	0.34	34.3
Total	72	7,170.32
Note: DMS = dense media separation

Table 11-3: 1999 Mini-Bulk Sampling Program Summary

						Recovery
Kimberlite	Holes	Total Drilled	Caliper Mass	DMS Concentrate Mass	DMS Yield of Caliper Mass	+1.4 mm
Pipe	(No.)	(m)	(t)	(kg)	(%)	(%)
5034	14	3,452.80	614.5	1,354.7	0.22	47
Hearne	10	2,463.20	498.3	1,084.0	0.23	47
Tuzo	11	2,592.40	522.9	653.5	0.13	31
Tesla	9	1,942.80	184.6	343.2	0.18	40
Totals	44	10,451.20
Note: DMS = dense media separation; recovery +1.4 mm % is the head feed mass processsed, expressed as a percentage of the caliper mass

Table 11-4: 2001 Mini-Bulk Sampling Program Summary
				Head Feed	DMS	DMS Yield
		Total	Caliper	+1.6 mm	Concentrate	of Caliper
	Holes	Drilled	Mass	Mass	Mass	Mass
Kimberlite Pipe	(No.)	(m)	(t)	(t)	(kg)	(%)
5034	4	868.44	635.0	378.6	2,588.75	0.42
Hearne	5	531.39	333.5	192.6	898.72	0.28
Total/Average	9	1399.83	968.5	571.2	3,487.47	0.37
Note: DMS = dense media separation

Table 11-5: 2002 Mini-Bulk Sampling Program Summary
				Head Feed	DMS	DMS Yield
		Total	Caliper	+1.6 mm	Concentrate	of Caliper
	Holes	Drilled	Mass	Mass	Mass	Mass
Kimberlite Pipe	(No.)	(m)	(t)	(t)	(kg)	(%)
5034	7	1,183.77	837.0	497.7	1,911.7	0.23
Hearne	6	1,016.60	665.6	465.9	2,666.9	0.40
Total/Average	13	2,200.37	1,502.6	963.6	5,578.6	0.37
Note: DMS = dense media separation

___________________________________
2 The Recovery +1.0 mm% refers to the fact that during RC drilling, a 1.0 mm screen was used at the drill rig to collect +1.0 mm material (i.e. "Head Feed"). The -1.0 mm (refererred to as "underflow") is not collected for processing and is disposed of in the field. The Recovery +1.0 mm % thus refers to the +1.0 mm fraction Head Feed mass collected and processed, expressed against the caliper mass. The caliper mass is the total mass measured down hole, and thus includes the 1.0 mm fraction. Recovery +1.0 mm % is therefore the head feed mass processsed, expressed as the percentage of the caliper mass.

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The interval bulk sampled was 1,919 m (1,045 m at 5034, 874 m at Hearne). A bulk sample mass of 1,028 kg (wet) was recovered at the drill at a nominal bottom screen cut-off of 1.58 mm. Based on caliper measurements, a total sample mass of 1,502 t was extracted.

In the winter of 2006 there was an unsuccessful LDD program attempted at the 5034 North Lobe and at Tuzo. As a result of an unseasonably warm winter that reduced the winter road availability, and difficult geotechnical overburden conditions at the 5034 North Lobe, no casings were set, and there was no recovery of kimberlite bulk samples. As a result, nine 610 mm LDD holes (1,390.94 m), were drilled in 2008 to provide mini-bulk samples of the Tuzo kimberlite (Table 11-6). A total of 1,234.14 m of kimberlite was intersected, with a total sample mass, based on caliper measurements, of 956.2 t at a nominal bottom screen cut-off of +1.5 mm. Total macro-diamond recovery was 1,713.2 carats.

Table 11-6:

2008 Mini-Bulk Sampling Program Summary

				Head Feed	DMS	DMS Yield
		Total	Caliper	+1.6 mm	Concentrate	of Caliper
Kimberlite	Holes	Drilled	Mass	Mass	Mass	Mass
Pipe	(No.)	(m)	(t)	(t)	(kg)	(%)
Tuzo	9	1,391	956.2	565.3	8018.1	0.84
Note: DMS = dense media separation

11.3

Drilling Contractors

Drilling contractors used in the Gahcho Kué exploration and delineation drilling programs are summarized in Table 11-7.

11.4

Core and Cuttings Logging

GKJV field core logs recorded major kimberlite phases and country rock intervals, total core recovery (TCR), rock quality designation (RQD), intact rock strength classification (Brown, 1981), number of natural fractures, number of mechanical fractures, and the nature of infill material. Kimberlite intersections were logged by the consulting and project petrologists.

Typically for GKJV 1998 LDD drill holes, a drill log was maintained for each borehole in which the hole number, depth, basic geology, granite inclusion content, and details of samples taken were recorded (Poniatowski and Hetman 1998). In addition, drill rig time-and-motion operations, start and end dates, rate of penetration, and drill tool usage was recorded. All LDD drill holes were caliper measured. A geological reference sample was collected every 3 m.

Head-feed granulometry samples were collected on site, and underflow samples were collected for micro-diamond investigation. A project petrologist logged the RC drill chips.

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Table 11-7:

Drilling Contractors at Gahcho Kué

Contractor	Location	Year	Program	Drill Rig
SDS Drilling; Midnight Sun Drilling	Calgary; Whitehorse	1998	RC	Two modified Heli-portable RC drill rigs; Prospector RC rig
SDS Drilling	Calgary	1999	RC	Two Ingersoll-Rand 'Cyclone' TH-100 RC drills and CSR-1000 drill rig mounted on a 6 x 4 Autocar tandem truck
Layne Christensen Canada Ltd	Calgary	2001	RC	AP-1000 casing rig; TH-150 production rig
Layne Christensen Canada Ltd	Calgary	2002	RC	Foremost DR-40 casing rig; modified TH-150 production rig
ENSIGN Encore Coring and Drilling Inc.	Calgary	2008	RC	Foremost DR-40 casing/production rig; Schramm T-685 production rig

The 1999, 2002, and 2003 LDD programs differed from the 1998 program only in that drill rig performance was recorded by noting depth, rate of penetration, revolutions per minute, torque, pull-down and pull-back hydraulic pressures, total weight on bit, and water usage. Geological reference samples were collected on 1 m intervals. Head-feed granulometry samples were collected and processed on-site with visual observations of sub-samples for chip shape, relative hardness, and competency.

11.5

Collar Surveys

During 1997 to 1998, drill hole collar positions were tied into the UTM ground grid using a Trimble® 4800 series GPS. The LDD hole collar locations for holes drilled in 1999 were established by measuring from the grid (Williams, 1999). A contractor independently surveyed about 50% of the collar positions (Valeriote, 1999).

In 2000, drill hole collar locations were determined using a Trimble® PROXRS GPS that was post-processed (pseudo range).

The 2001 program LDD hole collars were located using Real Time Kinematics GPS with the Leica® system 500 tied in to a local GPS reference station; collars were re-surveyed after hole completion.

During the 2002 program, LDD hole locations were determined using a Trimble® 5700 series system GPS in real time kinematics mode tied in to a local base station receiver (Rikhotso, Williamson and Podolsky 2002). Hole collars were also re-surveyed after completion.

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In 2003 core hole locations were determined using a Trimble® GeoXT GPS-enabled with a Wide Area Augmentation System (WAAS). Locations were verified using a Garmin® 12XL handheld GPS.

Contractors (Sub-Arctic Surveys Ltd.; Hewlko, 2004) surveyed 2004 drill hole collars in CACS NAD 83 coordinate values with elevations in metres above sea level (masl). Hole collars were resurveyed upon hole completion. Sub-Arctic Surveys Ltd. are a licensed survey firm in the Northwest Territories and have performed surveys for most of the exploration groups operating in arctic Canada.

11.6

Downhole Surveys

Single-shot downhole orientation surveys were performed on selected 1997–1998 core holes utilizing a Pajari® tool. Inclinations can be relied upon, but because this tool can be affected by magnetite in the rock (resulting from serpentinization of olivine in kimberlite), azimuth data must be used with caution.

In 2001, inclined core holes were acid-tube surveyed, and the Hearne kimberlite delineation hole was down-hole surveyed by Reflex® tool. A Wellnav® gyroscopic survey was conducted on selected 2002 core holes (Rikhotso, Williamson and Podolsky, 2002). In addition, one 2002 program three LDD hole cluster was Wellnav® gyroscope surveyed.

During the 2004–2008 programs, single-shot down-hole surveys were conducted along core holes typically every 21 m using a Reflex® EZ-Shot™ survey tool; tighter-spaced surveying was performed along upper parts of selected holes, and less frequently for vertical holes. Data noted on survey tickets were recorded.

Maxibor® downhole directional optical survey of selected core holes was conducted in 2006 as a QA/QC check of Reflex® EZ-Shot™ survey tool surveys.

11.7

Downhole Geophysics

Geophysical logging of 27 NQ core holes and 44 large-diameter holes was undertaken from December 1998 to April 1999, and included the following in-situ physical property measurements (Wallace, 1999):

  caliper (actual volume)

  density (mass calculations)

  magnetic susceptibility

  electrical conductivity

  natural gamma

  sonic velocity

  neutron activation.

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The borehole physical rock property survey collected insitu (wet) bulk density data in each of the mini-bulk sample holes at a 5.0 cm sample spacing. The density probe contained a source of gamma radiation and a gamma ray detector. Calibration of density probes is accomplished by correlating the counts per second (cps) returned by the instrument in large blocks of concrete or other material of known density. The correlation then allows cps to be converted to grams per cubic centimetre (g/cm3). These data were compared to data from nearby core holes determined by standard methods and found to be inaccurate; thus, these data were not used for Mineral Resource estimation.

11.8

Comment

LDD and LDC holes are well distributed aerially and vertically in each of the three main deposits – Hearne, 5034, and Tuzo. The results are believed by AMEC to be representative of the deposits. The number of stones and total carat weight is adequate to support diamond valuation and Mineral Resource estimation. Recovery of LDD cuttings was considered to be good but difficult to quantify because material smaller than the bottom screen size is lost during the screening process, and the mass of the recovered sample (larger than the bottom screen size) is not an accurate indicator of recovery. Diamond breakage is a common problem with reverse circulation drilling, and this is discussed in Section 12.5.

5034 South, a relatively small pipe, could benefit from additional drilling to better define the limits of the body, whereas 5034 West and 5034 Centre could benefit from additional drilling to better define internal geology. All bodies remain open at depth.

The amount of exploration drilling is consistent with known mineralogical, geochemical, and geophysical anomalies. Core and cuttings logging is consistent with and typically exceeds industry-standard practices. Collar surveys were performed using industry-standard instruments and procedures. Downhole surveys were performed using industry-standard tools, but magnetic tools such as the Pajari® are not appropriate for these types of rocks because of the presence of magnetite in kimberlite which may adversely affect the azimuth measurements. The other downhole tools are appropriate, and observed deviations are reasonable considering the rock types encountered. In general, deviations were minor, and AMEC believes that the deviation surveys are adequate to support Mineral Resource estimation.

Geophysical surveys were appropriate for this type of deposit.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

12.0	SAMPLING METHOD AND APPROACH

12.1	Small Diameter Core Sampling (Exploration, Delineation, and Geotechnical Drilling)

Exploration core drilling was performed from 1994 to 2003 to test geophysical and kimberlite indicator mineral anomalies and to delineate the kimberlite bodies discovered. These programs provided micro-diamonds for initial grade estimation.

Geology and Mineral Resource core drilling was conducted through 2007 to produce and improve geology and Mineral Resource models. Pilot-hole core drilling in 2002, 2006, and 2007 was used for planning purposes in advance of proposed large diameter RC mini-bulk sample drilling.

Ore dressing study (ODS), geotechnical, geohydrology, geothermal and civil engineering core drilling programs were conducted from 2004 to 2007 to support mine planning, engineering design, and to provide supporting environmental baseline data.

Core samples were utilized for:

  geology studies – slab and thin section analyses; petrology studies; whole rock chemistry; heavy mineral analysis; internal dilution estimation

  Mineral Resource estimation – density determinations; micro-diamond estimation geotechnical studies – slope stability analysis; rock-strength point-load and uniaxial compressive strength tests; concrete aggregate suitability; weathering and slake testing process plant design – ODS

  environmental baseline – acid rock drainage (ARD).

Prior to 2006-2007, micro-diamond samples were collected on variable sample lengths and avoided xenoliths in the sample. This effectively biased the overall grade higher than would be the case if the samples included the xenoliths which dilute the material. Density samples were similarly collected on irregular intervals based on lithology.

A new micro-diamond, petrography and whole rock chemistry (WRC) core sampling methodology and quantitative geological data collection scheme was implemented in 2006 (Field and Ferreira, 2006; Kurzslaukis and Webb, 2006). The new methodology allows petrographic and WRC data to be related to micro-diamond data derived from samples that are collected according to a controlled consistent method and that have associated measured dilution data. More reliable and realistic grade and waste control models can be developed from these datasets, which reduces the risk and increases the confidence in subsequent Mineral Resource models based on the data.

The key sampling aspect is having a defined sample point located in the centre of a future mine bench. Hence the bench height, which is 12 m, controls the sample interval length. The mid-bench

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sample point comprises both a petrography and WRC sample. The micro-diamond sample is taken directly adjacent to the centrally located petrography and WRC samples. In addition, the entire core is line-scanned in 1 m intersections for waste control > 1 cm, and the micro-diamond intersections have independent, more detailed waste control scans. In summary, this line-scan methodology results in the quantification of the modal abundance of xenoliths exceeding 1 cm in size for each 1 m core interval throughout the entire kimberlite intersection.

Density, ARD, point load and uniaxial compressive strength samples are also tied into the bench mid-point core sampling protocol. A rigid depth interval for sampling allows for the construction of a robust waste and diamond grade model.

12.2	Large Diameter Core (LDC) Sampling

12.2.1	Canamera Macro-Diamond Sampling (1996)

During the 1996 PQ core drilling campaign, Canamera sampled 43 PQ core holes for macro- diamonds. Documentation of sample lengths and sampling methods is not clear, but it appears that the entire core was consumed to recover diamonds. These diamonds are not used to estimate grade or for valuation.

12.2.2	GKJV Macro-Diamond Sampling (2007)

The purpose of the 2007 summer large diameter core (LDC) program was to bring the 5034 North Lobe to Indicated status for revenue in order to improve confidence in the resource model for that unit. Data collection included recording categorized real-time drill rig operations, time-and-motion activities, and geological logging. The core was processed, by lithological unit, through the Grand Prairie bulk sample plant for macro-diamond recovery. Sample intervals were defined by lithological units and are variable in length. The main goal of this drilling program was to obtain a parcel of macro-diamonds to validate the diamond size distribution estimated using micro-diamonds. The parcel was compared on a qualitative basis to macro stones in the East Lobe but the parcel was considered too small for diamond valuation purposes.

12.3	Large Diameter RC Drill Sampling

12.3.1	GKJV 1998 Mini-Bulk 140 mm RC Bulk Sampling Method and Approach

The 1998 mini-bulk sampling and results are summarized in Williamson and Hetman (1998). This evaluation work was conducted to confirm diamond grades of the 5034, Hearne, Tuzo, and Tesla kimberlites, as predicted from the micro-diamond results obtained from core drilling, and those produced from 5034 by Canamera Geological Ltd. in 1996.

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Samples were collected on average every 36 m, but the actual interval ranged from 6 m to 60 m.

12.3.2

GKJV 1999 LDD Hole 311 mm RC Bulk Sampling Method and Approach

Williams (1999) reported the aims of the 1999 Gahcho Kué evaluation program were to conduct a LDD RC bulk sampling exercise to define a global resource and partially delineate the pipes to 250 m depth. About 1,000 carats were required from each of the three highest-grade pipes (5034, Hearne and Tuzo) for diamond valuation. The drilling objectives were to maximize sample recovery, and therefore diamond recovery, and to minimize diamond breakage by maximizing drill chip size.

Summary sample collection parameters were:

  18 to 24 m sample interval relative to a 29 m sample datum below lake level

  1.33 to 1.52 mm square mesh wire screen cloth at drill site; only oversize was collected wet samples weighed at drill scale

  security tags attached at drill site.

A nominal 1.4 mm screen aperture size with tolerances between 1.35 mm to 1.52 mm (Grenon et al., 1999) was employed at the drill site; only the oversize was collected.

Data collection included recording categorized real-time drill rig operations, time-and-motion activities, geological logging, head-feed granulometry, caliper and geophysical down-hole surveys.

12.3.3

GKJV 2001 LDD Hole 610 mm RC Bulk Sampling Method and Approach

GKJV decided to employ 610 mm (24-inch) diameter RC drilling to recover mini-bulk samples in 2001. Summary sample collection parameters were:

  6 to 12 m sample interval relative to a 29 m sample datum below lake level wet sample weighed at drill scale

  security tags attached at drill site

  the bottom screen cut-off at the drill rig was 1.58 mm and a nominal 1.5 mm bottom screen cut-off was employed during sample processing; only the oversize was collected.

Data collection included recording categorized real-time drill rig operations, time-and-motion activities, geological logging, head-feed granulometry and caliper logging.

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12.3.4	GKJV 2002 LDD Hole 610 mm RC Bulk Sampling Method and Approach

For the 2002 LDD RC drilling bulk sampling program, GKJV utilized 610 mm (24-inch) diameter RC tools to collect mini-bulk samples in clusters at three locations, focussed on the 5034 Centre and North Lobes and in central Hearne North.

Summary sample collection parameters were:

6 to 12 m sample interval relative to a 29 m sample datum below lake level wet sample weighed at drill scale
security tags attached at drill site
the bottom screen cut-off at the drill rig was 1.58 mm and a nominal 1.5 mm bottom screen cut-off was employed during sample processing; only the oversize was collected.
Data collection included recording categorized real-time drill rig operations, time-and-motion activities, geological logging, head feed granulometry and down-hole caliper survey.

12.3.5	GKJV 2008 Tuzo LDD Hole 610 mm RC Bulk Sampling Method and Approach

The 2008 Winter Tuzo LDD hole program utilized 610 mm (24-inch) diameter RC tools to collect mini-bulk samples. Summary sample collection parameters were:

12 m sample interval relative to a 29 m sample datum below lake level wet sample weighed at drill scale
security tags attached at drill site
the bottom screen cut-off at the drill rig was 1.3 mm and a nominal 1.5 mm bottom screen cut-off was employed during sample processing; only the oversize was collected.

Data collection included recording categorized real-time drill rig operations, time-and-motion activities, geological logging, head feed granulometry, caliper and geophysical down-hole logging. The objective of the geological logging was to obtain information for comparison of the recovered drill product and end results versus drill rig operating parameters.

12.3.6	Comment

Small diameter core sampling has varied somewhat during the course of the program. Early in the program, samples were of variable length, and the procedure was to avoid contamination (crustal xenoliths) when sampling. This produced micro-diamond grades that, while accurate for kimberlite, were biased high when dilution is incorporated. Procedures were changed in the 2006-2007 program to provide a constant sample length (12 m) and rigid sampling procedures. A micro-diamond sample must incorporate all dilution. The changes to the protocol were justified, and AMEC believes that the changes have produced much better micro-diamond, lithological, and bulk density data.

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Mini-bulk sampling procedures utilized for large diameter core (LDC) and large diameter RC (LDD) drilling are consistent with industry-standard procedures. The use of different bottom screen sizes has complicated interpretation of the results, but this not viewed by AMEC as a significant issue. It has resulted in the need for additional data manipulation that can be avoided if a common screen size is utilized.

12.4

Density Data

12.4.1

Methodology

Density data were collected throughout the project. Canamera Geological and GKJV collected density data in the 1995-1996 and 1997-1998 programs. These data were based on water displacement methods and utilized core samples (Hira, et al, 1998). These data were wet densities and were superseded by more recently collected data. In 1999, geophysical tools were used to collect density data. The data were found to be unusable for Mineral Resource estimation by Grieco (2008) and have not been used. In 2002, GKJV again utilized core, but performed the density measurements by measuring the average length and diameter of the core, calculating volume, and determining the mass of the sample on a digital balance (Rikhotso, Williamson and Podolsky, 2002). These data represent wet densities. Density determinations in the 2004 drill program utilized core; however, the method of determination was a coated immersion method followed by drying of the sample and reweighing. This procedure provided both wet and dry density and is an industry-standard procedure (Waldegger, 2004a; Waldegger, 2005a).

A total of 104 density determinations were performed in 2005. Core samples 10 to 15 cm in length were selected at approximately 6 m intervals within kimberlite and 12 m intervals within country rock. Each sample was selected to be most representative of the local geology recovered in the core. Samples were collected immediately at the drill site and wrapped in plastic to prevent moisture loss. In-situ (wet) and dry bulk density values were determined for each sample.

A total of 887 density determinations were performed in 2006 using the De Beers MRM protocol sampling methodology based Field and Ferreira (2006) and Kurszlaukis and Webb (2006). Core, 10 to 15 cm in length, was selected at 6 m intervals within kimberlite and 12 m intervals within country rock. Each sample was selected to be most representative of the local geology recovered in the core. Samples were collected immediately at the drill site and wrapped in plastic to prevent moisture loss. In-situ (wet) and dry bulk density values were determined for each sample collected using a standard, coated immersion method discussed in Waldegger (2004).

A total of 773 density determinations were performed in 2007 using procedures discussed above.

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12.4.2	Comment

Density values obtained in the early stages of the Gahcho Kué Project were largely wet densities. Those data were largely superseded by more recent dry density data, but were used, when no dry density data were available, to estimate the dry density. The methodology used to estimate those densities is discussed in Grieco (2008).

The methodology used for density determinations is consistent with industry-standard practices.

Details of the use of these data are presented in Section 17.

12.5	Macro-Diamond and Micro-Diamond Sampling

12.5.1	Micro-diamond Samples

Canamera Geological Ltd. 1992 – 1995 Micro-Diamonds

Clement et al (1996) reported that GKJV was not provided with the complete record of the location for every micro-diamond recovered on a sample-by-sample basis by Canamera, or the sample lengths, at the 5034 kimberlite.

The Canamera 5034 micro-diamond data were used to construct a diamond stone size- frequency distribution.

GKJV 1997 to 1999 Micro-Diamond Samples

Micro-diamonds were recovered from the GKJV 1997 to 1999 core drilling programs. The samples were processed at the De Beers Micro Diamond Laboratory in Kimberley, South Africa.

It is important to note that the 1997 to 1999 kimberlite core holes were inclined delineation holes that intersected the kimberlites at various depths.

Core samples from five Canamera Geological 1996 core holes were also processed for micro- diamonds at the De Beers Kimberley laboratory as a due-diligence exercise.

GKJV 2002 Micro-Diamonds

A total of 118 micro-diamond samples were selected from the 2002 core holes drilled in the 5034, Hearne and Tuzo kimberlites:

43 samples from the 5034 kimberlite 31 samples from the Hearne kimberlite 44 samples from the Tuzo kimberlite.

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There were 30 micro-diamond samples processed at the SGS Lakefield Research Laboratories, Ontario in 2002:

  13 samples from the 5034 kimberlite

  11 samples from the Hearne kimberlite

  6 samples from the Tuzo kimberlite.

The diamonds and processed sample residues recovered at SGS Lakefield Research laboratories in 2002 were audited at the De Beers Kimberley Micro Diamond Laboratory in Kimberley, South Africa.

GKJV 2003 Micro-Diamonds

Micro-diamond samples were recovered from GKJV exploration core holes drilled in 2003 at the Kelvin and Faraday kimberlites, located about 7 to 12 km northeast of the Gahcho Kué kimberlite cluster.

GKJV 2004 Micro-Diamonds

There were a total of 32 micro-diamond samples collected from three core holes in 2004:

  MPV-04-234C (5034 East Lobe) – 11 samples

  MPV-04-149C (5034 South) – 15 samples

  MPV-04-121C (Hearne “bridge zone” between Hearne North and South Pipes) – 6 samples.

Five micro-diamond samples from one 2002 Tuzo core hole, MPV-02-111C, were processed and audited in 2004. The micro-diamond samples selected were from between 93.5 to 300 m depth. The micro-diamond results were used to remodel grade and size frequency distributions within the main Tuzo TK unit, to determine potential grade upside at depth.

The 5034 East Lobe samples collected in 2004 were processed in 2006.

GKJV 2005 Micro-Diamonds

Micro-diamond samples were collected from one 2005 hydrogeology core hole – MPV-05-239C (5034 North Lobe) – 15 samples.

The 2005 micro-diamond samples were processed at the Saskatchewan Research Council (SRC) in 2006–2007 and incorporated in the 2008 grade model for the 5034 North-East Lobe (Ferreira, 2008).

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GKJV 2006 Micro-Diamonds

In summary, 219 micro-diamond samples were collected along kimberlite intersections from 16 core holes drilled at the 5034 and Tuzo kimberlites during the 2006 Advanced Exploration program:

  5034 – 9-holes: 174 samples

  Tuzo – 7-holes: 45 samples.

The 2006 micro-diamond samples were processed over 2006-2007 and are incorporated in the 2008 5034 North-East Lobe and Tuzo grade model updates (Ferreira, 2008 and 2009).

GKJV 2007 Micro-Diamonds

A total of 472 micro-diamond samples were collected along kimberlite intersections from 32 core holes drilled at the Tuzo and 5034 East Lobe kimberlites during the 2007 Advanced Exploration program:

  Tuzo – 27-holes: 364 samples

  5034 East Lobe – 5 holes: 108 samples.

The samples were processed over 2007–2008 and are incorporated in the 2008 5034 NorthEast Lobe and Tuzo resource grade model updates (Ferreira, 2008 and 2009).

Comment

The numbers of micro-diamond samples is appropriate for these deposits. Sample selection and lengths are appropriate. Table 12-1 summarizes the micro-diamond recovery programs by area and year.

12.5.2

Macro-Diamond Samples

The sample mass for all LDD holes was calculated from the density as determined by small diameter core holes and the diameter of the hole as determined by caliper measurements. Table 12-2 summarizes the macro-diamond recovery programs by area and year.

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Table 12-1: Summary of Micro-Diamond Programs by Area and Year
Body	Year	Number of Drillholes	Number of Samples	Total Sample Weight (kg)	Total Number of Stones	Total Carats
5034	1996	8	19	396	1167	1.33
	1997	1	10	216	1168	0.99
	1998	3	11	228	1187	1.20
	1999	8	12	238.4	1286	0.37
	2002	3	13	220	1036	1.22
	2004	1	11	88.33	780	0.50
	2005	3	63	504.12	3820	3.87
	2006	7	126	1011.96	5682	4.87
	2007	5	107	866.35	8072	5.02
5034 South	1999	3	13	262.8	621	0.83
Hearne	1997	3	18	380	1159	2.57
	1999	6	13	265.7	960	0.53
	2000	1	6	120	128	0.24
	2002	2	11	176	766	0.85
Tesla	1997	4	17	320.08	377	0.20
Tuzo	1997	2	15	308	898	2.67
	1998	2	5	110	84	0.06
	1999	3	10	220	572	0.75
	2002	2	12	196	685	0.90
	2007	26	364	2859.5	12349	10.66
Wallace	1999	1	2	40	80	0.090427
Grand Total		96	868	9098.76	43084	39.7371604

Notes: Micro-diamond data from Tesla and Wallace were not used to support Mineral Resource estimation; samples from which no micro-diamonds were recovered are not reported (i.e. table does not include samples with null micro-diamond results) .

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Table 12-2: Summary of Macro-Diamond Programs by Area and Year
						Sample	Tonnes	Tonnes
Program	Location	Holes	Type	Size	Metres	Interval	(caliper)	Processed	Carats	Breakage
1996	5034	43	Core	PQ	11,630.18	variable	105.2	105.2	252.4	not determined
1996	5034	29	Core	NQ		variable	10.2	10.2		not determined
1998	5034	16	RC	150 mm	1,651.01	36	55.5		100.96	not determined
1998	Hearne	19	RC	150 mm	2,021.53	36	59.9		59.9	not determined
1998	Tuzo	18	RC	150 mm	1,616.38	36	48.1		48.1	not determined
1998	Tesla	19	RC	150 mm	1,881.40	36	58.5		58.5	not determined
1999	5035	14	RC	311 mm	3,452.80	18-24 m	614.5	615.92	1034.57	43%
1999	Hearne	10	RC	311 mm	2,463.20	18-24 m	498.3	392.73	595.97	41% in HK, 27% in TK
1999	Tuzo	11	RC	311 mm	2,592.40	18-24 m	522.9		532.64	24%
1999	Tesla	9	RC	311 mm	1,942.80	18-24 m	184.6			not determined
2001	5034	4	RC	610 mm	868.44	6-12 m	635	421	912.94	7%
2001	Hearne	5	RC	610 mm	531.39	6-12 m	333.5	201.9	2547.08	6%
2002	5034	7	RC	610 mm	1,183.77	6-12 m	837	497.7	1214.16	14%
2002	Hearne	6	RC	610 mm	1,016.60	6-12 m	665.6	465.9	1171.77	10%
2007	5034	5	Core	149 mm	1,344.66	variable(2)	30.355	30.355	102.25	not determined
2007	5034	5	RC(1)	149 mm			3.083	3.083		not determined
2008	Tuzo	9	RC	610 mm	1,234	12 m	956.2	565.3	1713.2	not determined
Totals		229			35,430.56		5,618.438		10,344.44
(1)	Cuttings from hammer used for precollar
(2)	Based on lithology

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Canamera Geological Ltd. – 1996 Mini-Bulk Sample

In 1996 a 105.2 t mini-bulk sample of the 5034 kimberlite was obtained by PQ core drilling of 43 holes. Material from 29 NQ delineation holes completed in 1996 contributed an additional 10.2 t to the mini-bulk sample.

Reportedly, a total of 252.4 carats were recovered from the 1996 Canamera Geological Ltd. PQ and NQ core mini-bulk sample of the 5034 kimberlite, averaging 0.065 carats/stone (Clement et al., 1996). Monopros Ltd. dispatched the Canamera 5034 diamonds to South Africa in April 1997 for valuation. Diamonds >0.07 carat were screened into sieve classes and individually valued at Harry Oppenheimer House in Kimberley, South Africa. There were 784 stones weighing 164.61 carats valued at $5,646.57 (about $34/carat).

1998 GKJV – 140 mm (5.5 -inch) RC Mini-Bulk Sample Program

The 1998 GKJV 140 mm (5.5 -inch) diameter RC drilling program provided a mini-bulk sample of 222 t of kimberlite (calipered mass) from the Hearne, 5034, Tuzo, and Tesla kimberlites. Total program drilling was 72 holes for 7,197 m.

1999 GKJV – 311 mm (12.25 -inch) RC Mini-Bulk Sample Program

There were 1,820.3 t of kimberlite, measured by caliper, removed from the 5034, Hearne, Tuzo, and Tesla bodies from 43 boreholes (Grenon et al., 1999).

Diamond breakage was of concern, as diamonds are believed to were broken during drilling, and from the relatively rapid ascent up the steel drill string and out of the recovery drop-out box. Significant diamond breakage (defined where > 5% of the original diamond is lost due to fresh breakage) was variably reported for the different kimberlite varieties recognised in 1999:

  5034 – between about 17% to 64%: average of 43%

  Hearne – between about 22% to 47%: average 41% in HK and average 27% in TK.

Tuzo – between about 17% to 28%: average of 24%.The averages presented above represent the intervals where significant breakage was noted, not the amount of observed breakage.

2001 GKJV – 610 mm (24-inch) RC Mini-Bulk Sample Program

The 2001 GKJV 610 mm (24-inch) LDD RC bulk sampling program recovered 968.5 t of kimberlite measured by caliper from seven LDD holes drilled in the 5034 and Hearne North kimberlites. The total interval of kimberlite sampled was 1,240 m. The bottom screen cut-off at the drill rig was 1.58 mm.

The bulk sampling produced 19,842 stones, weighing 1,656.7 carats (0.083 carats/stone). A total of 5,337 diamonds from the 5034 and Hearne North kimberlites were examined for

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diamond breakage at the GSPS in Johannesburg, South Africa (SA) in 2001. Of this, 3,240 stones were from the 5034 East Lobe (HK3 and HK5 units, 2000 model units) and 2,097 stones were from the Hearne HNTKN and HNTKNt units (Kelly, 2002).

For 5034, the diamond breakage levels ranged between 5% and 12% for an average of 7%. The breakage results for Hearne diamonds displayed low levels (between 4% and 9% for an average of 6%).

2002 GKJV – 610 mm (24-inch) RC Mini-Bulk Sample Program

The 2002 GKJV 610 mm (24-inch) LDD mini-bulk sampling program achieved 11 holes:

5034 West and Centre lobes – 2 x 3-hole clusters
Hearne North – 1 x 3-hole cluster, 2 x single holes).

A total caliper mass of 1,502.6 t was surveyed. The total interval of kimberlite sampled was 1,919 m.

The 2002 LDD mini-bulk sampling produced 24,705 stones weighing 2,386.0 carats (0.096 carats/stone). The 24,705 diamonds recovered from the Hearne and 5034 kimberlites from the 2002 mini-bulk sampling program were examined for fresh breakage by the Harry Oppenheimer House Geology team, Kimberley, SA (Kelly, 2003). The average 2002 LDD 610 mm LDD RC bulk sampling program diamond breakage levels were:

Hearne kimberlite – 10%, ranging from 9% to 15%
5034 kimberlite – 14%, ranging between 8% and 26%
Centre Lobe – averaged 24%
West Lobe – averaged 10%.

2007 GKJV Large Diameter Core (LDC) Mini-Bulk Sample

A LDC program to recover a targeted 100 carat macro-diamond parcel was conducted in the summer of 2007 at the 5034 North Lobe. The nominal LDC diameter was 5.875-inches (149 mm). The summer of 2007 LDC program replaced the planned 2008 8-hole, 610 mm (24-inch) diameter LDD RC bulk sampling winter program when the geological continuity of the 5034 North and East lobes was confirmed in the winter of 2007 (Sections 11.3.5 and 12.5.7).

There were five holes drilled totalling 1,341 m, for a recovered kimberlite core intersection of 638 m that produced 30.355 t of core processed. There were also kimberlite chips from hammer drilling of kimberlite intersections recovered from overburden casing operations totalling 57 m of which 45.4 m, 3.083 t was processed.

Summary macro-diamond results from the 2007 GKJV, 5034 North Lobe LDC program are:

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  Grand total of 103.775 carats recovered at an overall grade of 3.10 carats per ton (cpt) (including all incidental stones recovered at +1.0 mm), from 33.438 t of hammered cuttings and core).

In addition, there were 17.961 carats recovered, including incidental stones from 8.274 t of coarse core cuttings processed from two holes.

2008 GKJV – 610 mm (24-inch) RC Mini-Bulk Sample Program

An LDD program to recover a targeted 1,500 carat macro diamond parcel was conducted in the winter of 2008 at the Tuzo pipe. The nominal LDD diameter was 24-inches (610 mm).

There were 9 holes drilled totalling 1,341 m for a kimberlite intersection of 1,234.14 m, that produced 956.2 t of measured mass and 565.3 t processed. In summary:

  a grand total of 1,713.2 carats were recovered including incidentals (20,968 stones)

  a total of 1,441.8 carats were recovered at a strict cut-off of 1.5 mm.

Comment

Macro-diamond sample numbers and the number of recovered stones are adequate to provide a reliable estimate of the numbers of stones and the value that can be expected from the various kimberlite units in the Gahcho Kué Project. Sample lengths are appropriate and the methodology used to calculate the tonnages is consistent with industry best practices.

Diamond breakage studies have not been completed for the diamonds recovered from the 2007 LDC and 2008 LDD programs. AMEC recommends that those studies be completed.

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13.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY

13.1	Core Sample Preparation

13.1.1	Canamera (1994–1996)

The kimberlite intersections recovered by Canamera Geological Ltd’s core drilling programs were shipped to Canamera Geological Ltd. in Vancouver BC where the core was split after detailed petrologic logging. Portions of the split samples were processed for micro-diamonds by caustic fusion at both the Canamera Geological Ltd. laboratory in Vancouver and at the Saskatchewan Research Council facility in Saskatoon (Clement et al, 1996).

13.1.2	GKJV (1996–2007)

Core samples recovered by GKJV over 1997-2007 core drilling programs were utilized for the following studies:

geology studies – slab and thin section analyses, petrology investigations, whole rock chemistry, heavy mineral analysis, and internal dilution estimation
Mineral Resource estimation – density determinations, micro-diamond estimation geotechnical studies – slope stability analysis, rock strength point load and uniaxial compressive strength tests, concrete aggregate suitability, weathering and slake testing process plant design – ODS
environmental baseline – ARD
micro-diamond analysis.

Kimberlite core with corresponding country rock contact zones were shipped to Yellowknife, Vancouver, Toronto, or Sudbury for detailed logging by project petrologists. Core was kept intact during collection at the drill sites and packed into labelled core boxes with depth markers placed between each drilled core run. Geotechnical logging was conducted at the drill sites. After detailed petrological logging was completed off-site, project petrologists selected samples for geology studies including slab and thin section analyses, petrological investigations, whole- rock chemistry, heavy-mineral analysis, and internal-dilution estimation.

Samples removed for slab and thin section, micro-diamond, whole rock chemistry, heavy mineral analysis, uniaxial compressive strength, ore dressing studies, acid rock drainage and slake weathering tests were removed from the core boxes, processed, and are considered destroyed. Density and rock-strength point-load samples were returned to their respective core boxes after completion of processing. Kimberlite core sampled for geology studies from the 2007 program is the only core that was split.

All unprocessed kimberlite core, along with 30 m, more or less, of the country-rock contact zones, is currently stored at a De Beers warehouse in Sudbury, Ontario. Country-rock core is stored at the Gahcho Kué site.

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13.2	Mini-bulk Program Sample Preparation

13.2.1	Canamera (1996–1998)

In 1996 a 105.2 ton mini-bulk sample of the 5034 kimberlite was obtained by PQ core drilling of 43 holes with an additional 10.2 tons from 30 NQ delineation holes contributing to the total of 115.4 tons.  Reportedly, 103.7 tons were processed at the Canamera Geological Ltd. diamond recovery plant (Clement et al, 1996).

13.2.2	1998 GKJV – 150 mm (5.5-inch) RC Mini-Bulk Sampling Program

From the 1998 mini-bulk RC drilling program, a total of 73 x 150 mm diameter RC drill holes provided 222 t of kimberlite (callipered mass) from the 5034, Hearne, Tuzo, and Tesla kimberlites for a total of 7,170.32 m of drilling. The screen aperture used was nominally 1.0 mm. Samples were collected on average every 36 m, but the actual interval ranged from six to 60 m. The 1998 mini-bulk samples were processed at the De Beers Grande Prairie treatment facility at a bottom cut-off of 1.0 mm (Williamson and Hetman, 1998).

13.2.3	GKJV (1999–2008)

The 1999 LDD bulk sampling program produced 1,820.3 t of kimberlite, measured by caliper, from the 5034, Hearne, Tuzo, and Tesla bodies in 43 boreholes for a total of 10,451.2 m of drilling (Grenon et al., 1999). A nominal 1.4 mm screen aperture size with tolerances between 1.35 to 1.52 mm was employed at the drill site (Grenon et al., 1999). Drill holes were processed by individual bulk samples collected between 18 m and 24 m intervals. The process plant lower cut-off used was 1.6 mm square aperture (Williamson et al, 1999).

During the 2001 bulk sampling program, a total of 968.5 t of kimberlite were measured by caliper from seven LDD holes drilled in the 5034 and Hearne North kimberlites. The total interval of kimberlite sampled was about 1,240 m. The bottom screen cut-off at the drill rig was 1.58 mm. A nominal 1.5 mm bottom screen cut-off was employed during sample processing that was conducted at the De Beers Grande Prairie plant (Skinner et al., 2001). Drill holes were processed by individual bulk samples collected at 12 m bench intervals.

A total of 1,919 m of kimberlite was RC drilled and sampled at the 5034 and Hearne kimberlites in 2002. The bottom screen cut-off at the drill rig was 1.58 mm. Based on caliper measurements, a total sample mass of 1,502 t was extracted. A nominal 1.5 mm bottom screen cut-off was employed during sample processing that was conducted at the De Beers Grande Prairie plant. Drill holes were processed by individual bulk samples collected at 12 m bench intervals. The 2002 LDD mini-bulk sample processing is reported in Skinner et al. (2002).

The LDC kimberlite intersection in 2007 of the 5034 North Lobe totalled 638 m, and an additional hammered kimberlite intersection of 45.4 m of kimberlite was processed. Geological

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logging of 5034 North Lobe LDD core determined geology units that were utilized for sample processing intervals. Sample processing was conducted at the De Beers plant in Grande Prairie, Alberta at 1.0 mm bottom cut-off, with a primary crush at -12.0 mm, and secondary crush of the -12 +6.0 mm fraction at -6.0+1.0 mm (Skinner, 2007).

During 2008, the drilled Tuzo kimberlite intersection totalled 1,234.1 m in RC samples, and produced about 956.2 t as measured by caliper. A nominal 1.5 mm bottom screen cut-off was employed during sample processing that was conducted at the De Beers Grande Prairie plant (Thomson, 2008). Drill holes were processed by individual bulk samples collected at 12 m bench intervals.

Mini-bulk sample preparation procedures are typical of the industry and are adequate to support Mineral Resource estimation.

13.3

Analyses

13.3.1

Micro-Diamond Samples

Micro-diamond samples were processed at De Beers Kimberley South Africa micro-diamond laboratory (De Beers Kimberley), SGS Lakefield Research Laboratories (SGS) and at the Saskatchewan Research Council (SRC) Geoanalytical Laboratories. Selected micro-diamond and residue samples recovered at SGS and SRC have undergone audits at the De Beers Kimberley Micro-diamond Laboratory as part of routine quality assurance and quality control (QA/QC) measures.

The following discussion of micro-diamond processing is based on a visit by AMEC to the Saskatchewan Research Council micro-Diamond recovery facility in Saskatoon, Saskatchewan. Figure 13-1 is a generic micro-diamond recovery flow sheet.

Sample Receiving and Preparation

Kimberlite samples are received by the laboratory, sorted, and assigned laboratory sample numbers. The samples are logged into the laboratory information system (LIMS) and are dried for 12–16 hours at 60o C. The samples are crushed, if necessary, to about -1/2 inch and split into 8 kg aliquots. The samples are removed from the oven and allowed to cool.

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Figure 13-1: Generic Micro-Diamond Recovery Flow Sheet

Caustic Fusion Method for Diamonds 75 um

Received Sample
Crush to minus ½" (optional)
Dry Sample
Crushed Sample
Caustic Fusion treatment
QC Tracers Added
Sieve melt at ±0.075 mm
-0.075 mm Discard
+0.075 mm Caustic Residue
Chemical treatment
QC Tracers Added
+0.075 mm Chemical Residue
-0.075 mm Discard
Screened Fractions
Sieve @ ±0.075, ±0.106, ±0.150, ±0.212, ±0.300, ±0.425, ±0.600, ±0.85, ±1.18, ±1.70, ±2.36, ±3.35, ±4.75, ±6.70, >9.50 mm
Diamond Observation and Recovery
Tracers Recovery Verified
Report

SRC Geoanalytical Laboratories
Flowchart: 6.0
Effective: 26 May 2006
Distribution of this document is uncontrolled

Page 1 of 1

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Caustic Fusion Processing

The caustic fusion process begins with placing 75 kg of virgin caustic (NaOH) in an approximately 40 ℓ furnace pot. The 8 kg sample is then loaded on top of the caustic. Bright yellow synthetic diamonds, 150-212 µm in diameter are loaded on top of the kimberlite sample as a spike.

The temperature is then ramped up to 550o C, and the sample is held at that temperature for 40 hours. After 40 hours, the pots are removed from the kilns and allowed to cool. The molten sample is then poured through a 75 µm screen. (These screens are single-use screens that are discarded after use.) Micro diamonds and insoluble minerals remain on top of the screen. Insoluble minerals are typically ilmenite and chromite. The pot is then thoroughly soaked with water to remove any remaining caustic and trapped diamonds and the water is again poured through the screen.

Because not all of the material dissolves, additional steps are required to clean ilmenite, chromite, and other materials from the concentrate. Samples are sent to the “wet” lab where acid is added to neutralize the solution. The residue is then rinsed and treated with acid to dissolve readily soluble materials from the residue.

The sample is transferred to a zirconium crucible along with an additional bright yellow synthetic tracer diamonds and fused with sodium peroxide to remove any remaining minerals other than diamond from the sample. The sample is allowed to completely cool, and the liquid is decanted from the beaker. The remaining residue is then wet screened to divide the recovered diamonds into micro-diamond size classes. Stones are stored in plastic vials containing methanol.

Sample Picking, Weighing, and Data Recordation

Samples are then sent to the observation room where they are hand picked by trained observers. Spikes are recovered first. After spike recovery is deemed complete, diamonds are picked from the residue and individually weighed. The weight of each stone in each size class is recorded. (In GKJV’s case, stones smaller than 300 µm are not individually weighed, but the total parcel in each size class is weighed.)

Stones are weighed on ultra-micro balances capable of accurately weighing 75 µg. Data are recorded on paper that is then manually entered into a spreadsheet by trained clerical personnel.

Comments

The laboratory is ISO 17025 accredited for micro-diamond work.

The laboratory reportedly has an average recovery efficiency of 98% based on spike recovery. Less than 70% recovery results in the laboratory absorbing the cost of the analysis and

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issuance of an apology to the client. This has happened only a “handful” of times since the laboratory opened.

Quality control (QC) consists of:

every sample is picked by a designated observer, and the residue is repacked by a senior observer to insure that no diamonds were missed. The senior observer then signs off on the sample all observers are required to do annual retraining
a designated Quality Control Manager is in charge of all of the QC documentation new observers are introduced to the process by picking tracer diamonds for two to three weeks. They are supervised very closely for as long as four months. After that, normal QC procedures apply.

Due to the number of container transfers (7), screenings (2), and general handling of the samples, there is a very large risk of losing stones. It was obvious that the laboratory personnel are acutely aware of this and that numerous procedures are in place to minimize the possibility of lost stones.

In AMEC’s opinion, the procedures are appropriate.

13.4	Mini-Bulk Samples

GKJV mini-bulk samples underwent dense media separation (DMS) concentration at the De Beers DMS facility in Grande Prairie. Sealed bulk sample concentrates were shipped under “Kimberley Process[3]” chain-of-custody procedures to the De Beers Johannesburg, SA facility for final diamond recovery by X-ray fluorescence. The recovered macro-diamonds were shipped under the same chain-of-custody procedure to the De Beers Diamond Trading Company (DTC) in London UK for appraisal and revenue analysis.

13.4.1	1999 GKJV Mini-Bulk Sample Processing

Sample processing during 1999 was by gravity feed from the sample bag through a scrubber fitted with 12.5 mm square aperture a trommel screen, all +12.5 mm material was crushed to 10 mm and fed back into the scrubber. All -12.5 mm to 1.6 mm material was fed via a dropout box onto a 1.6 mm square aperture poly-panel pre-preparation screen, where this DMS feed was washed. Following preparation, the sample was gravity fed into the mixing box from where the FeSi/sample mix was pumped through a 200 mm diameter cyclone with a 46 mm spigot.

_______________________________________
3 The Kimberley Process (KP) (introduced by United Nations resolution 55/56) is a joint governments, industry and civil society initiative to stem the flow of conflict diamonds which are rough diamonds used by rebel movements to finance wars against legitimate governments. The Kimberley Process Certification Scheme (KPCS) imposes extensive requirements on its members to enable them to certify shipments of rough diamonds as “conflict-free”. As of September 2007, the KP has 48 members, representing 74 countries, with the European Community and its Member States counting as an individual participant. See Section 13.8 for additional information.

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13.4.2

2001–2008 Grande Prairie Dense Media Separation (DMS) Circuit

A purpose-built 5 t/h (200 mm cyclone) DMS plant, with an integral scrubber, trommel screen, crusher, preparation screen and concentrate recovery system was installed at De Beers’ processing facility in Grande Prairie, Alberta and used in 2001.

The sample material was gravity fed from the 2-ton sample bag into a 2-ton feed bin; from the feed bin the sample was fed onto a 9 m long feed-belt; feed speed was controlled by a gate in the front of the conveyor feed tray. From the conveyor, the material was gravity-fed into the scrubber, with the assistance of the crusher pump water. After scrubbing, the sample was discharged through a 14 mm trommel screen into a 4/3 Warman pump. This material was fed via the 4/3 Warman pump through a drop-out box onto the prep screen on the DMS unit. Material over 14 mm in size fell from the trommel screen lip into a 6 x 4 Masco jaw crusher, set to a 10 mm closed-gap setting. This crushed product was gravity fed into a 3/2 Warman pump and returned to the scrubber. In this way the circulating +14 mm oversize material remained in closed circuit until reduced to below 14 mm in size. Due to the minimal amount of +14 mm material present in the samples, the jaw crusher could not be choke-fed during production; however, most of the oversize material preferentially, remained inside the scrubber during feeding. This material was choke-fed through the crusher when the scrubber was reversed during clean-out at the end of treatment of each sample.

During processing, fines (-1.5 mm material) are removed on the preparation screen, while the sample material is split into high- and low-density components in the cyclone. Sample concentrate reports to pails within a concentrate cage, and tails are collected in a per- numbered sample bag and stored on a per-sample basis. The single deck prep screen is fitted with 1.6 mm square aperture poly-panel screen panels and a set of spray bars. After washing on the prep screen, the sample material is gravity fed into the DMS mixing box, where the sample material is mixed with the dense medium (270D grade ferrosilicon (FeSi) and water mix). This mixture is pump-fed at a pressure of ~98 Kpa into a 200 mm DMS cyclone with a 46 mm spigot. Lights (sample tailings) from the cyclone are drained and washed across the lower deck of a double deck product screen to recover FeSi and discharged to a bulk-sample bag for weighing and storage. Spigot product from the cyclone (DMS concentrate) is similarly washed across the upper deck of the double deck product screen (1 mm square poly-panel) and gravity fed to a 20 litre concentrate pail, located within a secure cage.

DMS concentrates are collected into a pail within a cage that is secured by two padlocks and two single-use security seals. The pail is sealed while inside the glove-box equipped concentrate cage, before being removed from the cage and weighed. These concentrate drums were all sealed with uniquely numbered security seals and were then stored in a locked transport container prior to shipment.

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A video camera was installed inside the transport container (which was also alarmed), and two cameras overlooked the treatment plant concentrate cage. Two seals, as well as two padlocks, seal both the cage and transport container. The plant supervisor and the operator each held a key to one of these padlocks; consequently neither the cage nor the concentrate container could be opened without both the plant supervisor and the operator being in attendance.

Prior to export, concentrate pails were drained of water, weighed, and boxed within a palletized wooden crate, which was firmly screwed together and then strapped using metal bands. Uniquely numbered, tamper-evident seals were strategically placed on these straps to detect unauthorized opening the crates. Sample shipments were made on a regular basis. Shipments would be collected from the Grande Prairie premises by a Brinks Inc. armoured vehicle and driven with an armed escort, to the Edmonton airport, where they were air-freighted to Johannesburg via London.

Following DMS concentration, an overall concentrate percentage yield (concentrate mass divided by sample mass calculated from caliper measurements of hole diameter) was recorded. An overall sample recovery was calculated by dividing the headfeed sample mass by the sample mass calculated from caliper measurements of the hole diameter. All samples were subjected to similar processing, except for clay-rich samples, where small clay balls could still be found in the tailings following treatment. Such samples were re-processed.

Other measurements recorded during processing include: moisture content and representative screening analysis of the tailings material. The treatment plant’s operational parameters were recorded. This included measurement of operational time-and-motion information with discrimination of operational activities and downtime. Medium density was recorded regularly as was the operating-medium pressure at the cyclone. Testing with density tracers was routinely undertaken, and the density cut-point and probable error (Ep) were determined.

Various measures were implemented to prevent sample contamination. The plant was cleaned after every sample. This involved a thorough cleaning of the scrubber, feed bin, pumps, screens, etc. A more thorough clean-out and a clean-up procedure was followed between processing material from the different kimberlite pipes.

In an attempt to avoid contamination, the scrubber was reversed and pressure-washed. Spillage was collected from beneath the plant and re-introduced into the process stream. All screens were hosed and unblinded between samples. The cyclone-feed pump would be stopped and restarted, to dislodge any trapped grains. The plant was operated without load for 15 minutes between samples in order to flush out any entrained material, in an attempt to prevent contamination between samples.

Macro-diamond sample preparation and recovery was performed using industry-standard procedures. The resultant diamond populations are adequate for Mineral Resource estimation and mine planning.

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13.5	Program Quality Assurance/Quality Control

13.5.1	Canamera Geological Ltd. 1992-1996 QA/QC

Monopros Ltd. undertook a due diligence study of the 5034 kimberlite and the AK and CJ claims in 1996 (Clement et al, 1996). The study encompassed:

assessment of the information supplied by Mountain Province Mining Inc.
discovery history
local geological and topographic setting
Kimberlite discoveries
pipe location and general geology of the occurrence
petrological and mineralogical results and reports
borehole information
drill sampling information
geophysical surveys
details of micro-diamond samples
geochemical analysis of indicator minerals
macro-diamond sampling and diamond valuation
treatment procedures for macro-diamond samples
access to diamonds for examination and valuation.

Kimberlite drill core received from Canamera Geological was transported from Vancouver BC and initially stored in the De Beers’ warehouse in Grande Prairie, AB, moved to the De Beers’ warehouse in Yellowknife, NWT and subsequently to De Beers’ Sudbury warehouse facility where it is currently stored. The country-rock drill core remains on the Gahcho Kué site.

13.5.2	GKJV 1997-2003 Core Programs QA/QC

A surface grid tied to the Universal Transverse Mercator (UTM) system was established in the winters of 1997 and 1998 over each of the kimberlites. Several permanent reference points in each grid were established on land using the Trimble 4800 series global positioning system (GPS). These reference points were re-occupied later that year, again with a Trimble 4800 series GPS, which confirmed the accuracy of the original locations (Hodgkinson, 1998).

SRK Consulting conducted three quality assurance exercises during the 1998-1999 GKJV geotechnical program (Eichenburg, 1999), covering:

hole collar locations and drill rig setup
core orientation (Pajari® tool and acid-test surveys)
geotechnical measurements.

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13.5.3	GKJV 1998-2002 Bulk and Mini-Bulk Sampling Programs QA/QC

In all cases, marked or synthetic diamond tracers were added to the samples to monitor recovery efficiency. Additional QA/QC measures are discussed below.

The coordinate grid established in 1997-1998 was re-established from previously laid-out permanent markers using a Trimble 4800 Series GPS system. The LDD hole collar locations were all established by measuring from the grid (Williams, 1999). A contractor independently surveyed about 50% of the collar positions (Valeriote, 1999)

An external audit of the procedures for the 1999 evaluation program at Kennady Lake was performed by a geologist and geostatistician from MRDI (now AMEC), during a site-visit lasting six days from 10 to 16 February 1999.

Conclusions and recommendations from that audit included but were not limited to:

data entry and verification procedures should be reviewed to reduce data entry errors manual sample logging prior to treatment at the Geological Sample Processing Services (GSPS) facility results in occasional errors such as duplicate sample numbering and incorrect seal numbers on sample manifests more frequent field granulometry samples should be taken
an estimate of slimes lost during dewatering of the kimberlite should be made for each hole security during all phases of the sample drilling and treatment is adequate and meets or exceeds industry standard data collected during sample treatment in Grande Prairie should be consolidated into one central entry point, with formal back-up procedures in place the sample treatment plant is adequate; however, the double-deck screen arrangement requires frequent monitoring during operation to ensure efficient diamond recovery control of security seals at the Grande Prairie facility requires attention
DMS concentrate transportation should be reviewed to eliminate the road transport from Edmonton to Vancouver, en route to Johannesburg a data acquisition program be initiated to provide engineering data for a future feasibility study alternative containers for transporting DMS concentrate from Grande Prairie to Johannesburg should be investigated process equipment at the GSPS facility should be reviewed to eliminate double screening and manual de-dusting steps additional computer terminals should be considered at the GSPS facility to reduce waiting time and potential data entry errors random checks of samples revealed several discrepancies on the Geotrack sample tracking system in use at the GSPS facility.

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Recommendations for improvements were implemented (Williams, 1999). Similar audits were undertaken at the Monopros Ltd. Grande Prairie, Alberta mini-bulk sample processing plant and the Geological Sample Processing Services (GSPS) diamond recovery plant in Johannesburg, SA.

Procedures during the 2001-2002 program included:

2001 program LDD hole collars were located using Real Time Kinematics GPS with the Leica system 500 tied in to a local GPS reference stations; collars were re-surveyed after hole completion.

2002 program LDD hole locations were determined using a Trimble 5700 series system GPS in Real Time Kinematics mode tied in to a local base station receiver (Rikhotso, Williamson and Podolsky 2002). Hole collars were re-surveyed after completion.

Kimberley Process Chain-of-Custody documentation is used for all concentrate transfers.

13.5.4	GKJV 2004 – 2008 QA/QC

density samples were subjected to a procedure based on ASTM Designation – C 97-96; variations in electronic scale output were monitored with standard weights. Density samples underwent a 1% external and 1.5% internal lab testing of duplicate density samples for verification of field density results.

Kimberley Process Chain-of-Custody documentation.

13.5.5	Comment

Quality assurance-quality control measures for exploration and sample processing are adequate to support Mineral Resource estimation.

13.6	Database

Drilling data collected from the 1999–2003 exploration and evaluation programs were captured for GKJV using Access®. During 2001, a major database validation was completed, and the earlier files were consolidated into one database. Drilling data collected from the 2004–2005 Advanced Exploration programs continued to be captured using Access®.

In 2005–2006, a Datamine® geological data management system was implemented and utilized for capturing drill program data. The Datamine® data management system configures a central geological database through a series of configurable tables, columns and pick up lists with a

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query builder function. Hole collar survey, drilling (core and large diameter), geological and geotechnical logging, sample collection and consignment information were captured. The system has an open structure in that remotely-entered field data were copied onto a Microsoft SQL server central database in Johannesburg, South Africa.

The Mineral Resource Sampling Database (MinSAMP) model is a generic, advanced diamond sampling workflow-based repository capable of storing all sample-related data. The current Gahcho Kué Project MinSAMP model stores 2007–2008 collar survey, drilling (core and large diameter drilling), geological and geotechnical logging, sample collection and consignment, sample processing and plant configuration, diamond sorting and consignment data. The model consists of several groups of tables and views named according to the workflow process or type of data they contain. The MinSAMP database is currently running on a Microsoft SQL® server located in the De Beers Toronto office. Databases from pre-2007 drilling programs are being migrated into MinSAMP.

All DBC–KPU petrological data, such as geology logs, line scan, photographs, whole-rock chemistry, micro-diamonds, maps, cross sections, consignment, tables and scorecards, and general communications, are currently saved on a central server at De Beers Toronto office. These data are being migrated into MinSAMP for GKJV.

The Gahcho Kué kimberlites are modeled in three dimensions (3D) using Gemcom® software. Waldegger (2005b) reported that the first 3D model was completed in 1998 and that subsequent iterations were completed in 1999, and 2002. The current Gemcom® model iteration of the Hearne kimberlite was completed in 2005. The 5034 and Tuzo kimberlite Gemcom® models were completed in 2007–2008. All the final interpreted data from drilling and mapping used in both the country rock and kimberlite modeling are stored in an Access® database.

The database was internally audited during April to July 2004. Line verification was undertaken on collar location, downhole survey data, geological logs and macro-diamond data. Drill hole folders were compiled for the Gahcho Kué data room in conjunction with the audit. A major restructuring of the Gemcom® project and associated database was completed by the project resource geologist (Waldegger, 2005b).

Hard copy exploration and advanced evaluation geology–Mineral Resource estimate data including drilling program reports and individual drill hole files were compiled. The hard copy drill hole reports correspond to the drill holes in the Gemcom® database. The hard copy reports are filed and indexed in the geology and resource data room at the Gahcho Kué Project office in Yellowknife. The geology and resource data room files are also digitally copied and stored in a project “Electronic Data Management System” on a central server at De Beers Toronto office.

AMEC and its precursor MRDI, audited the database in 1999, 2003, 2005, 2007, and 2008 and found no significant errors or omissions.

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AMEC believes that the database is adequate to support Mineral Resource estimation. Routine backups, integrity checks and audits minimize the likelihood of significant numbers of errors finding their way into the database.

13.7

Sample Security

Security procedures were in place during bulk and mini-bulk sampling drilling programs at the Gahcho Kué site, during sample processing at the De Beers DMS facility in Grande Prairie; during diamond recovery at the De Beers Group Exploration Macro-Diamond Laboratory (GEMDL) in Johannesburg, RSA and at the Saskatchewan Research Council Geoanalytical Laboratories.

The purpose of security procedures at the Gahcho Kué site was to set out the security duties, transportation and chain-of-custody processes around the handling, storage, documentation and overall security for the bulk sampling programs. Independent security contractors were employed at the Gahcho Kué site for the 2001, 2002, and 2008 large-diameter drill hole RC bulk sampling programs.

Mini-bulk samples collected during LDD RC programs were secured in closed bags with uniquely numbered single-use security seals at the Gahcho Kué site. The chain-of-custody was maintained through a series of consignment document sign-offs and tracking of the sample and security seal numbers from the initial collection of the sample, during transportation and to the final processing stages. Field consignment records of the bag and seal number, bag weight and condition were documented.

The mini-bulk samples were transported directly from Gahcho Kué to Grande Prairie in vans that were padlocked and affixed with uniquely numbered security tags via winter ice roads when possible, or flown by commercial aircraft to Yellowknife and then transferred to closed vans for shipment to Grande Prairie.

The De Beers Grande Prairie bulk sample DMS processing warehouse is a locked facility, monitored by multi-camera video surveillance by contracted security personnel. DMS concentrate is fed into a pail within a locked cage. Once a sample is completed the pail is sealed using a glove-box arrangement. Concentrate cages and storage areas are double sealed and locked, requiring the presence of one senior GKJV person and one contracted security personnel for access. Records are kept of visitors to the facility. DMS concentrates are locked into sealed 20-litre containers, each of which has a uniquely numbered, single-use seal affixed. These containers are stored inside a class-three demountable vault until periodic shipments are made to Johannesburg using a security contractor.

At the Saskatchewan Research Council Geoanalytical Laboratory macro-diamond recovery facility, GKJV security staff reviewed the security procedures and systems and made recommendations for improved camera surveillance and hands-off macro-diamond sorting by glove box. The recommendations were implemented.

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The De Beers GEMDL facility in Johannesburg conforms to all the De Beers’ Diamond Control Teams requirements for the secure processing of diamondiferous material. This involves access control, surveillance, hands-off processing and diamond control in accordance with the South African Diamond Act No. 56/86. AMEC believes that the security measures for the Gahcho Kué Project were adequate.

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14.0	DATA VERIFICATION

14.1	Internal Reviews and Audits

Canamera (1992–1996)

Monopros undertook a due diligence study on the work completed by Canamera on the 5034 kimberlite and the AK and CJ claims in 1996 (Clement et al, 1996). The study encompassed assessment of the information supplied by Mountain Province Mining Inc.:

discovery history
local geological and topographic setting
kimberlite discoveries
pipe location and general geology of the occurrence
petrological and mineralogical results and reports
borehole information
drill sampling information
geophysical surveys
details of micro-diamond samples
geochemical analysis of indicator minerals
macro-diamond sampling and diamond valuation
treatment procedures for macro-diamond samples
access to diamonds for examination and valuation.

Resource interpretation and evaluation of the 5034 kimberlite:

geological model
global grade estimation
local grade estimation
revenue estimation
economic analysis.

Further potential of the AK and CJ properties:

details of ground holdings
details of partners and agreements
third party royalty
area of the claim blocks
sampling procedure
sorting and mineral micro-probing procedure
discussion of available data
assessment of geophysical survey information submitted by Mountain Province Mining for the AK and CJ properties.

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This work resulted in De Beers joining the project in 1997.

GKJV (1997–2004)

SRK Consulting conducted three quality assurance exercises during the 1998–1999 Monopros Ltd. geotechnical program (Eichenberg, 1999), covering:

hole collar locations and drill rig setup
core orientation (Pajari® tool and acid-test surveys)
geotechnical measurements.

A senior De Beers petrologist from the Kimberley, SA, De Beers Geology Division, peer reviewed De Beers Canada Kimberlite Petrology Unit (DBC-KPU) work on the Gahcho Kué project in behalf of GKJV in 2000. This involved inspection and verification of the 1999 Gahcho Kué core, polished core specimens, and core thin-section samples described and logged by the DBC-KPU petrologists.

The De Beers MRM Group Resource Petrologist performed a peer review of the Gahcho Kué resource geology data with GKJV project petrologists and resource geologists during July 2004 at the Gahcho Kué Project workplace within AMEC Vancouver, BC offices (Stiefenhofer, 2004).

A peer review of the 5034, Hearne, and Tuzo kimberlites three dimensional geology models constructed using Gemcom® modelling software, was conducted by the MRM Group Resource Modelling Manager, together with the project resource geologist (Farrow, 2004). The output was an updated geology table and geology models reported to De Beers Mineral Resource Management (MRM) group standards to enable completion of the internal audit (Waldegger, 2005b).

The geology of the pipes within the Gahcho Kué kimberlite field was published repeatedly in peer-reviewed international journals (Hetman et al., 2004; Kurszlaukis and Lorenz, 2008; Rikhotso et al., 2003) and presented at international conferences such as the Eighth Kimberlite Conference (Victoria, 2003), 2nd International Maar Conference (Hungary, 2004), and the International Kimberlite emplacement workshop (Saskatoon, 2006).

The De Beers Kimberlite Petrology Unit and its work on Gahcho Kué kimberlites in behalf of GKJV was repeatedly and successfully peer reviewed and audited during 2007. De Beers’ internal auditors were Matthew Field and Dr. Johann Stiefenhofer (Stiefenhofer, 2007). Prof. James White (Dunedin University, New Zealand) is an internationally-acknowledged specialist on maar-diatreme volcanism and peperites and was an external auditor (White, 2007).

Dr. Kurszlaukis has published general papers on the geology of kimberlite and carbonatite root zones in international peer-reviewed journals (Lorenz and Kurszlaukis, 1997, 2007; Kurszlaukis and Lorenz, 2008).

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2005 Desktop Study Report Data Verification

An internal audit of the GKJV Gemcom® database was conducted during April to July 2004 (Pizzolato, 2004a and b). Of the various data sets that exist in Gemcom®, the sets that underwent line verification against De Beers evaluation database records were:

collar location
down-hole survey data
geological logs
macro-diamond data.

Drill hole folders were compiled for the Gahcho Kué data room in conjunction with the De Beers Gemcom® internal audit.

It was stated in the 2005 Desktop Study Report that continual GKJV database integrity checks are embedded in:

prospecting samples database – project allocation, sample number, location; visual results, probe results sample consignments database – country of origin, consignment number, sample listing, sample location, laboratory, project allocation, sample type, number of samples, sample size, weight, shipment date, processing required, waybill number.

In addition, manual data reviews were performed on results received for:

micro-diamond samples (in database entry) – consignment number and sample listing; sample location, sample type macro-diamond samples (in Gemcom® entry) – consignment number and sample listing, sample location, sample type, sieve class totals for number of stones and carats.

The >0.07 carat diamonds received from Canamera in 1997, recovered from the 5034 kimberlite mini-bulk sample collected in 1996, were reconciled by Chinn (2003). The number of stones present and their carat weights were compared with the available hard copy and electronic records. The <0.07 carat stones were not audited, and were sent to the KMDL, SA for storage. Chinn (2003) reported that the hard copy and electronic versions were not always in agreement with the >0.07 ct stones received.

Brown (2004) reported the update to the Gemcom® geological and resource block models following the changes from the 2004 Advanced Exploration drilling program. As the changes to the geological model were only minor modifications to the orebody envelopes, the Mineral Resource was updated using the 2003 Mineral Resource parameters (Gordon-Coker and Bush, 2003).

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A strategic geotechnical and geohydrology mine planning review by GKJV, SRK, and HCI, and an independent geotechnical consultant from CSIRO Exploration and Mining, was held at SRK’s Vancouver, BC offices between 30 September and 1 October 2004. Recommendations for future work were made (Monthly Report Gahcho Kué Diamond Project October 2004):

additional pit geotechnical core holes at Tuzo (3-holes, about 750 m), 5034 North Lobe – Tuzo (1-hole, about 250 m), Hearne South gravity structure (1 hole, 250 m) were recommended for drilling in the winter of 2005–2006 additional deep geohydrology core holes for environmental baseline conductivity and water chemistry were recommended for the summer of 2005 (5 holes, about 2,000 m).

Subsequently, external peer review of representative 2004 pit geotechnical core intersections was carried out in Yellowknife, NWT by a consultant from CSIRO Exploration and Mining (Australia), during 4 to 5 October 2005 (Read, 2004). Read (2004) reported that pit-slope design recommended by SRK is consistent with the site geology and ongoing levels of conceptual mining studies.

14.2	Laboratory and Process Facility Inspections

14.2.1	Internal Laboratory and Process Facility Inspections

During the GKJV 1998-2002 mini-bulk and bulk sampling LDD RC drilling programs and the GKJV 2007 LDC mini-bulk and 2008 bulk sampling LDD RC drilling programs, project geologists and managers made regular visits during sample processing at the De Beers’ Grande Prairie DMS facility.

The GEMDL in Johannesburg, SA was visited by De Beers’ and project managers on a program basis, with diamond layouts at the De Beers DTC in London UK being inspected.

The SGS Lakefield Research Laboratories and the SRC Geoanalytical Laboratories were routinely inspected by GKJV and Gahcho Kué Project management for micro-diamond and macro-diamond processing.

14.2.2	External Laboratory and Process Facility Inspections

MRDI visited the Grand Prairie and Johannesburg processing facilities in 1999 (MRDI Canada, 1999). There were no items of concern noted during the inspections.

AMEC (2008) reported visiting the De Beers’ core logging facility in Sudbury November, 2007 and January 2009.

AMEC visited the Saskatoon Research Council (SRC) micro-diamond recovery facility in Saskatoon logging facility in Sudbury 17 March 2009.

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14.3	Independent Sampling

No independent sampling of core or concentrate was undertaken by parties external to GKJV, and none is reported in previous studies.

14.4	Independent Reviews

Several independent project verification review exercises were undertaken on the Gahcho Kué project:

MRDI (now AMEC) of the Canamera Geological data collection program (MRDI Canada, 1998)
MRDI Canada (now AMEC) in 1998 prepared a Preliminary Mine Scoping Study and 1999 LDD RC Bulk Sampling Program Procedures Audit
MRDI (now AMEC) reviewed databases in conjunction with preparation of a NI 43-101 Technical Report and Resource Estimate in 2003 (Thurston, 2003)
AMEC audit of the databases in 2005
AMEC audit of the database and procedures in 2007
AMEC audit of the database and procedures in 2008-2009 as part of preparation of this report.

MRDI (1999)

An external audit of the procedures of the 1999 evaluation program at Kennady Lake was performed by a geologist and geostatistician from MRDI (now AMEC), during a site visit lasting six days from 10 to 16 February 1999. Recommendations for improvements were implemented (Williams, 1999). Similar audits were undertaken at the Monopros Ltd. Grande Prairie, Alberta, bulk sample processing plant and the Geological Sample Processing Services (GSPS) diamond recovery plant in Johannesburg.

AMEC (2005)

An external 10% audit of the 2005 Desktop Study resource evaluation database was performed (Shahkar, 2005). The Gemcom® data sets audited were:

XYZ coordinates of drill collars
length of drill holes
geology data compared against available drill logs
macro-diamond counts
bulk density data.

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The aim of this 10% external audit was to evaluate the suitability of the Gemcom® database for its use in Mineral Resource estimation in compliance with NI 43-101 regulations. Shahkar (2005) concluded that although the overall 2% database error was technically a high error rate, the majority of these errors could be remedied with more stringent database management practices and record keeping. The nature and generally small magnitude of the errors found led AMEC to conclude that their overall impact on the Mineral Resource model would likely not be significant.

AMEC (2007)

During October–November 2007, a review of the 2007 project database was undertaken:

A review of the De Beers Gemcom® database was performed. Data were compared to original records to check for accuracy of transcription. AMEC compared approximately 10% of the data, including drill hole collar location, sample intervals, diamond recoveries, density measurements and drill hole intercepts to original records. Less than 1% of these data were found to be in error, and AMEC therefore considered the 2007 database adequately accurate to support resource estimation work.

AMEC reviewed the solid models present in the database for three kimberlite bodies, 5034, Hearne and Tuzo. These models were reviewed in section and plan views and compared with logged drill hole lithologies. The Hearne and 5034 models were found to be generally adequate. The interpretation for Tuzo was recommended for review.

A review of the diamond valuation methodology including size-frequency distribution determinations was performed. AMEC concluded that the valuation methodology was standard for De Beers and acceptable.

AMEC noted that all Mineral Resource estimation work was completed at Mineral Resource Management (MRM) in Johannesburg, South Africa using Isatis® software. This required all solids models and the underlying database to be transferred from Gemcom® to Isatis®. Review of the two databases indicated that they were not always synchronized. Minor discrepancies between the two databases were noted and resolved.

AMEC reviewed the resource calculation methodology, adjustments to stone size- frequency, valuation modelling for each kimberlite cluster, and inclusion of incidental diamonds in the 2003 Mineral Resource estimates for 5034 and Tuzo, and was of the opinion that the grade and tonnage results reflect a conservative estimate of the economically viable diamond content of the Gahcho Kué kimberlite bodies.

AMEC concluded that the 2003 Mineral Resource estimate was conservative and, in general completed within industry best practice guidelines

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AMEC (2009)

As part of the review for this Report, AMEC audited the 2004-2007 geological database, reviewed geological logging procedures, reviewed petrological procedures used to determine final rock types, reviewed the geological models for conformance with the drill information, reviewed the resource estimation procedures and assumptions, and resource classification. No significant errors or omissions were noted in the database. Drill logging and petrological procedures meet and generally significantly exceed industry-standard best practices. The geological models conform to the geological data. Estimation practices and assumptions are reasonable. Resource classification is reasonable. Many of these aspects of this review are discussed in Section 17.

AMEC also visited the Saskatchewan Research Council’s micro-diamond recovery laboratory and reviewed the procedures used to extract, classify, and weigh micro-diamonds. No issues of concern were discovered during this review.

14.5	Comment on Database Verification

AMEC believes that database verification throughout the Gahcho Kué project is adequate to support Mineral Resource estimation.

14.6	Special Considerations For Diamond Resource Determination

AMEC was supplied with a valuation from the Diamond Trading Company (DTC). The QPs believe it is appropriate to rely on De Beers valuations, as the DTC is the rough diamond distribution arm of the De Beers Family of Companies and is the world's largest supplier of rough diamonds, handling nearly half of the world's supply by value. The DTC is a centralized group containing the only personnel within DeBeers that are qualified to perform diamond valuations. All valuations utilized by the DeBeers operations as well as evaluation groups are performed by the DTC. The DTC is the recognized originator of the methods in use by all valuators.

A valuation was performed on behalf of MPV by WWW Diamond Consultants International (WWW) of London, to obtain valuations and perform price modelling, and this valuation was supplied by MPV to AMEC. The QPs believe it is appropriate to rely on the WWW valuations, as WWW are recognized international leaders in this field, and are the valuers to the Federal Government of Canada for the Canadian diamond mines in the Northwest Territories

Mr. Martinus Oosterveld assisted AMEC by providing a comparison between the De Beers and WWW diamond value estimates. Mr Oosterveld is regarded as one of the leading authorities in diamond resource evaluation and diamond geostatistics. He has more than 30 years of experience in diamond mine development, including nearly a decade as Ore Evaluation Consultant to De Beers Consolidated Mines Limited and Anglo American plc, involved in evaluating all of De Beers’ diamond properties worldwide, and an additional 15 years of experience as an independent diamond resource consultant based in South Africa.

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14.6.1	Diamond Valuations

The Qualified Persons are not able to apply quality control measures to the valuation process performed by either De Beers or WWW International.

The reason for this is that diamond valuation is, at best, only partially analytical (in the way that a gold assay process can be termed analytical), as the diamonds are sieved and subjectively classified by colour, clarity, etc. The dollar per carat determinations for various stones, however, is ultimately governed by the valuator’s price-book. This part of the process is proprietary, governed by a given valuator’s view of the marketplace and can vary from valuator to valuator, particularly for larger stones. Even in larger parcels, valuators must then ‘model’ or extrapolate values in the larger stone size classes where there may be few representatives. The methodology for modelling is also proprietary.

These diamond valuation procedures do not lend themselves to quality control measures that a qualified person could apply as with a commercial assay laboratory. At every step, the QPs are relying on the valuator’s opinions of the diamond market and their subjective view of diamond values.

The Qualified Persons also rely on the valuators models which are heavily dependent on their view of the diamond market, their proprietary estimates of the likelihood of finding larger stones in the deposit because of sample-size support, and the perceived value of those larger stones.

The culmination of the process is the average prices for given zones, lobes or pipes. The heavy dependence of the process on economic market assessments, and the proprietary nature of the valuators’ assumptions and methods, materially affects the quality of, and confidence in, the Mineral Resource estimate. In this way, the valuations used in the Mineral Resource assessments are markedly different than the concept of analytical mineral assays in, for instance, a precious metal project. The proprietary nature of the processes employed for valuations limit any quantitative assessment of the added risk to the project. Other than reviewing the De Beers’ data and the WWW report for transcription errors in the transfer of the valuation figures into the database, no other data verification procedures can be applied.

Diamond valuators are experts, but not Qualified Persons, and and the Qualified Persons preparing the Mineral Resource estimates and assessing the reasonable prospects for economic extraction have had to completely rely on the De Beers and WWW diamond values provided.

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15.0	ADJACENT PROPERTIES

There are no advanced-stage diamond properties adjacent to the Gahcho Kué Project. Three currently-producing diamond mines are located in the NWT, north of the Project: Ekati (BHPBilliton Ltd), Diavik (Rio Tinto plc) and Snap Lake (De Beers).

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16.0	MINERAL PROCESSING AND METALLURGICAL TESTING

16.1	Metallurgical Testwork

16.1.1	2002

Sample and mineralization characteristics were evaluated from a combination of the 2002 ODS results, and suitable information from the treatment of the LDD chips at the De Beers Grand Prairie facility during the 2000 (5034, Hearne, Tuzo and Tesla) and 2001 (5034 and Hearne) Gahcho Kué evaluation programs. This included dense media separation (DMS) and granulometry data.

Examination of the DMS operating parameters indicates that data derived from the sample treatment plant are reliable. The information is summarized in Tables 16-1 and 16-2.

Preliminary data from both the ore dressing studies (ODS) and the LDD chip processing indicated that the kimberlite has a low DMS yield that should result in easy DMS operations and a relatively small recovery plant. The fines content presented in Table 16-2 is the total amount of fines produced during both drilling and scrubbing operations. As such, this is not considered representative of the fines that would be generated in a production plant.

A significant amount of internal granite dilution can be expected at times. This could have an impact on liberation (granulometry) and result in accelerated wear.

The kimberlite content of the expected run-of-mine (ROM) feed based on these data is widely variable but on average is higher than 90%.

Information relating to the X-ray properties of diamonds was available from the evaluation programs and from the 2002 ODS. The ODS included magnetic susceptibility testing of the diamonds and gangue and the development of a luminescent profile of the gangue material. The recoverability of diamonds by X-ray sorting based on stones recovered during the evaluation programs, is summarized in Table 16-3. The number of stones larger than diamond sieve #12 was small, and the results were therefore biased toward the luminescence intensity (LI) values of the small stones. Generally, the large stones (>#12) showed good luminescence, while the smaller ones were more problematic. Recovery of small sizes would require very sensitive diamond sorting equipment, that is, the X-ray sorting equipment will need to be set at a lower than normal threshold setting.

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Table 16-1: Mineralization Characteristics 2000 (Summary)

	Density	Total %	DMS Concentrate	X-ray Yield
Pipe	(g/cm3 )	(-1.0 mm)	(% of DMS Feed)	(%)
5034	2.59	49.8	0.40	3.10
Hearne	2.58	49.8	0.38	2.61
Tuzo	2.40	65.7	0.31	4.05
Tesla	2.39	58.0	0.2	2.23
Average	2.39	55.2	0.36	3.0

Table 16-2: Mineralization Characteristics 2001 and 2002 (Summary)

	Total %	DMS Concentrate (% of DMS Feed)
Pipe	(-1.0 mm)	2001 Grande Prairie	2002 ODS (Theoretical yield Ep = 0.08
5034	42.5	0.42	0.03
Hearne	54.7	0.28	0.09
Average	46.7	0.37	not applicable

Table 16-3: Diamond Recovery Characteristics (Evaluation Programs)

Pipe	% Recovery at 0.25 Volts
5034	90.8
Hearne	94.3
Tuzo	90.3
Tesla	Not applicable

Note: The 0.25 V is a threshold setting on a X-ray machine. When a diamond luminesces, the light is converted to an electrical signal, and if the signal is above 0.25 V the machine will eject the diamond and surrounding particles to the concentrate chute.

Luminescence data obtained for the gangue material show that high yields can be expected when X-ray recovery technology is used to process DMS concentrate. Yields for the finer size fractions are estimated to be in the order of 0.3%. Excessively high yields can be expected for the coarser size fractions (+8 mm material.) The data also showed that a yield in excess of 44% could be expected when processing material from certain areas of the kimberlite pipes

All the diamonds have a magnetic susceptibility less than 20 x 10-6 cm3 and could thus be recovered using high intensity magnetic separation. Magnetic susceptibility results showed that of the diamonds tested, 13% were diamagnetic and would not be recovered in using high intensity magnetic separation; thus other methods are required to recover those stones. With the use of an NdFeB magnet, gangue mass reductions of up to 81.95% were measured.

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16.1.2	2005

Testwork as shown in Table 16-4 was completed from 2002 to 2005.

Testwork findings were:

Gahcho Kué kimberlites exhibit similar impact breakage to their associated granite rock. The impact breakage characteristic of these samples can be classified as medium to hard, therefore crushers utilising higher input energies such as 1 kWh/t or higher may be required.

Gahcho Kué material is resistant to comminution by abrasion as indicated by ta values of 0.27 to 0.52, where ta is the measure (index) of resistance to abrasion breakage. This indicates that a scrubber or a mill could be utilised as a ‘washer’ rather than a comminution unit.

Laboratory scrubbing results indicated that comminution attributed to scrubbing would generate very low fines, less than 10%.

Polysius testwork generated design data for application of a high pressure rolls crushing (HPRC) unit either in a secondary or tertiary crushing mode. The required product size for treating approximately 350 t/h of a mixture of plant feed (-50+30 mm) and DMS rejects (- 30+6 mm) will be achieved by a truncated feed size at higher press force, 3.4 N/mm2 and with specific energy of 3.0k Wh/t.

EarthTechnica crusher testwork generated design and scale-up data for secondary crushing application using a Kawasaki type crusher. These data were generated for a blend of Hearne and 5034 samples. However, it was established that if these kimberlite bodies are treated separately it would result in similar trends within certain limits. This conclusion was based on the individual drop-weight tests (DWT) and rock mechanics results provided to their technical team by GTS Metallurgy.

Three Kawasaki crusher options, such as KM3015Z, KM3682Z and KG4015Z, were investigated for scale-up.

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Table 16-4: Testwork Summary

Testwork Location	Tests Undertaken / Data Generated
Gahcho Kué LDD (Grande Prairie processing facility)	Particle size distribution
Diamonds sorted at the GEMDL (South Africa)	DMS concentrate yield
Diamond recovery
Diamond size distributions
Granulometry
DebTech (South Africa)	Diamond and gangue luminescence
Diamond and gangue magnetic susceptibility
Recovery plant yield
Drop weight data
Slimes characterization
Whole ore densimetric analysis
Rock mechanics
Preliminary scrubbing tests
Patterson and Cooke Consulting Engineers (South Africa)	Slime slurry rheology and pumping
Krupp Polysius (Germany)	High-pressure rolls crushing
Kawasaki (EarthTechnica, Japan)	Cone crushing

DMS yields should be relatively low, potentially less than 1%, for both 5034 and Hearne kimberlite bodies. The optimum split size based purely on the lowest calculated yield was found to be 8 mm. A split DMS was recommended for the conceptual Gahcho Kué process flowsheet.

Co-thickening has benefit in terms of reagent consumption, water savings and generation of high-density slurry. A high density thickening unit with picket rakes would be necessary to assist with the compaction of the mud-bed to achieve higher-density slurry.

The results from the ore dressing study showed that the Gahcho Kué material is similar to other kimberlites processed in Southern Africa with respect to comminution and densimetric profiling.

Normal wear rates are expected for the processing of the Gahcho Kué material through standard diamond processing comminution devices such as cone and high pressure roll crushers. DMS yields can be classed as “medium to low” with less than 1% yield being obtained for both the 5034 and Hearne kimberlites.

One problematic area that was identified by the ore dressing study was the large amount of luminescent material that reported to the DMS sinks fraction. This material was subsequently tested on a dual-wavelength X-ray machine to determine the probable yields that could be obtained from a production unit. Initial indications were that up to 90% of the luminescent gangue material could be rejected.

High flocculant consumption rates were obtained for treatment of slimes where the grit fraction had been removed. Flocculant consumption for co-thickened slurries were approximately half that of the slimes only fraction.

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16.1.3	2006

Conceptual use of grease recovery technology was explored during 2006. Grease technology was considered to have advantages over the earlier use of X-ray technology at Gahcho Kué because grease technology typically has:

high efficiency, typically greater than 95% diamond recovery for -3 +1.5 mm material and 97% recovery for -6 +3 mm material low capital and operating costs
low yields of 0.05% for -3 +1.5 mm material and 0.01% for -6 +3 mm material high throughputs, typically 500 kg/h for -3 +1.5 mm material and 1,000 kg/h for -6 +3 mm material small footprint
fully enclosed for security of product.

The conceptual recovery plant designed in 2006 was based on grease recovery for -6 mm material and X-ray recovery for +6 mm material. To remove non-diamond material, degreased -6 mm concentrate was proposed to be chemically treated using hot molten caustic, and +6 mm X-ray concentrate to be hand-sorted.

16.1.4	2007

Samples of Gahcho Kué Tuzo gangue were characterised at DebTech for amenability to X-ray sorting and magnetic separation technologies. The samples were composed of material fractions, -8+3 mm and -3+1.18 mm. The respective size fractions were separately subjected to X-ray excited luminescence intensity as well as mass magnetic susceptibility measurements.

Tuzo gangue was found to be amenable to X-ray sorting. Magnetic susceptibility data for the Tuzo drill core samples and diamonds indicate that magnetic sorting to reduce the feed to recovery can be applied.

16.2	Conceptual Plant Design

A conceptual plant design was prepared to support costs to constrain the Mineral Resource estimate. The design assumed conventional diamond processing techniques, and a process flowsheet comprising:

primary and secondary crushing
scrubbing and screening of the crushed product
size separation of cleaned material based on density
diamonds recovered using grease technology and +8 mm luminescent diamonds recovered using X-ray sorting fines and coarse rejects disposal.

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Additional conceptual studies and metallurgical testwork are ongoing and include plant layout design and considerations, recovery and thickener testwork, mass and water balance considerations, and, potentially, dynamic simulation studies to determine the plant capacity based on variations in operating rates of selected equipment and surge capacities.

16.3

Comment

AMEC believes that the amount and types of metallurgical testwork performed to date is appropriate for the project and is adequate to support Mineral Resource estimation.

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17.0	MINERAL RESOURCE AND MINERAL RESERVES ESTIMATE

17.1	Introduction

The following section summarizes the Mineral Resource estimation techniques used to evaluate the Gahcho Kué kimberlite bodies. Final results and resource classification for the April 2009 Gahcho Kué resource model are reported.

Section 17.1 presents a brief introduction and overview. Section 17.2 discusses the Mineral Resource estimates for the various pipes and lobes at Gahcho Kué. In each case there is a summarized section on the geologic models as they relate to the Mineral Resource estimation process. These summaries should not be seen as a comprehensive geological discussion of the deposit areas. A more rigorous geologic treatment can be found in Section 7.3. Following the geological model sub-section, discussions of grade estimation for each sub-area appear sequentially. Section 17.3 summarizes the Mineral Resource classification and assumptions used to support the reasonable expectation of economic extraction necessary for Mineral Resource declaration. Section 17.4 presents Mineral Resource estimate tabulations.

The databases were constructed and maintained in the Gemcom® modelling system. Geological models were constructed using Gemcom® modelling tools. Mineral Resource estimations were carried out in both Gemcom® software and Isatis®. Open-pit shells for use in resource declaration were developed in Whittle® using the Lerchs-Grossman open-pit optimization algorithm.

LDD was used to collect samples of kimberlite for grade and diamond value modelling. Macro-diamonds4 from the LDD were used to estimate local grades on 5034 West and Centre Lobes and Hearne Pipe. Grade estimations for these pipes were completed using variography and kriging methods. Diamonds from this drilling were also used to confirm diamond size and value data for all lobes and pipes.

Micro-diamonds5 from drill core were used to create local estimates of grade for the 5034 North-East Lobe and Tuzo Pipe. Micro-diamonds are stones (less than 0.5 mm) recovered from the dissolution of drill core using a caustic fusion process. These results were used for

_______________________________________
4 Macro-diamonds for the purposes of this report are those stones recovered from LDD samples by a treatment process that involves crushing and screening.

5 Traditionally, stones retained on a 0.5 mm square-mesh screen after sieving are referred to as macro-diamonds, while stones that pass through the sieve are referred to as micro-diamonds. For the purposes of this report, micro-diamond results refer to stones recovered from diamond drill core subjected to acid digestion or caustic fusion. Strictly speaking, these results may contain both micro- and macro-diamonds. The micro-diamond treatment process involves dissolving the kimberlite in an acidic or caustic solution and recovering any diamonds released above a specified bottom cut-off (usually 75 µm or 106 µm). The micro-diamond results can be used to estimate the grade in carats per hundred tonnes (cpht) of a kimberlite above a given cut-off. Estimates of grade using micro-diamonds must be adjusted to reflect a realistic bottom cut-off (e.g., 1.5 mm), and may need adjustment to reflect differences in liberation and recovery in a commercial treatment plant and the micro-diamond treatment process.

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local estimation (kriging) into blocks (25 m x 25 m x 12 m) and then converted to carats per hundred tonnes above a commercial bottom cut-off using a micro?macro model of grade as a function of size. Micro-diamonds were used in these cases primarily due to the difficulty of obtaining adequate macro-diamond samples for the purposes of local resource block estimation. In these cases, the available macro-diamonds were used for valuation purposes and for calibration of micro-diamonds models.

Density modelling was completed using dry bulk densities. Density was estimated per lobe for 5034 West and Centre, locally into mining blocks for the 5034NE Lobe, by rock type for Hearne Pipe, and locally into mining blocks for Tuzo Pipe.

Appropriate techniques were used to ensure calculation and reporting of the diamond Mineral Resource at a +1 mm lower cut-off. The Mineral Resource was adjusted appropriately for expectation of main treatment plant recoveries.

To establish a reasonable cut-off grade and assess reasonable prospects for economic extraction to support declaration of Mineral Resources, average diamond pricing was applied to the resource, and Whittle® software was used to establish a series of pit shells. AMEC also considered the material outside of the selected pit shell with respect to potential underground extraction.

17.2	Mineral Resource Estimates

17.2.1	Geologic Models and Estimation Domains

The following sections briefly discuss the geologic models as they relate to the estimation of the resource grades. A more rigorous treatment of the geology and models is found in Section 7.3.

5034

The 5034 pipe is composed of four joined kimberlite bodies, referred to as “lobes” and two small satellite pipes (North and South pipes; see Figure 7-4). In plan view the West, Centre and East Lobes have irregular, but roughly circular shapes of approximately 80 m diameter. The North Lobe is comprised of a 35 m wide dyke-like protrusion, which extends from the East Lobe 300 m to the north–northeast. The North Lobe lies under a cap of 70 m to 80 m of granite, which is likely to be in-situ. In this report, the North and East Lobes were treated as one lobe, the North-East Lobe, for the purposes of Mineral Resource estimation.

The North-East and West Lobes exhibit a layered internal structure with kimberlite gradually changing texture from coherent hypabyssal kimberlite (HK) at depth to a fragmental tuffisitic kimberlite (TK) at shallower levels (see also Section 7.3). In contrast to the layered structure of most lobes, the Centre Lobe is composed exclusively of HK, which cannot be subdivided using petrological or geochemical means. The hypabyssal kimberlite found in all four lobes is geochemically and petrologically very similar, suggesting a close genetic relationship of all four lobes.

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Hearne

The Hearne kimberlite consists of two pipes, North and South, and comprises a mix of HK and TK (Section 7.3). The North pipe is elongate with an approximate near-surface 55 m width and 215 m length. The South pipe is roughly circular with a near-surface diameter of 90 m. Each TK kimberlite can be distinguished geologically based on garnet content, magma clasts, autolith-like bodies, xenoliths, and clay minerals. The names of the different TK units are based primarily on their location within the two pipes. The HK kimberlites represent the transition from diatreme to root zone and are differentiated largely on the basis of garnet content and grade.

Tuzo

Tuzo pipe covers 1.27 ha at surface, measures approximately 115 m x 110 m in plan, and is overlain by lake-bottom sediments, glacial overburden, and the waters of Kennady Lake. The pipe is circular at surface, but widens at depth, resulting in an unusual inverted conical shape.

For the purposes of Mineral Resource estimation, one of the fragmental units (TKTKT1) was subdivided into a high-grade and a lower grade portion using macro grade information from LDD samples taken in 1999 and 2008.

The High-Grade zone was originally identified in 1998 from LDD data due to a zone of higher macro-diamond grade. Subsequent logging and re-logging of existing core suggested overall slight petrographic differences between the “High-Grade” zone and the adjacent “Low-Grade” area, but also considerable textural inhomogeneities within the High-Grade zone itself. A possible scenario to explain these features is that the High-Grade zone is a feeder conduit that has collapsed and mixed on a grain-by-grain basis with the surrounding tephra of the TK unit.

Although not an ideal approach, it is relatively common industry practice to isolate a high-grade zone in this manner where it is recognized that to not do so would cause undue spreading of the anomalous (high into low, low into high or both) grade during an interpolation. In this case, the approach is preferable, particularly where the data available are insufficient in number to risk potential over-projection of high-grade samples.

17.2.2

Grade Estimation - 5034 West and Centre Lobes

Estimation Approach

For the West and Centre Lobes of 5034, local block estimates were created within a 3D block model using the macro-diamonds recovered from LDD. Grade was first estimated locally in carats per cubic metre (cpm3) and then converted to cpht by applying a global density for each lobe (grade in cpht is obtained by dividing grade in cpm3 by density and multiplying by 100).

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Large Diameter Drilling Data (Macro-diamond Data)

The 1999 LDD holes were drilled using a drill bit diameter of 12.25" over 18 m lifts: the 2001 and 2002 drilling used a 24" drill bit diameter over 6 or 12 m lifts. Table 17-1 summarizes the holes located in the West and Centre Lobes, and Table 17-2 summarizes the sample statistics by lobe.

Other Considerations Impacting Grade Determination

A number of other issues were considered prior to the grade estimation of 5034 W and C Lobes:

The effect of different sample-support sizes of the two LDD programs. Different sample support sizes (in this case 311 mm and 610 mm diameter LDD drill holes) tend to result in similar grade means but different grade variances; the larger support size has a smaller variance. A technique to adjust the sample variance of the smaller diameter holes was considered in 2003 but was not applied due to inconsistent results. In this report, as in 2003, no adjustment was made for different hole diameters.

The effect of different sample lifts, namely 6 m, 12 m, and 18 m. The issue of different sample lifts was resolved by regularization, a process that calculates the grade per mining bench height by combining or sub-dividing samples into common lengths and weight averaging the diamond content over the new interval. For Gahcho Kué, a bench height of 12 m was planned, and grade values were drill-hole length weighted according to the drill-hole intersection per bench to accommodate sample lengths that varied from less than 12  m to greater than 18 m.

The impact of clustering of the 2002 drill holes. To test the effect of the clustered LDD samples on the Mineral Resource estimates, a de-clustering method was tested but not applied for two reasons. Only small differences were found between global grades using de-clustered data and clustered data, and the semi-variograms indicated that the correlation between sample points was preferentially orientated in a vertical rather than horizontal direction.

Assess the diamond recovery differences between campaigns. Results from different campaigns exhibited differences in recovery characteristics, which were related to reasonably well-understood drilling conditions.

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Table 17-1: 5034 West and Centre Raw LDD Data (bottom cut-off at 1.5 mm including incidentals)

				Depth	Volume		Stones
Hole ID	Location X	Location Y	Location Z	(m)	(m3 )	Carats	(No.)
MPV-99-01L	589231.79	7035426.62	394.47	75.00	4.198	19.050	171
MPV-99-02L	589249.29	7035423.62	386.82	219.70	15.944	81.665	1,089
MPV-99-03L	589274.79	7035431.62	395.87	263.10	19.921	92.195	1,277
MPV-99-04L	589297.79	7035430.62	396.02	281.10	20.864	100.895	1,210
MPV-99-05L	589324.79	7035386.62	399.37	237.10	17.341	60.160	630
MPV-99-06L	589321.79	7035371.62	395.37	203.50	14.802	38.455	567
MPV-99-07L	589341.79	7035369.62	399.57	209.10	15.289	31.365	403
MPV-99-08L	589359.79	7035362.62	399.92	208.50	15.485	52.530	644
MPV-02-081L	589318.91	7035387.49	399.27	190.20	51.668	137.215	1,462
MPV-02-086L	589317.99	7035376.18	398.60	192.27	52.128	109.575	1,191
MPV-02-088L	589281.77	7035429.16	395.40	259.50	75.514	414.020	3,961
MPV-02-089L	589282.58	7035422.64	386.25	206.76	58.303	243.430	2,578
MPV-02-090L	589313.67	7035384.07	399.94	167.40	44.476	123.370	1,462
MPV-02-102L	589276.67	7035425.08	386.32	151.59	41.428	179.735	1,879

Table 17-2: Raw Sample Data Statistics (cpm3) (bottom cut-off at 1.5 mm including incidentals)

		1999		2001 & 2002		All
Rock Type	Code	No.	Avg. cpm[3]	No.	Avg. cpm[3]	No.	Avg. cpm[3]
5034
W Lobe	101	44	4.8	42	5.3	86	5.0
C Lobe	107	57	3.3	48	2.6	105	3.1

The impact on the Mineral Resource of the inclusion of incidental diamonds6. While the CIM recommends that this fraction (< 0.85 mm) be excluded from Mineral Resource work, the total impact of including these diamonds for the Mineral Resource estimate was demonstrated to be less than 1% (calculated at a +1 mm bottom cut-off) which is considered to be within the error of the estimation methodology and therefore not significant. Consequently, the small amount of incidentals were used in the estimations.

_______________________________________
6Incidental diamonds are defined as stones recovered below the reported bottom cut-off of the sampling or production plant. In a producing mine, incidental stones are usually recovered during production. When estimating a Mineral Resource, the estimator must decide whether to estimate the grade, diamond size distribution and average diamond value inclusive or exclusive of incidental diamonds. The decision must consider the fact that the amount of incidentals is dependant on the design and operation of the Main Treatment Plant (MTP) and the shape and size of the diamonds.

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Composite Preparation

The adjusted sample macro data were imported into Gemcom® where they were bench composited to 12 m lengths while honouring geology. The cut-off for the minimum length of composites to be used in the estimation was investigated by comparing the average cpm3 value of composites at several cut-offs to ensure there was no bias in the selection of composite length. The difference in the average cpm3 value between all composites, and those where bottom cut-offs were applied, is negligible. To maximize the use of available grade information, a minimum length of 6 m was imposed.

Histograms and Univariate Statistics

Histograms and probability plots of the 12 m bench composites were generated for each rock type containing macro data. Summary statistics are shown in Table 17-3.

Variography

Grade variography was conducted on the 12 m bench composites for each Lobe in 5034. Experimental correlograms were calculated and modelled using Sage2001®. Directional correlograms were generated using a 20 m lag: the vertical correlogram is based on a 12 m lag spacing. Greatest continuity is in the down-dip direction for all rock units. For the 5034 pipe this equates to the vertical orientation of the holes.

Local Grade Estimation

A 25 m x 25 m x 12 m block model project was defined in Gemcom®. Ordinary block kriging was performed for each by a kriging estimator using two passes. Search ellipses were orientated in the direction of continuity as defined by the correlograms. In Pass 1 for 5034, the search radii were 75 m x 75 m x 50 m in the X, Y and Z directions respectively. In Pass 2, search radii were increased to allow all blocks within the model to be assigned a grade. Validation of the Mineral Resource estimate included a visual inspection, comparison of statistics and analyses to detect spatial bias and excessive smoothing. Table 17-4 shows the percent difference between the kriged and nearest-neighbour (NN) block estimates are typically less than five percent for any given rock type.

Density Model

AMEC performed a thorough review of all available density data for the 5034 Lobes and Hearne Pipe. The 2003 Mineral Resource estimate applied an in-situ (wet) density rather than a standard dry density due to the limited number of dry density measurements available. In this update, dry density was used where available. Where too few dry measurements were taken, available in-situ density measurements were converted to a dry density. The average dry densities by lobe were calculated for the Centre and West Lobes and applied to the Mineral Resource model (Table 17-5).

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Table 17-3: Composite Statistics by Rock Type (bottom cut-off at 1.5 mm including incidentals)

Rock Type	Rock Code	No.	Avg. cpm[3]	CV
5034
W Lobe	101	102	4.843	0.324
C Lobe	107	130	2.805	0.559
[3] Bottom cut-off at 1.5 mm includes 9% incidentals in 5034

Table 17-4: Comparing Kriged and NN Estimates by Rock Type (bottom cut-off at 1.5 mm including incidentals)

		Composites			Kriged Estimates			NN Estimates			% Diff =
Rock Type	Code	No.	Avg. cpm[3]	CV	No.	Avg. cpm[3]	CV	No.	Avg. cpm[3]	CV	(KRG-NN)/NN
5034
W Lobe	101	102	4.8	0.324	357	4.8	0.102	357	4.9	0.345	-3.0
C Lobe	107	130	2.8	0.559	295	2.8	0.310	295	2.9	0.513	-3.6
[4] Bottom cut-off at 1.5 mm includes 9% incidentals in 5034

Table 17-5: Calculated Dry Density by Rock Type

Dry density
Rock Type	(g/cm3 )
W Lobe	2.34
C Lobe	2.66
5034 South	2.40
5034 North	2.58
HNTKN	2.22
HNTKNT	2.34
HNHKN	2.63
HNTKG2	2.37
HNHKG2	2.68
HNTKSD	2.22
HNHKG	2.65
HSTKM	2.21
HSTKW	2.22
HS_UNDEF	2.21

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17.2.3	Grade Estimation - 5034 North-East Lobe

Estimation Approach

De Beers and other companies have used micro-diamond sampling to estimate diamond grade in kimberlites for some time. In almost all cases the approach was to estimate grade globally or per litho-facies. For the North-East Lobe the estimation of global grade using micro-diamonds was extended to allow the estimation of local block grades. This was achieved by combining models of stone density and diamond size distribution data and by estimating stone density rather than carat grade locally. Calibration and consistency of the models was achieved using macro-diamonds.

This method was considered particularly apt for the North Lobe which lies below 60 m of granite that has proved difficult to penetrate using large diameter drilling (the conventional approach to kimberlite grade estimation). In addition, the inclined nature of the North Lobe limited the amount of sampling that could be achieved from vertical holes. The use of micro- diamond sampling provided a practical method of estimating grade.

The estimation approach is summarized as follows:

the North-East Lobe was evaluated by means of micro-diamond sampling with confirmation of macro-diamond size distributions from LDD on the East and North Lobes respectively the lobes were first evaluated individually in terms of their litho-facies the two lobes were then combined, and a global diamond content was estimated for each litho-facies where the North and East Lobes were treated as one unit (the North-East Lobe)

diamond content was estimated on the basis of micro-diamond and macro-diamond sampling. Micro-diamond samples comprised 8 kg samples from fixed lengths of core at regular intervals down-the-hole with diamond recovery above 0.074 mm. Macro-diamonds were recovered from LDD and LDC samples with recovery above a 1.5 mm (LDD) and 1 mm (LDC) bottom cut-off a spatial model for density was constructed for the calculation of block tonnages the global diamond content was proportioned into the local resource blocks (25 m x 25 m x 12 m) on the basis of the spatial distribution of micro-diamond sample stone counts (stone densities).

Sample Data

A total of 200 micro-diamond samples, each weighing approximately 8 kg, were collected from 11 core drill holes drilled into the North Lobe, amounting to some 1,615 kg of sampling material. From the East Lobe 107 samples were collected from five core holes with samples comprising an average of 8.1 kg from an average core length of 3.1 m. This program yielded a total sample weight of 866 kg.

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Table 17-6 is a summary of the core drill holes treated for micro-diamonds used in this analysis, showing summary depts with recovered stones and carats from 5034 East and North Lobes.

In order to eliminate irregular recoveries in the very small size classes and to facilitate better comparison it was decided to work with stone counts and stone density above the De Beers micro-diamond size class md6, which represents diamonds larger than 0.00003 cts. Diamond density was expressed in terms of stones per 10 kg.

A further breakdown of micro-diamond sampling results by lobe and litho-facies is shown in Table 17-7. One drill hole intersected the North pipe, and with the results for these samples similar to HK from North and East lobes, it was decided to include its samples in the analysis.

Diamond Size Distribution Modelling

Individual size distributions for micro-diamond samples were plotted and compared with other samples from the same litho-facies to observe sample variability and to eliminate possible outliers. No samples were identified as outliers. In addition, samples were plotted and combined by hole and litho-facies to compare drill hole results.

Sample diamond-size distributions were compared by Lobe and lithofacies (North and East Lobe data were kept separate) and by lithofacies for the North and East Lobes together. The plots showed that the smaller TKT sample totals from the East and North Lobes were more variable and the North Lobe TKT indicated a coarser diamond size distribution than the other litho-facies, while TKT from East lobe indicated exactly the opposite. Combining the two sets of TKT samples resulted in a size distribution similar to the other lithofacies.

This final comparison by litho-facies between North Lobe and East Lobe suggests that the litho-facies all have a similar diamond size distribution. The observation of a similar diamond size distribution for all the litho-facies in North and East lobes supports the idea of geological continuity from the East to the North lobe.

Macro-diamond results were subsequently plotted for the different litho-facies to ascertain if the suggestion of a similar overall diamond size distribution was also evident on the basis of macro-diamond sampling results. In this comparison the North Lobe LDC sampling results were plotted, along with the LDD results for East Lobe.

These plots exhibit a similarity of macro-diamond size distributions and further confirm the observed geological continuity between the East Lobe and the North Lobe.

Size distribution modelling was concluded by obtaining the (log-normal) statistical parameters from the sample diamond size distributions. Diamond size distribution modelling was done iteratively by creating a diamond “parcel” based on the modelled diamond size distribution, with an iteration comprising two million “samples”, which were combined to form the diamond parcel.

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Table 17-6: Core Holes for Macro-diamonds from 5034 North and East Lobes

			Sample						Stones
	From	To	weight			Stones	Stones	Stones /	10 kg	Carats
Hole ID	(m)	(m)	(kg)	Consignment Lobe		total	+md6	10 kg	+md6	total
MPV-07-296C	29.4	310.3	177	CAN070177	East	1,694	755	95	43	0.9397
MPV-07-294C	26.2	225.2	137	CAN070180	East	866	371	63	27	0.3361
MPV-07-298C	17.6	295.7	179	CAN070199	East	1,590	616	89	34	1.0202
MPV-07-303C	18.1	276.0	171	CAN070210	East	1,745	777	102	46	1.1861
MPV-07-305C	18.1	307.2	203	CAN070233	East	2,176	922	107	45	1.5364
			866			8,071	3441	93	40	5.0185
MPV-05-242	66.9	296.8	193	CAN060012	North	1,769	756	92	39	1.1375
MPV-05-239	180.7	322.8	121	CAN060015	North	1,134	451	94	37	0.6572
MPV-05-241	84	404.8	193	CAN060018	North	961	588	50	30	2.1683
MPV-05-244	55.9	305.8	201	CAN060022	North	1,150	683	57	34	0.8002
MPV-05-243	69.8	345.3	226	CAN060026	North	1,000	609	44	27	1.3368
MPV-05-245	70.6	344.5	193	CAN060030	North	1,241	759	64	39	0.9514
MPV-05-234	122.0	222.2	89	CAN060034	North	780	468	88	53	0.5023
MPV-05-260	305.7	341.9	40	CAN060083	North	232	145	57	36	0.1231
MPV-05-261	300.8	358.3	57	CAN060087	North	295	184	52	32	0.1149
MPV-05-258	60.4	358.4	253	CAN060122	North	1,445	899	57	36	1.2024
MPV-05-275	152.7	200.5	49	CAN060125	North	276	158	56	32	0.2504
			1,615			10,283	5700	64	35	9.2446

Table 17-7: 5034 North and East Lobe Micro-diamond Sampling Results per Litho-facies

	East
Lobe	HK	HKT	TKT	Total			HK	HKT
Litho - facies
Sample wt(kg)	583.1	186.2	97.1	866.4	928.6	395.3	88.6	145.6	56.8	1614.8
Dilution %					13	15	32	20	13	15
Undiluted Kg	583.1	186.2	97.1	866.4	809.5	336.8	60.3	116.7	49.2	1372.6
Stones	4802	2396	873	8071	5515	3241	409	823	295	10283
carats	3.2012	1.4106	0.4067	5.0185	5.5683	2.2146	0.4551	0.8917	0.1149	9.2446
Stones (+md6)	2040	1057	344	3441	2941	1820	254	500	184	5700
Stonse/10kg (+md6)	35	56.8	35.4	39.7	31.7	46	28.7	34.4	32.4	35.3

The results were plotted on one graph showing the micro- and macro-diamond sampling results. The process was repeated until both micro- and macro-diamond sample results were satisfactorily replicated.

In view of the common diamond size distribution for all litho-facies it was concluded that differences in diamond content between litho-facies and between North and East Lobes would be attributed to differences in diamond density (stone density) and that the spatial variability of diamond density would have to be established in order to estimate diamond content in resource blocks.

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Diamond Density Distribution (Stones per 10 kg) Modelling

Micro-diamond samples were analysed per litho-facies to obtain diamond density (concentration) models required for grade modelling.

In view of the similarity in stone counts between the TK and TKT lithofacies, it was decided to group these samples for modelling. This also increased the number of samples available for the procedure. Furthermore, GKJV concluded that North Lobe and East Lobe HK samples could be combined, as was the case for North Lobe and East Lobe HKT samples and for all the TK and TKT samples from North Lobe and East Lobe.

Estimation of Global Diamond Content per Lithofacies

Global diamond content was estimated by creating a “diamond parcel” for the litho-facies under consideration. This diamond parcel was based on the modelled diamond size and diamond density distributions (see above).

The diamond parcel was generated by simulating two million samples using the model attributes for diamond size and diamond density. A Monte Carlo simulation was then used to construct a diamond parcel as follows:

a sample stone density is drawn at random from the modelled stone density distribution the stones in this sample are assigned a weight by randomly drawing from the modelled diamond size distribution the stones and weights from each draw are accumulated
the simulation is repeated until the required number of samples was drawn resulting in a “diamond parcel”.

The parcel stones were allocated to size classes and presented in the form of log-probability and grade-size7 curves. Diamond data for the corresponding micro- and macro-diamond sample parcels were plotted with the simulated parcel curves for comparison.

Global estimates of grade were prepared for units HK, HKT and combined TK and TKT based on the simulated parcels.

_______________________________________
7One way to view micro-diamond data (and estimate a grade) is to plot the micro-diamond results for a given kimberlite facies on a grade-size graph. In such a graph, the average size of the micro-diamonds in a particular sieve size is plotted on the X-axis, and the “grade” of the sieve class in stones per tonne is plotted on the Y-axis. If the data are plotted using a log-log scale, a polynomial can be fitted to the data points and the grade of the kimberlite above a bottom cut-off calculated by measuring the area under the fitted curve. The relative position of the fitted curve on the plot is indicative of kimberlite grade, while the curvature of the fitted line reflects the diamond size distribution.

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The grade estimates prepared this way represent the total diamond content. This means that the estimates include stones that would not usually be recovered after treatment in a conventional production treatment plant. Such grades are therefore optimistic relative to what will be achieved in a conventional treatment plant and therefore require adjustment. The global grades for the two lobes combined are shown in Table 17-8.

Spatial Estimation of Stone Density and Proportioning of the Global Diamond Content

A spatial model for micro-diamond stone density was created to obtain a spatial model and local estimates for macro-diamond grade in carats/100 t. Local estimates for stone density were calculated by means of kriging. This process involved a spatial analysis per litho-facies to obtain spatial structure for stone density, followed by the kriging process.

Variograms were modelled for units HK and HKT combined for the two lobes and kriged using the combined micro-diamond sample stone densities. A range of 60 m and a nugget effect of around 50% of the sill were used with a kriging neighbourhood of 75 m in all directions for HK and HKT, applying ordinary kriging in all cases. For the sparser sampled TKs, a unique kriging neighbourhood was used.

By using calculated block tonnages and kriged block stone density the corresponding block stones were calculated and accumulated to total stones for each litho-facies. To obtain block carat estimates at a given bottom cut-off, the corresponding total carat estimate for the unit (zone) was apportioned into resource blocks in the ratio of block stones to total stones for the unit.

Table 17-9 is a summary of global grades at +5 ds derived from block carat estimates per litho-facies and lobe, after localizing zonal diamond content.

Bulk Density Model

Spatial analyses were performed using dry density per unit for the combined lobes. Bulk densities for blocks were estimated using a kriging estimator. Table 17-10 shows reasonable comparisons between estimated blocks and sample data.

17.2.4

Grade Estimation - Hearne

Estimation Approach

For the Hearne Pipe, local block estimates were created within the 3D block model using the LDD results. Estimates were constructed for 12 m benches across the entire pipe.

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Table 17-8: Zonal Diamond Content for 5034 North-East Lobe Derived from Grade-size Models from Sampling Data for the Combined Lobes

	North and East Lobe		North and East Lobe		North and East Lobe TK and
	HKT		HK		TKT
	+5ds	+2ds	+5ds	+2ds	+5ds	+2ds
Items	(cpht)	(cpht)	(cpht)	(cpht)	(cpht)	(cpht)
No incidentals	200	289	142	206	143	207

Note: Total content grades are given in carats/100 t at +5 and +2 ds, (effectively +1.5 mm and +1.0 mm)

Table 17-9: Estimated Zonal Grades for Gahcho Kué 5034 North and East Lobes

		Sample Grade
Lobe	Rock	(cpht, +5ds)	Zonal Estimate (cpht, +5ds)
East	HK	126		147
	HKT	155		207
	TKT	169		156
North	HK	105		140
	HKT	203		197
	TK	156		128
	TKT	146		144

Table 17-10: Sampled and Estimated Dry Density for Gahcho Kué 5034 North and East Lobes

Density data by lobe and rock type					Used for kriging in Isatis® (spatial selection into litho facies by zonal polygons)			Kriged result
			In Situ	Dry Bulk		In Situ	Dry Bulk		Dry
	Rock	Number	Density	Density	Number	Density	Density	Number	Density
Lobe	Type	Samples	(g/cm3 )	(g/cm3 )	Samples	(g/cm3 )	(g/cm3 )	Blocks	(g/cm3 )
North	HK	164	2.63	2.58	151	2.65	2.60	406	2.58
North	HKT	84	2.54	2.44	77	2.55	2.46	262	2.46
North	TK	16	2.31	2.08	18	2.32	2.10	86	2.10
North	TKT	19	2.35	2.15	21	2.36	2.16	169	2.18
East	HK	46	2.73	-	56	2.72	2.69	286	2.65
East	HKT	15	2.61	-	21	2.58	2.49	103	2.47
East	TKT	-	-	-	6	2.52	2.42	76	2.35
East	Not Coded	18	2.63	2.55
Not Coded	Granite	87	2.60	2.56
North Pipe	HK	11	2.57	2.51

Large Diameter Drill Data (macro-diamond data)

Similar to the drilling on 5034 West and Centre Lobes, the 1999 LDD holes were drilled using a drill bit diameter of 12.25" over 18 m lifts: the 2001 and 2002 drilling used a 24" drill bit diameter over 6 m or 12 m lifts. Table 17-11 summarizes the holes located in the Hearne pipe. There are no macro-diamond data for rock units HNTKG2 AND HS_UNDEF.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Table 17-11: Hearne Raw LDDH Data
			Location	Depth	Volume		Stones
Hole-ID	Location X	Location Y	Z	(m)	(m3 )	Carats	(No.)
MPV-99-37L	588381.79	7034806.62	395.815	203	19.294	93.745	1391
MPV-99-38L	588367.79	7034806.62	305.82	173	5.259	25.835	352
MPV-99-39L	588392.79	7034921.62	396.195	299	22.324	94.565	1065
MPV-99-40L	588380.79	7035041.62	395.895	299	23.076	101.320	1126
MPV-99-41L	588387.79	7034961.62	396.72	257	19.310	68.770	730
MPV-99-42L	388385.79	7035001.62	394.07	288.8	21.514	77.720	976
MPV-99-44L	588385.79	7035021.62	395.22	294	22.046	87.785	969
MPV-99-45L	588390.79	7034941.62	392.2	155.2	13.621	63.890	1262
MPV-99-46L	588365.79	7035061.62	397.32	285.2	26.012	179.135	2941
MPV-99-47L	588392.79	7034901.62	394.82	203.2	17.640	48.445	724
MPV-01-057L	588366.04	7035065.45	397.895	159.44	43.900	242.755	2657
MPV-01-058L	588389.98	7035037.37	395.07	189.3	50.190	281.880	3139
MPV-01-060L	588376.57	7035054.86	396.885	150.79	40.790	223.110	2462
MPV-01-091L	588391.33	7034881.68	396.775	267.8	73.284	172.320	1663
MPV-01-099L	588382.84	7034998.17	386.62	225.7	57.940	258.470	2560
MPV-01-101L	588380.84	7035031.80	395.165	186.6	49.656	281.855	2871
MPV-01-103L	588386.14	7034991.63	393.92	154.04	40.640	227.710	2448
MPV-01-105L	588378.17	7034992.65	394.57	159.86	42.168	221.210	2378
Note: Bottom cut-off at 1.5 mm including incidentals

Other Considerations Impacting Grade Determination

Hearne macro-diamonds are impacted by the same considerations presented for the LDD data from 5034 West and Centre Lobes (see section 17.2.2).

Composite Preparation

Hearne composites were prepared in the same manner as the composites for 5034 West and Centre Lobes (see Section 17.2.2).

Histograms and Univariate Statistics

Histograms and probability plots of the 12 m bench composites were generated for each rock type containing macro data. Table 17-12 summarizes the statistics by rock type.

There are limited data available to analyze the Hearne rock types. HNTKN and HNTKNT exhibit higher grades and illustrate normal distributions: HNHKG contains low grade material with a positively skewed distribution. Remaining Hearne units do not have sufficient data to make an informed comment.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Table 17-12: Composite Statistics by Rock Type
Rock Type	Rock Code	No.	Avg. cpm[3]	CV
5034
Hearne
HNTKN	200	47	5.9	0.178
HNTKNT	201	96	5.4	0.179
HNHKN	202	17	4.9	0.320
HNHKG2	204	19	3.9	0.417
HNTKSD	205	11	6.4	0.271
HNHKG	206	74	1.4	0.755
HSTKM	207	16	4.2	0.299
HSTKW	208	4	4.8	0.101
Note: Bottom cut-off at 1.5 mm including incidentals

Units with limited data are difficult to model and are grouped with units with similar statistical behaviour, specifically grade. Four rock groups were created for Hearne Pipe based on geology, location and grade:

high-grade tuffisitic (TK_HG) – HNTKN (200), HNTKNT (201), HNTKSD (205)
medium-grade hypabyssal (HK_MG) – HNHKN (202), HNHKG2 (204)
medium-grade tuffisitic (TK_MG) – HSTKM (207), HSTKW (208)
low-grade hypabyssal (HK_LG) – HNTKG (206).

Variography

Grade variography was conducted on the 12 m bench composites for each rock group as defined above. For the Hearne units, maximum continuity is down dip following the interpreted dip direction of the rock units. Defined correlogram models were imposed on rock units demonstrating limited structure due to insufficient data. Experimental correlograms with limited data were modelled with structures of a group with similar grade. The correlogram model for Hearne TK_HG group was imposed on the Hearne HK_MG group with a slight modification to the range in the Z direction. The model for Hearne HK_LG group was imposed on the Hearne TK_MG group.

Local Grade Estimation

A 25 m x 25 m x 12 m block model project was defined in Gemcom®. Ordinary block kriging was performed for each lobe, and the kriged estimates were validated globally and locally by a NN model generated for each lobe.

Ordinary block kriging was performed for each rock type with the exception of HS_UNDEF. The kriged estimates were validated by a nearest-neighbour (NN) model generated for each rock type. Soft boundaries between rock types within the same rock group were imposed.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Solid models exist for two Hearne rock units which have no macro data; HNTKG2 and HS_UNDEF. HNTKG2 sits just below the overburden surface in the south of Hearne North. As a result of its position in relation to Hearne South and its commonality in rock units (tuffisitic), HNTKG2 is estimated using HSTKM and HSTKW data and TK_MG estimation parameters.

Kriging was performed using two passes. The Hearne search strategy follows the strategy of mining bench-by-bench due to the slender north-south striking nature of the body. Search radii reaching the north-south and east-west extents aimed to include all allowable composites within a limited number of surrounding benches. Search radii are dependent on rock type for both passes. In the second kriging pass, search radii were increased to allow all blocks within the model to be assigned a grade.

Validation of the Mineral Resource estimate included a visual inspection, comparison of statistics and analyses to detect spatial bias and excessive smoothing. Table 17-13 and Table 17-14 show the percent difference between the kriged and NN block estimates for rock type and rock group.

Table 17-13 shows the percentage difference between the kriged and NN block estimates are typically less than five percent for any given rock type. Rock types with percent differences around 10% are those belonging to the HK_MG group (HNHKN AND HNHKG2). The difference in the composite means of these rock types is close to 1.000 cpm3; hence estimating using soft boundaries is the main reason for the percentage differences observed. Table 17-14 shows the comparison of statistics for the kriged and NN models by rock group. Percentage differences between the kriged and NN means are generally less than 4%, illustrating no bias exists in the estimate.

Initial estimation was completed without the capping of potential outliers. Validation results showed this not to be a problem for all units with the exception of HNHKG. Kriging estimation of HNHKG was overestimating the composite mean by 10%. The locations of three higher grade outliers were identified on the unit’s boundary with rock units with higher grades, and composites were capped to 3.0 cpm3. Both kriged and NN estimation were re-run with improved results.

Bulk Density Model

AMEC performed a thorough review of all available density data for the 5034 Lobes and Hearne Pipe. The 2003 Mineral Resource estimate applied an in-situ (wet) density rather than a standard dry density due to the limited number of dry density measurements available. In this update, dry density was used where available. Where too few dry measurements had been taken, available in-situ density measurements were converted to a dry density.

The average dry densities by lobe were calculated and applied to the Mineral Resource model using the values in Table 17-5.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Table 17-13: Comparing Kriged and NN Estimates by Rock Type (bottom cut-off at 1.5 mm including incidentals)

		Composites			Kriged Estimates			NN Estimates			% Diff =
Rock type	Code	No.	Avg. cpm[3]	CV	No.	Avg. cpm[3]	CV	No.	Avg. cpm[3]	CV	(KRG-)/NN
Hearne
HNTKN	200	47	5.865	0.178	101	5.580	0.044	101	5.883	0.175	-5.2
HNTKNT	201	96	5.383	0.179	210	5.516	0.035	210	5.484	0.191	0.6
HNHKN	202	17	4.938	0.320	157	4.393	0.073	157	4.866	0.304	-9.7
HNTKG2	103	-	-	-	40	4.739	0.028	40	4.948	0.094	4.2
HNHKG2	204	19	3.900	0.417	97	4.289	0.083	97	3.759	0.363	14.1
HNTKSD	204	11	6.363	0.271	82	6.393	0.105	82	6.632	0.271	-3.6
HNHKG	206	74	1.370	0.755	265	1.530	0.400	265	1.562	0.764	-2.0
HSTKM	207	16	4.145	0.299	219	4.391	0.126	219	4.420	0.263	-0.7
HSTKW	208	4	4.796	0.101	30	4.767	0.056	30	4.856	0.100	-1.8
[5] Bottom cut-off at 1.5 mm includes 8% incidentals in Hearne

Table 17-14: Comparing Kriged and NN Estimates by Rock Group (bottom cut-off at 1.5 mm including incidentals)
		Composites			Kriged Estimates			NN Estimates			% Diff =
Rock Group	Code	No.	Avg. cpm[3]	CV	No.	Avg. cpm[3]	CV	No.	Avg. cpm[3]	CV	(KRG-N)/NN
Hearne
TK_HG	200, 201, 205	154	5.596	0.197	393	5.630	0.071	393	5.725	0.210	-1.7
HK_MG	202, 204	36	4.371	0.386	254	4.349	0.079	254	4.399	0.348	-1.1
TK_MG	207, 208	20	4.277	0.271	249	4.405	0.125	249	4.435	0.259	-0.7
HK_LG	206	74	1.370	0.755	265	1.530	0.400	265	1.562	0.764	-2.0
[6] Bottom cut-off at 1.5 mm includes 8% incidentals in Hearne

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

17.2.5	Grade Estimation – Tuzo

Estimation Approach

As with 5034 North-East Lobe, the estimation of global grade using micro-diamonds was extended to allow the estimation of local block grades. This was achieved by combining models of stone density and diamond size distribution data and by estimating stone density locally. Calibration and consistency of the models was achieved using macro-diamond data collected from large diameter percussion drilling in 1999.

The close-spaced drill grid (35 m) in 2007 had the advantage of providing a high quality geological data set that included quantitative measures of dilution throughout the Tuzo body.

Estimation was carried out in three stages; estimation of global diamond content per litho-facies, estimation of block tonnage and finally local estimation of grade per mining block. A more detailed discussion on the estimation approach can be found in Section 17.2.3.

A key difference at Tuzo is the need for a dilution model on a local basis. Dilution was estimated in blocks so that a more accurate tonnage calculation can be made in the model. Consequently, grade estimates must be fully diluted. This is achieved through the use of the 2007 micro-diamond dataset.

Estimation of Global Diamond Content per Litho-Facies

Diamond size was the first component of diamond content to be modelled. Samples were combined and plotted on log-probability plots to observe the size distribution per litho-facies and to express the distribution of diamond size per litho-facies in terms of a statistical distribution. Diamond stone density or diamond concentration was the second component of diamond content to be modelled. Stone density was used to estimate diamond concentration by zone per litho-facies and locally in resource blocks. The statistical distribution of stone density was modelled per litho-facies and expressed in terms of a statistical distribution. The combination of stone density distribution and stone size distribution was used to reproduce (simulate) a representative diamond parcel statistically for comparison with observed samples.

Estimation of Block Tonnage

A detailed set of dilution measurements of drill core was prepared for every hole. The dilution measurements were used in a spatial analysis to obtain an estimate of the percent dilution in each resource block. Estimates for undiluted kimberlite density and granite density were combined with the percentage block dilution to calculate a block tonnage. Density estimates for kimberlite and granite were estimated locally. Block volume was split into kimberlite and granite volume on the basis of the block dilution estimate and converted into tonnages by means of the kimberlite and granite density estimates. The two tonnage components were combined into a single block tonnage and used with block volume to derive an overall block density estimate.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Local Estimation of Grade

An estimate of stone density was made per mining block. These local estimates and block tonnages were used to calculate block stones, which were accumulated to total stones per litho-facies. The individual estimates of stones per mining block and the total stones per litho-facies were used with the global carats per litho-facies to calculate the carats in each mining block. The mining block carats were divided by the block tonnes (the total of kimberlite and granite tonnes) to give a grade in carats per 100 tonnes (dry).

The estimation procedure involved the following steps (described in more detail below):

diamond size distribution modelling
diamond stone density distribution modelling
estimation of the global diamond content per litho-facies. This is based on micro-diamond stone density distributions in combination with diamond size distribution models estimation of a local relative density for kimberlite and a global estimate of density for granite estimation of dilution per mining block
estimation of local stone density using micro-diamond sampling proportioning of global diamond content into local blocks on the basis of local stone density.

Sampling Data

A total of 367 samples of core were treated for micro-diamonds. The average sample weight was 8 kg comprising 2 m drill core sections and amounted to a total sample weight of 2,860 kg. The average dilution for the micro-diamond samples is 37%.

Table 17-15 shows a summary of micro-diamond recoveries broken down into the nine litho-facies units identified for the body.

Small numbers of samples were collected from units TK and EU with low likelihood of being used in advanced spatial analysis for diamond content.

Results from the 1999 and 2008 LDD programmes were incorporated into this study and used in combination with micro-diamonds to model diamond size distributions to ensure that the diamond size distribution is coherent over the entire diamond size range.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Table 17-15: Tuzo Micro-diamond Recoveries

				Undiluted		Stones/8 kg	Stones/8 kg
	No. of		Dilution	Wt	Stones	(+md5)	(+md5)
Rock Type	Samples	Weight (kg)	(%)	(kg)	(+md5)	Diluted	UnDiluted
CR	9	65	23	50	205	25	33
EU	5	40	82	7	22	4	24
Granite	3	22	63	8	26	10	26
HK	28	215	28	155	911	34	47
TK	10	81	33	54	161	16	24
TKT2	169	1331	29	940	2832	23	33
TKTKT1H	21	155	30	109	452	23	33
TKTKT1L	16	129	36	83	221	14	21
TKTKT2	106	822	51	402	1085	11	22

Table 17-16 shows a summary of LDD results broken down per litho-facies. No macro-diamond results were available for unit HK. Diamond recovery took place at a bottom cut-off of 1.5 mm; all stones are reported including those recovered below the bottom cut-off. Samples were not weighed, but sample volume was derived from hole-diameter and used in combination with density estimates to calculate an equivalent sample weight, as shown.

Diamond Distribution Modelling

A cumulative size distribution curve was plotted for each micro-diamond sample to check for outliers with high sample counts. None were found. Initially individual size distribution models were fitted using micro- and macro-diamonds to model a distinct size distribution for each litho-facies. Modelling was done by means of probability plots of micro-diamond and macro-diamond results for each unit. In some cases the grade-size curve was used to assist in determining an acceptable size distribution model. After reviewing the resulting plots, it was decided that a single distribution could reasonably be fitted to all rock types.

Initial parameters were established by means of a graphical method, followed by an iterative process in which a representative diamond parcel was simulated and plotted with the samples. This procedure was performed with great care not to allow adverse influence of sparsely populated size classes at the top end of the diamond size range. As a check for consistency, recovery factors were added to the simulated parcel, and the resulting truncated distribution was compared with the macro-diamond results. As an additional check, the simulated parcel was plotted with micro-diamond and macro-diamond results on a grade-size plot. These comparisons were reasonable.

Diamond Density Distribution Modelling

Sampled stone densities were modeled to obtain a statistical distribution of stone density for each litho-facies unit. Stone density statistics derived from micro-diamonds are shown in Table 17-17. Table 17-17 shows that stone density (+md5) for unit HK is highest at 34 stones/8 kg, followed by TKT2 at 23, TKTKT1H at 23, TK at 16, TKTKT1L at 14 and TK TKT2 at 11.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Table 17-16: Tuzo Results from GKJV LDD Sampling Carried Out in 1999 and 2008

		TK			TKT2			TKTKT1H			TKTKT1L			TKTKT2
	2008	1999	Total	2008	1999	Total	2008	1999	Total	2008	1999	Total	2008	1999	Total
Cts/100t	108.55	68.33	91.09	119.04	114.78	117.63	244.48	276.21	247.77	872.74	99.38	143.55	54.91	59.27	57.67
Cts/100t +5	90.02	61.01	77.42	99.37	102.66	100.46	205.67	252.18	210.49	770.79	90.19	129.06	46.90	53.81	51.27
Volume m3	23.81	18.34	42.15	74.04	36.30	110.34	233.12	25.26	258.39	3.99	34.47	38.46	56.68	100.13	156.81
Tons	58.68	45.03	103.70	180.65	89.40	270.05	538.05	62.20	600.25	5.10	84.20	89.30	140.56	242.09	382.65
Carats	63.70	30.77	94.46	215.05	102.61	317.66	1315.43	171.82	1487.24	44.52	83.68	128.20	77.18	143.49	220.67
Carats +5	52.82	27.47	80.29	179.51	91.78	271.29	1106.59	156.87	1263.46	39.32	75.94	115.26	65.93	130.28	196.21
Stones	797	380	1,177	2,806	1,187	3,993	16,084	1,841	17,925	401	940	1,341	907	1,678	2,585
Stones +5	451	274	725	1,691	820	2,511	9,486	1,337	10,823	250	671	921	586	1,234	1,820
Stones
+23	0	0	0	0	0	0	1	0	1	0	0	0	0	0	0
+21	0	0	0	1	0	1	0	0	0	0	0	0	0	0	0
+19	1	0	1	1	1	2	10	3	13	2	0	2	2	0	2
+17	1	0	1	2	1	3	15	2	17	3	0	3	0	0	0
+15	0	0	0	1	2	3	9	3	12	0	2	2	2	0	2
+13	4	1	5	10	7	17	70	13	83	5	7	12	6	7	13
+12	4	3	7	8	6	14	99	19	118	6	10	16	6	16	22
+11	20	9	29	50	30	80	325	44	369	8	21	29	20	39	59
+ 9	43	27	70	146	83	229	912	115	1,027	27	67	94	55	122	177
+ 7	71	36	107	255	107	362	1,380	187	1,567	37	88	125	89	172	261
+ 6	107	66	173	410	184	594	2,281	316	2,597	54	166	220	139	323	462
+ 5	200	132	332	807	399	1,206	4,384	635	5,019	108	310	418	267	555	822
+ 3	280	84	364	937	277	1,214	5,478	394	5,872	137	198	335	288	337	625
+ 2	56	11	67	121	47	168	758	61	819	10	33	43	24	53	77
+ 1	10	10	20	47	32	79	277	36	313	2	30	32	8	40	48
- 1	0	1	1	10	11	21	85	13	98	2	8	10	1	14	15
Carats
+23	0.00	0.00	0.00	0.00	0.00	0.00	25.14	0.00	25.14	0.00	0.00	0.00	0.00	0.00	0.00
+21	0.00	0.00	0.00	4.47	0.00	4.47	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
+19	2.53	0.00	2.53	2.58	2.14	4.71	26.94	8.74	35.68	5.58	0.00	5.58	3.15	0.00	3.15
+17	1.08	0.00	1.08	3.18	1.83	5.00	22.42	3.27	25.69	3.13	0.00	3.13	0.00	0.00	0.00
+15	0.00	0.00	0.00	0.87	2.30	3.17	12.36	4.09	16.45	0.00	2.29	2.29	2.04	0.00	2.04
+13	3.57	0.61	4.17	6.89	5.94	12.83	57.05	9.95	67.00	4.65	6.22	10.86	3.80	5.83	9.62
+12	1.93	1.29	3.22	4.07	2.71	6.78	53.31	9.59	62.90	2.57	5.26	7.82	2.45	8.00	10.45
+11	6.65	2.99	9.63	18.50	10.56	29.05	116.00	15.12	131.11	2.57	7.22	9.79	6.99	12.88	19.87
+ 9	8.43	5.69	14.12	29.66	17.18	46.83	189.22	22.98	212.20	5.84	13.65	19.49	10.81	25.34	36.14
+ 7	8.80	4.22	13.02	31.88	13.37	45.25	176.00	22.78	198.77	4.47	11.01	15.48	10.59	21.13	31.72
+ 6	8.86	5.30	14.16	34.25	14.65	48.90	191.54	26.21	217.74	4.53	13.66	18.19	11.77	26.84	38.61
+ 5	10.97	7.39	18.36	43.17	21.12	64.29	236.64	34.16	270.80	6.00	16.65	22.65	14.33	30.27	44.60
+ 3	9.50	2.94	12.44	32.19	9.45	41.64	187.84	13.15	200.99	4.86	6.69	11.55	10.54	11.69	22.23
+ 2	1.18	0.24	1.42	2.59	0.96	3.55	16.40	1.26	17.66	0.29	0.63	0.91	0.59	0.97	1.55
+ 1	0.19	0.11	0.30	0.70	0.36	1.06	4.14	0.47	4.61	0.06	0.38	0.44	0.12	0.48	0.60
- 1	0.00	0.01	0.01	0.06	0.07	0.12	0.46	0.08	0.54	0.01	0.05	0.05	0.00	0.08	0.08

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Table 17-17: Results from GKJV Micro-Diamond Sampling
Rock Type	CR	EU	Granite	HK	TK	TKT2	TKTKT1H	TKTKT1L	TKTKT2
Number of samples	9	5	3	28	10	169	21	16	106
Sample weight (kg)	64.6	40.5	21.5	214.7	80.6	1331.5	155.0	129.4	822.0
Diluted %	23	82	63	28	33	29	30	36	51
Undiluted weight	49.7	7.4	7.9	155.1	54.3	940.2	109.0	83.3	401.9
Stones above md5	205	22	26	911	161	3832	452	221	1085
Stones / 8 kg diluted	25.4	4.3	9.7	33.9	16.0	23.0	23.3	13.7	10.6

Histograms of stone density (diamond concentration in stones/kg) were used to create stone density models for each litho-facies where sufficient sampling was available. Due to the small number of samples, no models were created for units EU and TK.

Estimation of Global Diamond Content per Litho-Facies

The stone density models and diamond size distribution models were used to generate a diamond parcel for each litho-facies. A typical diamond parcel was generated for each litho-facies by simulating two million samples, with stone density and stone size appropriately drawn from the fitted.

Spatial Estimation of Stone Density and Proportioning of the Global Diamond Content

Local diamond content was estimated on the basis of the spatial distribution of stone density, using kriging.

Kriged estimates for stone density were used to split diamond content into resource blocks to form local diamond content estimates.

Stone density was analysed to determine spatial structure for diluted stone density. The local estimation procedure comprised kriging of stone densities, which were expressed as stones per 8 kg of sample, and used in a geostatistical analysis to examine its spatial structure in the body.

Validation of the kriged estimates was acceptable on a global basis, with no overall bias introduced.

The kriged block estimates were used to localize diamond content per litho-facies into resource blocks in terms of carats/100 t for recovery of stones greater than 1.5 mm (+5 ds).

The estimated zonal carat total was proportioned into the resource blocks in the zone on the basis of individual block stones (+md5). The proportion of block stones (+md5) to the total stones (+md5) for the litho-facies was applied to the total carats for the litho-facies to derive block carats at a nominal 1.5 mm or 1.0 mm bottom cut-off expressed as grade in carats/100 t.

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Table 17-18 is a summary of block diamond content estimates, showing a comparison of +5 ds diamond content estimates and +5ds LDD sampling results. There are two comparison estimates using macro-diamonds. One is the overall average (middle columns) and the other is the declustered estimate from macro-diamonds (NN) in the right hand columns. All results show reasonable comparison between estimated grade and LDD sampling grades for all the units, except in the case of unit HK, where no macro-diamond grade was available.

Dilution Estimates at Tuzo

Granite dilution is significant at Tuzo. To understand the distribution of granite locally, a 3D model of crustal (granite) dilution was made using the 2007 core drilling (27 holes on a 35 m grid) and the most recent geological model update. Ordinary kriging was employed for estimation.

The major geological units were retained for analysis and estimation. Where insufficient numbers of samples were available to conduct confident statistical analysis, a zonal average was assigned. All fragmental kimberlite units were also combined as one and compared to the various individual units to determine the individual effect that each unit has on the estimates. The analysis focused on the upper part of the Mineral Resource, i.e., 408.92 to 60.92 masl. The granite raft at depth was excluded from the dilution data set. Ordinary kriged estimates validated well against sample data. An example validation plot is shown in Figure 17-1.

Bulk Density Model

Equal lengths of core were selected to determine density. A total of 679 samples were selected, and samples were logged as either kimberlite or granite. Measurement of kimberlite and granite density, combined with a block estimate of percentage dilution, enabled calculation of the kimberlite and granite tonnage in each resource block.

Table 17-19 summarizes average density resulting from the kriging process in the litho-facies units as defined in the block model and gives comparisons with sample data.

Comment

Review of this approach showed that the samples used to estimate kimberlite density contained variable amounts of granite. The impact is an overestimation of kimberlite tonnes in a block and carats in a given litho-facies; grade is not impacted. Investigation suggests that final block densities are between 1% and 5% higher (depending on litho-facies) when compared to an average of sample density. Further, if the average of the lowest kimberlite densities in a litho-facies is substituted for the average kimberlite density used, the likely “real” kimberlite density is between 0% and 4% (lower) than that used.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Table 17-18: Tuzo Zonal Grade Comparison
	Factorised Zonal Grade		Macro Sampling at strict 5ds			Declustered Macro Sampling NN (in Indicated Blocks)
	Estimate at a Strict 5ds	1999	2008		Rel Diff
Unit	cut-off	cpht	cpht	All cpht	(%)
TK	63	61	86	74	3%	58	9%
HK	158		152	152	4%	161	-2%
TKT2	108	104	99	100	8%	101	7%
TKTKT1H	208	254	209	213	-2%	195	7%
TKTKT1L	98	91	371	123	8%	98	0%
TKTKT2	48	49	46	48	0%	53	-9%

Figure 17-1: A Comparison of Bench Averaged Kriged Estimates of Granite Dilution vs. Bench Averaged Data for Each Lithology (clear distinctions in granite content are evident between the various units)

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Table 17-19: Tuzo Sampled and Kriged Kimberlite Dry Density per Lithofacies

		Kimberlite Density (Dry) (g/cm3 )
Litho-facies	No. of Samples	Sampled	Kriged
HK	34	2.30	2.31
TK	27	2.20	2.21
TKT2	189	2.25	2.24
TKTKT1	51	2.21	2.22
TKTKT2	130	2.23	2.23

17.2.6

Modifying Factors for Grade and Diamond Size Distributions

Introduction

Modifying factors are typically applied to Mineral Resource grades to estimate the recovered grade of a Main Treatment Plant (MTP). For conventional bulk sampling using macro-diamonds, these factors accommodate differences in liberation and lock-up between the product obtained from drilling (i.e. drill chips), and the final diamond recovery at the MTP.

Where the design of the MTP is known (say during a feasibility study), process models may be used to indicate the degree of crushing and recovery efficiency of free diamonds that can be obtained for a given plant design. These process models can be used to estimate the factors used to adjust the diamond size distribution, average diamond value and resource grade. Where the final design of the MTP is unknown, then an assumption may be made that the MTP will crush and recover diamonds from the kimberlite at least as well as the LDD and bulk sample treatment processes.

Mineral resource grades based on micro-diamonds typically estimate a “total content” grade and diamond size distribution at a defined bottom cut-off. This grade and size distribution are only valid if a similar process to that used to liberate and recover the micro-diamonds is followed in the MTP i.e. the kimberlite is dissolved and all stones recovered. Although such a process would maximize diamond recovery, a conventional MTP typically employs crushing, screening, dense medium separation and X-ray recovery and is not designed to release or recover all the stones in the kimberlite but rather the majority of the intrinsic diamond value.

This means that the smaller (lower value) stones may not be fully released or recovered. To avoid presenting a misleading grade, the total content grade and size distribution is typically adjusted to allow for conventional production.

Herein the diamond size distributions were modelled to extraction and recovery processes of the bulk sampling and may differ from the characteristics of a specific MTP. As such further adjustments to the grade and average dollar per carat may be required when a final treatment process is finalised.

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Modifying Factors for 5034 West Lobe, 5034 Centre Lobe, and Hearne Pipe

The grade of the 5034 West Lobe, 5034 Centre Lobe, and Hearne Pipe were estimated using macro-diamond data from bulk samples collected at a bottom cut-off of 1.5 mm. Analyses completed on the LDD results concluded that no adjustments were recommended to the grade estimates based on the LDD results from 5034 West Lobe, 5034 Centre Lobe and Hearne Pipe.

The corresponding diamond size distributions were estimated using micro-macro grade-size models where factors were applied to the total content diamond size distributions to reflect conventional MTP recovery (including incidentals) at a bottom cut-off of 1.5 mm.

Factors were also applied to bring the total diamond size distribution to a grade of 1.0 mm. As no sampling was carried out at this bottom cut-off, the difference in diamond content between the 1.5 mm bottom cut-off and the 1.0 mm bottom cut-off was expressed as a ratio. This ratio was then applied to the 1.5 mm grade estimates to arrive at a 1.0 mm grade for each Mineral Resource estimate.

The resulting diamond size distributions at the 1.0mm bottom cut-off (including any incidental diamonds) are shown in Table 17-20.

Modifying Factors for the 5034 North-East Lobe

For the 5034 North-East Lobe a total content grade and diamond size distribution was estimated at a bottom cut-off of 1.0 mm (2 ds). These estimates assume that the recovery process will recover all the stones above the 2 ds. In reality, a conventional MTP employing crushing, screening, dense medium separation and X-ray recovery is not designed to release or recover all the stones in the kimberlite processed.

For this reason, factors were applied to the total content grade and size distribution to allow for recovery in a conventional treatment plant.

A single diamond size distribution was estimated for the North-East Lobe. Table 17-21 shows the resulting diamond size distribution.

The 1.5 mm factors were calculated by comparing the 1999 and 2001 LDD results from the East Lobe with the estimated total content size distribution for the combined North and East lobes. The two stone size distributions were compared on a grade-size plot where the LDD results were adjusted to match the total content size distribution. The ratio of the LDD stone grade to the total content stone grade was calculated for 5 ds and below. The ratio was set at 1.00 for 6 ds and above with the assumption that all stones greater than 5 ds would be released and recovered. A similar process was followed for the 1.0 mm factors, except the total content stone distribution was compared to the 2007 LDD RC drill results. The core from this drilling was crushed and treated through a bulk sample plant with a nominal bottom cut-off of 1.0 mm.

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Table 17-20: Final Diamond Size Distributions for 5034 West and Centre Lobes, and Hearne Pipe at a Bottom Cut-Off of 1.0 mm

	5034
SIEVE	Centre	5034 West	Hearne
CLASS	1.0 mm	1.0 mm	1.0 mm
+23	0.605	0.786	0.586
+21	2.087	2.605	1.858
+19	3.585	4.263	3.012
+17	2.645	3.040	2.041
+15	1.720	1.943	1.423
+13	6.071	6.704	5.736
+12	5.059	5.437	4.237
+11	9.469	9.909	9.100
+9	13.039	13.203	13.608
+7	12.682	12.450	12.355
+6	12.973	12.405	12.405
+5	10.750	10.018	11.622
+3	13.401	12.079	12.972
+2	4.348	3.808	4.760
+1	1.566	1.351	4.283
-1	0.000	0.000	0.000

Table 17-21: Final Diamond Size Distribution for North-East Lobe at Bottom Cut-Off of 1.0 mm

Sieve Class	1.0 mm
+23	1.627
+21	2.058
+19	3.197
+17	2.098
+15	1.451
+13	5.568
+12	3.984
+11	8.363
+9	12.272
+7	11.080
+6	11.576
+5	16.261
+3	15.059
+2	4.343
+1	1.063

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Modifying Factors for Tuzo Pipe

For Tuzo Pipe a total content grade and diamond size distribution was estimated at a bottom cut-off of 1.0 mm (2 ds). These estimates assume that the recovery process will recover all the stones above the 2 ds. In reality, a conventional treatment plant employing crushing, screening, dense medium separation and X-ray recovery is not designed to release or recover all the stones in the kimberlite processed. For this reason, factors were applied to the total content grade and size distribution to allow for recovery in a conventional treatment plant.

One size distribution was estimated for all of the units in Tuzo Pipe. The resulting diamond size distribution at the 1.0 mm bottom cut-off (including any incidental diamonds) is shown in Table 17-22. The 1.5 mm factors in were calculated by comparing the 1999 and 2008 LDD results from Tuzo Pipe with the estimated total content size distributions for each rock unit. In each comparison the two stone size distributions were compared on a grade-size plot where the LDD results were adjusted to match the total content size distribution. There were no bulk sample data for Tuzo at a bottom cut-off of 1.0 mm. For this reason, the 1.0 mm adjustment factors estimated for the North-East Lobe were used at Tuzo to create an adjusted grade and size distribution at a bottom cut-off of 1.0 mm.

17.3	Mineral Resource Classification

17.3.1	Introduction

This section is broken down into three sub-sections. Section 17.3.2 deals with the basic classification of the Mineral Resource models and the criteria that were used. Section 17.3.3 summarizes the assumptions and use of open-pit shells (here completed with Whittle® software) to assess the “reasonable prospects for economic extraction” of the estimated Mineral Resource. Diamond pricing estimates are necessary to value the resource blocks in the Whittle® runs, and these are also discussed.

17.3.2	Classification Parameters

In classifying the Mineral Resource, qualitative levels of confidence in the geological model and the estimates made up of volume, grade, density, and average diamond value were assessed. The assessment also considered data integrity, methodology and adherence to procedures. The results of the classification are summarized in Table 17-23.

Resource Classification Risk Factors - Discussion

The risk for 5034 is the small size and irregular “root zone” nature of the body that may impact volume estimates and edge dilution. For the 5034 West and Centre Lobes, a “lobe” model was assumed in which internal geological units were not estimated separately: this may result in more variable grades than anticipated from the current model. For the North-East Lobe the geological models and resulting volumes are based on an internal geological model.

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Table 17-22: Final Diamond Size Distribution for Tuzo Pipe at a Bottom Cut-Off of 1.0 mm (including any incidentals)
Sieve
Class	1.0 mm
+23	1.076
+21	1.571
+19	2.629
+17	1.805
+15	1.275
+13	5.039
+12	3.722
+11	8.038
+9	12.200
+7	11.320
+6	12.057
+5	17.239
+3	16.156
+2	4.673
+1	1.201
-1	0.000

Table 17-23: Qualitative Levels of Confidence in the Mineral Resource Estimate
Kimberlite	Volume	Geology	Density	Grade	Revenue	Overall
5034
West (above 121 masl)	Indicated	Inferred	Indicated	Indicated	Indicated	Indicated
Centre (above 121 masl)	Indicated	Inferred	Indicated	Indicated	Indicated	Indicated
North East (above 121 masl)	Indicated	Indicated	Indicated	Indicated	Indicated	Indicated
North pipe	Inferred	Inferred	Inferred	Inferred	Inferred	Inferred
South pipe	Inferred	Inferred	Inferred	Inferred	Inferred	Inferred
Hearne
Above 217 masl	Indicated	Indicated	Indicated	Indicated	Indicated	Indicated
Below 217 masl	Inferred	Inferred	Inferred	Inferred	Inferred	Inferred
Tuzo
Above 121 masl	Indicated	Indicated	Indicated	Indicated	Indicated	Indicated
Below 121 masl	Inferred	Inferred	Inferred	Inferred	Inferred	Inferred

Simulation studies performed using LDD sampling show that the number of samples and their location in the West and Centre lobes is sufficient to define an Indicated Mineral Resource above 121 masl. No simulation studies were carried out for grade estimates in the North-East Lobe, but the amount of sampling given the shape and size of the North-East body is considered adequate for an Indicated Mineral Resource above 121 masl. The diamond parcel available for revenue estimation from 5034 is in excess of 3,000 ct and is adequate for average price calculations.

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The North Pipe of 5034 is defined as an Inferred Mineral Resource. Limited sampling has resulted in a poorly defined volume and geological model. Micro-diamond data were used to estimate a zonal grade (overall average grade assigned to all blocks) for the pipe, and the diamond size frequency distribution for revenue purposes. No macro-diamond data are available for assortment analysis. For the purposes of estimating an average diamond value, the North Pipe was assigned the assortment data used for the North-East Lobe on the basis that the rocks in North Pipe are proximal to the North-East Lobe and are texturally and geochemically similar.

The South Pipe of 5034 is defined as an Inferred Mineral Resource. As with the North Pipe, there is limited sampling for this pipe resulting in a defined volume and geological model of lower confidence. Micro-diamond data were used to estimate a zonal grade for the pipe and a diamond size-frequency distribution. No macro-diamond data are available for assortment analysis. For the purposes of estimating an average diamond value, the South Pipe was assigned the assortment data used for the West Lobe. This is based on the proximity of the West Lobe to South Pipe. The South Pipe lies on the same structural trend as the West Lobe and is joined to West Lobe by a thin ribbon of brecciated kimberlite. Unlike the North Pipe, no whole rock chemistry was carried out to confirm geological similarity between the South Pipe and West Lobe. The West Lobe assortment is the lowest value assortment of 5034.

The volumes of the North and South Pipe are relatively small when compared to the rest of 5034 (2.5 and 3.6 % respectively of the 5034 volume and 0.9 and 1.3 % of the total Gahcho Kué volume).

The risk in the Hearne Pipe is the internal geological model which is complex. Simulation studies have shown that sample data for grade are sufficient to define an Indicated Mineral Resource above 217 masl. The number of samples falls off rapidly with depth. The macro-diamond parcel is in excess of 2,700 ct, and is sufficient for both size frequency distribution and assortment analysis.

Tuzo pipe is geologically complex and carries significant amounts of dilution that is irregularly distributed throughout the body. Based on the 2007 core drilling program and the LDD carried out in 2008, an Indicated classification was applied for all parts of the Mineral Resource above 121 masl.

Six of the 2007 Tuzo holes were drilled to 400 m depth or approximately 100 m below the base of the current Indicated Mineral Resource. All six holes remain in kimberlite, and the pipe remains open at depth. Using these data the kimberlite was modelled for a further 50 m below the Indicated level of 121 masl, and grades were estimated for mining blocks in this zone in a similar way to the estimation of the Indicated Mineral Resource. This 50 m section of the Tuzo model was classified as an Inferred Mineral Resource. There is limited macro-diamond sampling (14.5 carats above 5 ds) below 121 masl, and therefore the assortment information from the uppermost 300 m was used to estimate an average diamond value. This is considered reasonable for the TKTKT2 unit which was macro-sampled above 121 masl.

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The TKTKT2 unit comprises circa 56% of the volume within the Inferred Mineral Resource at Tuzo. The remaining part is made up of mostly HK (circa 43%) that has limited macro-diamond sampling (14.5 carats). The HK was shown to be texturally and geochemically different from the fragmental (the TK rocks) above. There is a risk that the HK rocks will have a different diamond assortment to the one assumed (lower or higher), with the result that the average diamond value will differ from that estimated. It should be noted that the Tuzo assortment has the lowest value assortment of Gahcho Kué and is lower than the 5034 North-East Lobe assortment comprising mostly HK rocks.

17.3.3	Reasonable Prospects of Economic Extraction

Introduction

AMEC routinely uses pit shell analyses for deposits amenable to open-pit mining to assess reasonable prospects for economic extraction which must be considered in declaration of Mineral Resources. Parameters are chosen to give a realistic view with a reasonable amount of optimism where justified. Diamond pricing, Whittle® parameters and final results are discussed in this section.

The section is organized by first presenting valuation discussions from the De Beers Group work and from the WWW International Diamond Consultants work. There is then a summary reporting of the Whittle® runs and parameters followed by a discussion of underground mining potential. The section is completed with a summary discussion.

Average Price (AP) Modelling – De Beers Group

Diamonds occur in very low concentrations, measured in parts per million for smaller-sized stones and parts per billion for larger stones (greater than 1 ct). Kimberlite samples vary in size depending on whether the intention is to assess the average grade, the diamond size distribution, or the average value of the pipe. The majority of diamond value is derived from the larger stones in the diamond size distribution. Even for large parcels of diamonds (10,000 ct or more) it is often difficult to obtain enough stones in the larger sieve classes to confidently estimate an average diamond value for that size class. As a result, it is usual in the diamond industry to model the diamond size distribution and/or the diamond value distribution[8] to reduce the effects of sample size on the estimation process. In estimating the average diamond value for each kimberlite source, both diamond size and diamond value were modelled.

The De Beers Group average diamond values for each source are shown in Table 17-24 (column c) and further detail on the diamond size distributions is given in Section 17.2.6.

_______________________________________
8Assessing the average diamond value per carat for a kimberlite requires knowledge of the diamond size distribution and the diamond value distribution. The diamond size distribution is a measure of the carat weight per size class. The diamond value distribution is the average value per carat in each sieve class and requires knowledge of the diamond assortment. The assortment distribution is more complex, requiring the carats in a given sieve size to be sorted and valued according to price. Diamond value is a combination of four parameters: size (ds), model (shape of stone), colour, and quality.

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Table 17-24: Comparison of Average Pricing for the Purposes of Declaration of Mineral Resources

					Assumed
		AMEC Update of			Long-Term
	Original WWW	WWW Average	DeBeers Average	Average	Pricing For
USD$/Ct	Average Pricing	Pricing	Pricing	Pricing	Resource
at 1mm Cutoff	(October, 2008)	(April, 2009)	(April, 2009)	(b+c) ÷ 2	Declaration
	(column a )	(column b )	(column c )	(column d )	(column e )
5034 Centre	98	102	83	93	111
5034 West	110	114	72	93	112
5034 NE	109	106	88	97	116
Hearne	60	62	64	63	76
Tuzo	72	61	56	59	70
5034 South Pipe	-	-	66	66	79
5034 North Pipe	-	-	83	83	100
Note : De Beers values are at DTC June 2008 pricebook at full selling valuation (FSV)
AMEC's recast of WWW pricing uses April 2009 size frequency distributions

Diamond damage is not specifically addressed in the calculation of dollars per carat. However, the larger part of the parcel’s values is derived from the 2000, 2001, and 2008 LDD sampling in which diamond damage was much reduced relative to the 1999 campaign.

5034 Lobes, North Pipe, and South Pipe

Approximately 3,000 cts were valued from the Centre, West, and East lobes over three drilling campaigns in 1999, 2000, and 2001. A further 115 cts were recovered from LDC drilling carried out in 2007 at the northern end of the North-East Lobe. These data were not used for valuation purposes but were used to help validate the diamond size distribution estimated for the North-East Lobe. The two LDD programs of 2001 and 2002 constitute the majority of the diamond parcel available for revenue analysis.

For the West and Centre lobes, the combined micro-diamond and macro-diamond data were used to generate a diamond size distribution per source. This approach was used to accommodate different bottom cut-offs and different degrees of liberation in the macro-diamond bulk sampling. The same micro-macro models were used to estimate a single factor per source to move the 1.5 mm grade estimates to a 1 mm bottom cut-off (no bulk sampling was performed at the 1.0 mm bottom cut-off).

Grade estimates for the West and Centre lobes were made using bulk samples extracted from LDD. For the North-East Lobe a “total content” grade and diamond size distribution was estimated using micro-diamond samples at a bottom cut-off of 1.0 mm (2 ds). These estimates assume that the recovery process will recover all the stones above the 2 ds. In reality, a conventional MTP employing crushing, screening, dense medium separation and X-ray recovery is not designed to release or recover all the stones in the kimberlite processed. For this reason, adjustment factors were applied to the total content grade and size distribution to allow for recovery in a conventional treatment plant (see Section 17.2.6).

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Comparison of the average diamond value per sieve class for the West, Centre, and East lobes showed that the Centre and East lobes had similar average diamond values per sieve class, while the West Lobe showed slightly lower average values in the -13 +6 sieve sizes. For this reason, two revenue distributions were prepared, one for the Centre and East lobes, and one for the West Lobe.

For the Centre and East Lobe diamond value model, the average diamond value per sieve class was adjusted for diamond sieve9 classes +6, +15, +17, +19, +21, and +23. The same size classes were adjusted in the West model. In making the adjustments a composite revenue model was used as a guide. This model is based on data from kimberlite mines in the De Beers Group that have similar dollar per carat per sieve class values.

There are no macro bulk samples from the North Lobe, the North Pipe, and the South Pipe. For the North Lobe and North Pipe the value model is assumed to be similar to the Centre and East lobes. For South Pipe value is assumed to be similar to West Lobe. Considerable geological modelling was carried out for the East and North lobes that has demonstrated connectivity and continuity of geology between these two lobes. For this reason, the assumption of a similar assortment in the North Lobe to diamonds in the East Lobe is considered reasonable. Limited work was carried out on the North and South Pipes. The North Pipe lies 150 m north of the North Lobe. Whole-rock chemistry analysis of samples from the North Pipe suggests similar rocks to those in the North Lobe. For this reason assuming a similar value model to the North-East Lobe is considered reasonable. The South Pipe lies approximately 200 m southwest of the West Lobe and lies on the same structural trend as the West Lobe. The South Pipe is joined to the West Lobe by a thin ribbon of kimberlite. No whole-rock chemistry was carried out to confirm geological similarity between the South Pipe and the West Lobe. Although the geological association with West Lobe is less certain than for North Pipe and North-East Lobe, the assignment of the West Lobe value model is considered reasonable for an Inferred Mineral Resource. The West Lobe model is the lowest value model of the 5034 Lobes.

Hearne Pipe

Grade estimates were made using macro diamond samples extracted using LDD. A total of just over 2,900 cts was recovered between 1998 and 2002 from the Hearne pipe. Analysis of the diamond size distributions concluded that a single size distribution is adequate to represent all the geological units present in Hearne. This is supported by the grade-size plots generated from the micro- and macro-diamond data. The grade-size plots for the different units all tend to have the same profile, indicating a similar diamond size frequency distribution.

_______________________________________
9LDD diamonds recovered during drilling campaigns are discussed in terms of diamond sieve (ds) sizes. The sieve numbers are 23, 21, 19, 17, 15, 13, 12, 11, 9, 7, 5, 3, 2, and 1. Each sieve represents a punched metal plate with round holes of a set diameter. The lowest number represents the smallest opening and the largest number the widest opening. The diameter of the holes for diamond sieve 1 is approximately 1 mm and the diameter of the holes for diamond sieve 23 is approximately 10.3 mm. De Beers typically uses these sieves for sizing the production from its mines and for revenue analysis.

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After examination of the diamond value data by rock type and by year, it was concluded that there was no reason to generate separate diamond revenue models per rock type. In modelling the value distribution for Hearne, the average diamond value per sieve class was adjusted for diamond sieve classes +5, +15, +17, +19, +21, and +23. As with pipe 5034, the adjustments were made using a composite revenue model as a guide.

Tuzo Pipe

For Tuzo Pipe a “total content” grade and diamond size distribution was estimated using micro-diamond samples at a bottom cut-off of 1.0 mm (2 ds). These estimates assume that the recovery process will recover all the stones above the 2 ds. In reality, a conventional MTP plant employing crushing, screening, dense medium separation and X-ray recovery is not designed to release or recover all the stones in the kimberlite processed. For this reason, adjustment factors were applied to the total content grade and size distribution to allow for recovery in a conventional treatment plant.

For the Tuzo pipe, approximately 600 cts were recovered in the 1998 and 1999 LDD campaigns, and a further 1,600 cts were recovered in 2008. The 2008 stones were recovered from two clusters of holes drilled in the near-surface high-grade portion of the pipe. These bulk samples were used to determine an average diamond value but were not used directly to determine grade.

The bulk of the carats for value modelling are taken from the high-grade zone of the pipe. Previous work based on the 1998 and 1999 parcel of 600 cts indicated that the assortment was not expected to differ within the fragmental rocks (these dominate the top 300 m of kimberlite). One hole was drilled to 300 m depth away from the clustered holes as a check on this assumption. Analysis of assortment data from this hole did not indicate any change in assortment.

A single assortment profile was modelled for the Tuzo diamond population. An adjustment was made to the average diamond value per sieve class for diamond sieve classes +15, +17, +19, +21, and +23. As with pipe 5034, the adjustments were made using a composite revenue model as a guide.

Average Price (AP) Modelling – WWW International Diamond Consultants

AMEC has assessed a comparative valuation of the project’s diamonds. The basis for the analyses was provided in a 2008 confidential report authored by WWW for MPV. The report was then provided to AMEC. Average pricing from this assessment could not be used directly from the study because of its use of older (circa 2007) size distributions, older interpretations of geologic units and certain assumptions in the methodology. AMEC developed comparative estimates of average pricing using the WWW model work coupled with the latest size

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distributions and geologic models generated in constructing the 2009 Resource Model. These results are shown in Table 17-24 (column b). AMEC is of the opinion that the work, while yielding some differences as compared to the De Beers valuations, is comparable overall, and that it should be considered on an equal basis when developing suitable average diamond pricing to assess reasonable prospects for economic extraction.

In a report addressed to MPV dated 14 November 2008, WWW International Diamond Consultants Ltd. expressed the following opinion, which they have consented may be quoted herein:

[WWW’s price] “models are based on the diamond market as at 13th October 2008. Since then diamond prices have fallen significantly and there is much uncertainty in the market… WWW is considering further reductions to its price book dependent upon the results of upcoming tenders, and market sentiment. In the short term these adjustments are likely to be more than 25 percent.

The problem at the moment is that as the general liquidity crisis has spilled over into diamonds we are at a point where for large swathes of rough diamonds there is effectively no market. In the context of putting a value on a production which will take several years to realise. WWW believes that it being sensibly conservative to use this October price book. To base prices on the fluctuations over the past few weeks of unprecedented economic turmoil in the world markets would be as meaningless as not recognising any decline in prices at all.

However, even with the current difficulties, WWW has not amended its longer-term view that the anticipated shortage of supply will result in rising rough prices. Although the current correction in prices was anticipated, the unexpected vehemence of general market conditions means that the correction may be steeper and longer. Assuming a return to some normality, WWW’s view remains positive on long term prices, and with the current general financial difficulties likely to defer or reduce future production actually provides some additional support for this view. Inevitably the time when the supply shortage will kick in will be pushed back as demand takes time to recover but in the context of the time to put a mine into production the basic economic scenarios still appear sound.”

Use of Pit Shells to Delineate the Mineral Resource

De Beers used Whittle® software to establish open-pit shells within which the Mineral Resources were declared. The De Beers work was checked by AMEC, and the software was found to have been correctly used. The Whittle® runs use a set of reasonable parameters to control their generation. The shells do not incorporate detailed engineering design but use parameters that provide reasonable latitude for necessary refinements. Table 17-25 shows input parameters used to generate the pits.

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Table 17-25: Whittle® Input Parameters

Input	Amount/quantity	Comment
Prices		See Table 17-24
Selling Costs	10.0%
Marketing	2.5%
Royalty
Costs (C$/t, 4Q 2008)
Mining	3.41	Same for mineralization and waste
Incremental Haulage	0.03	Per 12 m bench below 421 masl pit exit
Process and G&A	42
Overall Slopes
(degrees)
Granite	47–63
Kimberlite	50	Locally 30º to accommodate ramps
Glacial Deposits	25
Other
Dilution	8%
Process Recovery	100%	Size-frequency distribution includes allowance for plant losses
Exchange Rate	1.17	C$ to US$

The Whittle software varies the prices according to a factor (revenue factor) and generates a ‘breakeven’ pit for each revenue factor. These pits should be considered conceptual. They incorporate allowances for access roads (ramps). A detailed manual design will be required to convert Mineral Resources to Mineral Reserves as part of pre-feasibility or feasibility studies.

Figure 17-2 illustrates the response in the contained Mineral Resource (shown here by carats) to the change in revenue factor applied. Figure 17-3 shows the response in the resource tonnage against the change in the revenue factor. 5034 and Hearne are relatively insensitive, but Tuzo is quite sensitive at depth. Figure 17-4 shows a perspective view of the selected pit used to declare Mineral Resources. This pit has a revenue factor of 1.26 (applied to De Beers prices, column c in Table 17-24), and is approximately equivalent to the pit that would be obtained if the prices shown in column e of Table 17-24 were used).

Mining in kimberlites is not usually selective because there is typically no secondary evaluation of block grade (no blast hole sampling). On some operations there can be selectivity at the scale of a geological unit (a basalt breccia for instance or a low-grade zone of kimberlite). There are no such situations anticipated in 5034 or Hearne, but it is likely that the large granite raft in Tuzo could be separated as waste.

Assessment of Reasonable Prospects of Economic Extraction for Underground Mining

AMEC has assessed the prospects for economic extraction of the remaining diamond-mineralized material that exists below the pit shells discussed in the previous sub-section assuming underground mining methods. The majority of the material occurs in the Hearne pipe and can be seen in the perspective view in Figure 17-4.

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Figure 17-2: Estimated Carats Contained Within Resource Shells vs. Shell Revenue Factor (note: Revenue factor is applied directly to average diamond price prior to shell generation)

Figure 17-3: Resource Tonnage Contained Within Resource Shells vs. Shell Revenue Factor

Note: Revenue factor is applied directly to average diamond price prior to shell generation

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Figure 17-4: Perspective of Whittle Pit-Shell Used to Declare Mineral Resources (the distance from the south end of Hearne to Tuzo is about 2 km)

Table 17-26 documents the cost and revenue assumptions used in the analysis. The revenue portion is calculated specifically for the material lying outside the resource pit shell discussed in the previous sub-section. The underground mining costs are estimated from existing operations in the NWT where sub-level open benching mining methods have proven feasible. At a net revenue available to cover mining of C$102/t, the estimated mining costs are met, with some additional margin to cover development, thus supporting declaration of Mineral Resources.

Table 17-26: Revenue and Cost Assumptions for Material Outside of Pit Shell -Underground Potential Extraction Case

Revenue - USD/carat	80.0
Revenue USD/tonne	144.3
Selling Cost+Royalty
USD/tonne)	(18.0)
Process+G&A (USD/tonne)	(38.8)
Net Revenue(USD/tonne)	87.4
Net Revenue(C$/tonne)	102.3
Estimated Underground	60-80
Mining Costs	C$/Tonne

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Discussion

Should there be a decision to proceed with development of the Gahcho Kue Project, completion of a feasibility study and acquisition of the necessary permits would occur several years from present. On this basis, and considering the opinion expressed by WWW, AMEC has taken a long-term view of the prices that might be expected to support the “reasonable prospects for economic extraction” that is necessary for the declaration of Mineral Resources.

For the purposes of Mineral Resource declaration and best current assessment of reasonable prospects for economic extraction, AMEC has selected Mineral Resources within the Whittle® shells defined by a revenue factor greater than 1.0. The revenue factor used (1.26) is approximately equivalent to taking the average of the price comparisons (Table 17-24, column d) and adding 20% to reflect long-term assumptions (column e). These pricing levels occur close to the WWW ‘High’ sensitivity cases. The price levels are also similar in nature to long-term prices that could be derived under forward price escalation models that are routinely applied by industry practitioners during resource evaluations. It is common practice in the industry to allow for an upside view on long-term pricing for the declaration of Mineral Resources in comparison to long-term price assumptions used for Mineral Reserves or financial analyses.

Additional material lying outside of the pit shell was shown to be potentially economic under the revenue and underground mining cost assumptions and has also been included in the Mineral Resource declaration.

Use of the pit shells and associated sensitivities demonstrated that assumptions on pit slopes and pricing are, of course, very important.

As usual under these conditions, there is no guarantee that all declared Mineral Resources will eventually able to be converted to Mineral Reserves.

17.4

Mineral Resource Statement

The estimation and classification of the Mineral Resources conform to industry-best practices and meet the requirements of CIM (2005). Table 17-27 summarizes the Indicated and Inferred Mineral Resources for the 2009 resource model at the Gahcho Kué project. The Qualified Person for the estimate is Ken Brisebois, P. Eng., an AMEC employee. In this case, AMEC has elected to report the resources at a zero cut-off grade, deeming that the kimberlite contacts can be considered to be the potentially-mineable boundaries. AMEC cautions that Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

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Table 17-27: Gahcho Kué 2009 Mineral Resource Summary at 1.0 mm Bottom Cut-Off (Effective Date April 20, 2009)

		Volume	Tonnes	Carats	Grade
Resource	Classification	(Mm3)	(Mt)	(Mct)	(cpht)
5034	Indicated	5.1	12.7	23.9	188
	Inferred	0.3	0.8	1.2	150
Hearne	Indicated	2.3	5.3	11.9	223
	Inferred	0.7	1.6	2.9	180
Tuzo	Indicated	5.1	12.2	14.8	121
	Inferred	1.5	3.5	6.2	175
Summary	Indicated	12.4	30.2	50.5	167
	Inferred	2.5	6.0	10.3	173
Notes:
1)	Mineral Resources are reported at a bottom cut-off of 1.0 mm
2)	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability
3)	Volume, tonnes and carats are rounded to the nearest 100,000
4)	Tuzo volume and tonnes exclude 0.6 Mt of a granite raft
5)

Diamond price assumptions used to assess reasonable prospects of economic extraction reflect mid-2008 pricebooks with a 20% increase factor. The prices assumed, on a per pipe basis (in US$), equate to $113/ct for 5034, $76/ct for Hearne and $70/ct for Tuzo.

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18.0

ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORT ON DEVELOPMENT PROPERTIES AND PRODUCTION PROPERTIES

As the Project is not at a development or production stage, this section is not relevant to the Technical Report.

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19.0

OTHER RELEVANT DATA AND INFORMATION

There is no additional information for the Project that has not been included in earlier sections of the Report; therefore this section is not relevant to the Technical Report.

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20.0

INTERPRETATION AND CONCLUSIONS

The Qualified Persons, as authors of this Report, have reviewed the data for the Project and are of the opinion that:

Mining tenure held by De Beers on behalf of the GKJV is valid and sufficient to support Mineral Resources. GKJV has taken appropriate steps to insure extension of the leases which will remain valid for several years. Surface rights have not, as yet, been acquired, but this is not viewed by AMEC as a significant obstacle to further development of the Project. Those rights can be obtained by application to the Crown.

At this time, all of the permits required for exploration are in force. Permits required for exploitation were identified and the process for obtaining those permits defined.

The geological understanding of the deposit setting, lithologies, and kimberlite type distributions is adequate to support Mineral Resource estimation. Understanding of diamond distributions within each kimberlite type is sufficient to support Mineral Resource estimation.

The style of mineralization is sufficiently understood to support Mineral Resource estimation.

Exploration programs completed to date are appropriate to the style of mineralization and adequate to support Mineral Resource estimation. Drill hole types and orientations are appropriate for the type of mineralization. Sampling and sample lengths are appropriate for the type of mineralization. Core and cuttings logging meets and typically significantly exceeds industry best practices. Geotechnical work to date is appropriate for the stage of the project and type of mining planned. Collar and downhole surveys were performed using industry-standard methods and instruments.

Analytical and diamond recovery procedures are sufficient to support Mineral Resource estimation. Macro and micro diamond extractions were performed using procedures standard to the industry. Geochemical samples were analyzed using standard procedures and instrumentation. Density determination was performed using standard procedures, and the number of density data is adequate to support Mineral Resource estimation. Quality control during drilling, sampling, and sample analysis is adequate and exceeds industry-standard practices. Quality control of diamond extractions consists of spikes using marked diamonds and tailings audits.

Sample and diamond security throughout the exploration process is excellent and consists of rigorous chain-of-custody procedures, multiple locks requiring at least two persons to open critical areas or containers, cameras in all plants and processing areas, and dedicated security personnel at all plants and processing areas. Shipping of diamonds and diamond concentrates conforms to requirements of Kimberley Process chain-of-custody procedures.

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Data storage and verification procedures are believed by the Qualified Persons to be adequate to support the geological interpretations and thus Mineral Resource estimation. Data are stored digitally using appropriate database management software and is backed up periodically to insure against loss of data due to failure of a single computer or hard drive. Original data are properly stored as paper files and/or digital files with appropriate backups. The project database undergoes periodic internal verification as well as periodic audits by external reviewers.

AMEC believes that sampling and data collection are adequate for proceeding into a feasibility-level assessment.

Metallurgical testwork is appropriate for the stage of the project and is adequate to support Mineral Resource estimation. Bulk samples are processed using scaled-down equipment that allows collection of some of the processing parameters. Other parameters were obtained from core specifically drilled for that purpose.

Estimations of Mineral Resources conform to industry-standard practices and meet the requirements of CIM (2005). De Beers (project operator), in undertaking the work, has applied industry-leading technologies. This is particularly the case with the use of micro- diamonds in the estimation of 5034 North-East and Tuzo Mineral Resources.

The refined micro-diamond estimation method developed and used for 5034 North-East and Tuzo is an important advance in technology allowing greater leverage of the total diamond content information that is contained in the micro-diamond data sets. It should be recognized that the method is very complex and can be very susceptible to variability due to unrepresentative sampling. The operator should advance the research in terms of risk assessment on the key elements of the method.

The 2009 resource models reported herein are adequate for proceeding into feasibility- level project work.

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21.0

RECOMMENDATIONS

The scientific and technical data on the Gahcho Kué project is of sufficient quality and level of detail to support a feasibility study, if a decision is made by the GKJV to proceed to a feasibility study. AMEC recommends that the GKJV monitor market conditions to determine when such a decision would be appropriate.

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22.0

REFERENCES

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

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De Beers Canada Ltd, 2007: Gahcho Kué Project 2007 Advanced Evaluation and Permitting Programs Summer Large Diameter Core Drilling Project Execution Plan: unpublished internal De Beers memorandum

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Eichenberg, D.J., 1999: Kennady Lake Project 1999 Delineation Drilling Program “Preliminary Geotechnical Assessment: unpublished De Beers internal report.

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Farrow, D.J., 2004: Comments on the Three Dimensional Geological Modeling for the 5034, Hearne and Tuzo Kimberlites, Gahcho Kué Cluster, Canada: unpublished De Beers internal report, De Beers Mineral Resource Management-CHQ, July 2004

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Ferreira, J.J., Bush D.E., and Kleingeld, W.J., 2000: Gahcho Kué – Interim Revenue Report: Hearne and 5034: De Beers Geoscience Centre Internal Report, unpublished De Beers internal report, 33 p.

Ferreira, J.J, Young, N., and Kleingeld, W.J., 2001: Gahcho Kué – Interim Revenue Report: Hearne and 5034: Mineral Resources Evaluation Department, Corporate Headquarters, South Africa, unpublished De Beers internal report, 34 p.

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Field, M., and Ferreira, J., 2006: A New Micro-Diamond And Lithological Sampling Methodology: Memorandum Mineral Resource Management R&D Group, unpublished De Beers internal report, 8 p.

Field, M., and Scott Smith, B.H., 1999: Contrasting Geology and Near-Surface Emplacement of Kimberlite Pipes in Southern Africa and Canaday: in Proceedings of the 7th International Kimberlite Conference, edited by J.J. Gurney, J.L. Gurney, M.D. Pascoe, and S.H. Richardson, v. 1, pp. 214–237

Gahcho Kué Diamond Project 2002 Desktop Study (Desktop Study definition level), dated March 2003

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Gahcho Kué Project 2006a: Advanced Evaluation Program Project Execution Plan. Internal Project Technical Memorandum

Gahcho Kué Project 2006b: Summer Program Project Execution Plan. Internal Project Technical Memorandum

Gahcho Kué Project 2006c: Conceptual Study Update Report (Desktop Study definition level) dated June 2008

Gahcho Kué Project 2007a: Advanced Evaluation & Permitting Programs Project Execution Plan. Internal Project Technical Memorandum

Gahcho Kué Project 2007b: Advanced Evaluation & Permitting Programs Summer Large Diameter Core Drilling Project Execution Plan. Internal Project Technical Memorandum

Gahcho Kué Project 2008: Winter Advanced Evaluation Tuzo Large Diameter Drilling Program Project Execution Plan. Internal Project Technical Memorandum

Gordon-Coker, C., and Bush, D.E., 2003: Gahcho Kué Mineral Resource Update to Desktop Study: Mineral Resources Management, Corporate Headquarters, SA. unpublished internal De Beers report, 75 p

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Gostlin, K.E., 2008b: Gahcho Kué GEMCOM Model Description: Update of the Tuzo and 5034 Pipes: unpublished internal De Beers report

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Grieco, N., 2008: De Beers Canada 2008 Mineral Inventory Update: unpublished report from AMEC Americas Ltd, Oakville, to De Beers

Griffin, W.L., Doyle. B.J., Ryan, C.C., Pearson, N.J., O’Reilly, S.Y., Natapov, L., Kivi, K., Kretschmar and Ward, J. 1999: Lithospheric Structure and Mantle Terranes: Slave Craton, Canada. In Proc. 7th Int. Kimberlite Conf. v.1, p. 299-306

Hardy, F., 1997: Quaternary Geology Report of the AK-CJ Claim Blocks Area, Northwest Territories, September 1997

Heaman, L.M., Kjarsgaard, B.A., and Creaser, R.A. 2003: The Timing of Kimberlite Magmatism in North America: Implications for Global Kimberlite Genesis and Diamond Exploration. Lithos 71, 153-184

Hetman, C.M., Eichenberg, D., and Long, M., 1998a: Delineation Drilling of the Hearne Kimberlite: unpublished internal De Beers report 27 January 1998.

Hetman, C.M., Eichenberg, D., and Long, M., 1998b: Delineation Drilling of the Tuzo Kimberlite: unpublished internal De Beers report 27 January 1998

Hetman, C.M., Eichenberg, D., and Long, M., 1998c: Delineation Drilling of the Tesla Kimberlite: unpublished internal De Beers report 27 January 1998

Hetman, C.M., 1999a: Kennady Lake Delineation Drilling, Summary of Core Drill Intersections: unpublished internal De Beers report 25 May 1999

Hetman, C.M., 1999b: Kennady Lake LDDH Program – Primary, Secondary and Tertiary Contacts: unpublished internal De Beers report, 25 May 1999.

Hetman, C.M., 1999c: Preliminary Geological Logging Report: The Kennady Lake 1999 Bulk Sample Program: unpublished internal De Beers report, 29 July 1999

Hetman, C.M., Scott Smith, B.H., Paul, J.L., and Winter, F., 2004: Geology of the Gahcho Kué Kimberlite Pipes, NWT, Canada: Root To Diatreme Magmatic Transition Zones: in 8th International Kimberlite Conference Selected Papers; eds Mitchell, R.H., Grutter, H.S., Heaman, L.M., Scott Smith, B.H., and Stachel, T., Lithos Volume 76: The C. Roger Clement Volume, p. 51–75

Hewlko, B., 2004: Re: Survey Control – Gahcho Kué Diamond Project Kennady Lake, Northwest Territories, Gahcho Kué Project: Technical Memorandum to De Beers from CLS Sub-Arctic Surveys Ltd. Jan. 13, 2004: 03-122-DB

Hira, A., Hetman, C.M., and Wyllie, S., 1998: MPV Kennady Lake Density Report: Monopros Ltd. internal report.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Hodgkinson, G.K., 1998: Field Report: GPS Check Survey of the MPV Project 9 July 1998: unpublished Monopros Ltd. internal report

Isachsen, C.E.; Bowring, S.A. and Padgham, W.A. 1991: U-Pb Geochronology of the Yellowknife Supergroup at Yellowknife, NWT, Canada: constrains on its evolution. Geol. Assoc. Canada, Program with Abstracts, v. 16, A59 p

Kelly, C.L., 2002: Gahcho Kué Diamond Breakage Analysis Report: De Beers Geoscience Centre, Johannesburg, SA, unpublished internal De Beers report

Kelly, C.L., 2003: Diamond Breakage Levels among Drill Hole Samples from the Hearne and 5034 Kimberlites, Gahcho Kué, Canada: De Beers Geoscience Centre, Johannesburg, SA, unpublished internal De Beers report, KR03/0264, GSC03/0143

Kryvoshlyk, I., 2006: The Preliminary Internal Geology Of The 5034 North Lobe Kimberlite, Gahcho Kué, NWT, Canada: unpublished internal De Beers report, Interim Report No. DBC KPU 2006-010-I

Kryvoshlyk, I., 2007: A Preliminary Comparative Study Of The East And North Lobes, 5034 Pipe, Gahcho Kué Kimberlite Field: Petrographical And Geochemical Evidence: unpublished internal De Beers report, Interim Report No. DBC KPU 2007-001, 151p.

Kryvoshlyk, I., 2008: The Geology Of The 5034 Pipe, Gahcho Kué Kimberlite Field, NWT, Canada: unpublished internal De Beers report, 2008-002

Kurszlaukis, S., and Lorenz, V., 2008: Formation Of “Tuffisitic Kimberlites” By Phreatomagmatic Processes: Journal of Volcanology and Geothermal Research, in press.

Kurszlaukis, S., and Webb, K.J., 2006: The Practical Application Of The New MRM Guideline For Drill Core Sampling And Quantitative Geological Data Collection. unpublished internal De Beers report, 2006-002-I

Kusky, T.M., 1989: Accretion of Archean Slave Province. Geology, v. 17, p. 63-67

Kusky, T.M., 1991: Structural development of an Archean Orogen, Western Point Lake, NWT. Tectonics, v. 10, p. 820-841

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LeCheminant, A.N.; Van Breemen, O. and Buchan, K.L., 1995: Proterozoic Dyke Swarms, Lac de Gras – Aylmer Lake area, NWT: Regional Distribution, Ages and Paleomagnetism. GAC/MAC Ann. Meeting Program with Abstracts, 27 p

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Lorenz, V., Kurszlaukis, V., 1997: On the Last Explosions of Carbonatite pipe G3b, Gross Brukkaros, Namibia: Bulletin of Volcanology 59, 1-9

Lorenz, V., and Kurszlaukis, S., 2007: Root Zone Processes in the Phreatomagmatic Pipe Emplacement Model and Consequences for the Evolution of Maar-Diatreme Volcanoes: Journal of Volcanology and Geothermal Research 159, pp. 4-32

MRDI Canada, 1998: Preliminary Mine Scoping Study, Kennady Lake Project, NWT, unpublished internal report to De Beers

MRDI Canada, 1999: Kennady Lake Project Review of Procedures, unpublished report to De Beers

Pizzolato, L-A., 2004a: 2004 Internal Audit Of The Gahcho Kué Header, Survey And Geology Datasets For Holes Drilled Between 1995 And 2003: unpublished internal De Beers report, 2 July 2004, CD, 5p

Pizzolato, L-A., 2004b: 2004 Internal Audit Of The Gahcho Kué Macro-Diamond Dataset For Holes Drilled Between 1999 And 2002: unpublished internal De Beers report, 28 July 2004, 3p

Podolsky, M.H., 2001: Gahcho Kué 2001 LDDH Evaluation Report: unpublished internal De Beers report, June 2001

Poniatowski, B.T., 2003: MPV Joint Venture Annual Report 2001. DBCEI Internal Report

Poniatowski B.T., and Hetman C.M., 1998: 1998 Test Sample Program Drilling Report, Monopros Ltd. Internal Report

Read, J., 2004: Gahcho Kué Diamond Project Mining Geotechnics Review, October 2004: John R. Read Associates Technical Memorandum, 3p

Rikhotso, C.T., Williamson, P.A., and Podolsky, M.H., 2002: Gahcho Kué 2002, LDDH Bulk Sampling Evaluation Report. unpublished internal De Beers report

Rikhotso, C.T., Poniatowski, B.T., and Hetman, C.M., 2003: Overview of the Exploration, Evaluation, and Geology of the Gahcho Kué Kimberlites, Northwest Territories. In: Kjarsgaard, B. B. (ed.) VIIIth International Kimberlite Conference, Slave Province and Northern Alberta Field Trip Guidebook. Ottawa, Ont.: Geological Survey of Canada, pp. 79–86

Rupert R.J., 2006: 2006/06/24 Borinfo Incorporated: DBGK1204.DOC. Summary Report Surveys of Diamond Drill Holes at Gahcho Kué July and August 2006

Scott Smith, B.H., 2005: Geology of Hearne North and South, Gahcho Kué Lake, NWT based on 1997 – 1999 drilling: Scott Smith Petrology Inc. Report No. SSP-05-02. Volume 1 – Main Report; Volume 2 – Figures; Volume 4 – Collation of Summary Logs; Volume 5 –Collation of Overview Logs; Volume 6 – Core Logs and brief Petrography; Volume 7 –Drill Core Samples: unpublished internal De Beers report

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Seghedi, I., and Maicher, D., 2007: Geology, Geochemistry and Diamond Distribution Data for Tuzo Pipe, Gahcho Kué Kimberlite Field, NWT, Canada: unpublished internal De Beers report, DBC KPU 2007-006, 148p

Shahkar, A., 2005: Gahcho Kué Database Audit. AMEC Americas Limited Memo, 17 February 2005. File No.: 141731 – unpublished memorandum to De Beers, 4 p

Skinner A.M., 2007: Gahcho Kué 2007 LDC Processing Programme, De Beers Canada Exploration Inc., unpublished internal De Beers report December 2007.

Skinner A.M., Sooley M., Skinner R., Granville J., Vermuelen D., and Lamb W., 2001: Gahcho Kué 2001 Evaluation Programme Sample Treatment Report, De Beers Canada Exploration Inc., unpublished internal De Beers report June 2001

Skinner A. M., Mills P., Skinner R. and Fomradas G. 2002: Gahcho Kué 2002 Evaluation Programme Sample Treatment Report: De Beers Canada Exploration Inc., unpublished internal De Beers report, July 2002

SRK Consulting, 2004: Gahcho Kué Diamond Project Mining Geotechnics: unpublished report to De Beers, submitted November 2004, 50 p

Stiefenhofer, J., 2004: Comments Regarding The Resource Classification And Status Of The Geological Models For The 5034, Hearne And Tuzo Kimberlites, Gahcho Kué Cluster, Canada: De Beers Mineral Resource Management-CHQ, unpublished internal De Beers report, June 2004

Stiefenhofer, J., 2007: Peer Review Of The Geology Of 5034, Tuzo And The Vicrep, Toronto, Canada: De Beers Canada Exploration, unpublished internal De Beers report, 7p.

Stiefenhofer, J., 2008a: Summary of the Main Conclusions from the Geological Investigation into the Validity of the High Grade Zone in Tuzo pipe, Gahcho Kue: De Beers internal memorandum.

Stiefenhofer, J., 2008b: Geostatistical Analysis Of The Crustal Dilution And Dry Bulk Density Of The Tuzo Kimberlite, Gahcho Kué, Canada: De Beers Mineral Resource Management-CHQ, unpublished internal De Beers report, February 2008

Tappe, S, 2009: Groundmass spinel study of kimberlites from Tuzo pipe, Gahcho Kue cluster, NWT, Canada: first results: unpublished internal De Beers report, January 2009.

Thomson, D., 2008: Gahcho Kué 2008 LDDH Processing Report: De Beers Canada Exploration Inc.: unpublished internal De Beers report, June 2008.

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Mountain Province Diamonds Inc Gahcho Kué Kimberlite Project NI 43-101 Technical Report Northwest Territories, Canada

Thurston, M., 2003: Gahcho Kué, Northwest Territories, Canada, Independent Qualified Person’s Review and Technical Report, Effective Date 16 June, 2003: unpublished technical report prepared by AMEC E&C Services Limited for Mountain Province Diamonds Inc., posted to www.sedar.com

Valeriote, M.A., 1999: Drill Cuttings and Processed Kimberlite Containment Facility Kennady Lake Exploration Site As-Built Construction Report. EBA Engineering Consultants Ltd.

Verly, C.G., 1995: Interim Report on Diamond Drilling on the AK91 Claim, Aylmer Lake Area, McKenzie Mining District, Northwest Territories, Revised July 1995: unpublished report prepared for Mountain Province Diamonds

Waldegger M.F., 2004: Gahcho Kué 2004 Specific Gravity Testing, unpublished internal De Beers memorandum

Waldegger M.F., 2005a: Gahcho Kué 2005 Density Model: in Gahcho Kué Diamond Project 2005 Study Report – Volume IV: Appendix B-9 Geology & Resource. 70-M900-A/24271, unpublished internal De Beers report

Waldegger M.F., 2005b: Gahcho Kué Gemcom Model Description: De Beers Canada Inc., unpublished internal De Beers report June 2005

Wallace, C.J., 1999: Note for the Record: Calculating Percent Country Rock Inclusions from Downhole Geophysical Data: Monopros Ltd. Internal Report

Wallace, C.J., 2000: Report on Borehole Logging, MPV 1999: Monopros Ltd. Internal Report

White, J.M.D.L., 2007: Report on Kimberlite Petrology Unit: De Beers Canada Exploration Internal Report 9pp

Williams, A.C., 1999: Monopros Ltd. The 1999 Gahcho Kué Evaluation: Monopros Ltd. Internal Report

Williamson, P.A. and Hetman, C.M., 1998: Summaries of the 1998 RCA Drilling Tuzo, Tesla, Hearne, 5034: Interpretation of Drilling Parameters, December 1998: Monopros Ltd.Internal Report

Williamson, P.A., Skinner, A.M., Rodel, A., Latendresses, A., Muir, A., Lefebvre, N., Skinner, R., Boyce, S., and Cameron, C., 1999: Kennady Lake 1999 Evaluation Program, Sample Treatment Report, Monopros Ltd., Grande Prairie, Alberta, unpublished internal De Beers report

WWW International Diamond Consultants Ltd., 2008: Valuation of Diamonds from the Gahcho Kue Diamond Project September 2008: unpublished report to Mountain Province Diamonds Inc., submitted November 14 2008, 47 p

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23.0

DATE AND SIGNATURE PAGE

The effective date of this Technical report, entitled “Gahcho Kué Kimberlite Project, NI 43-101 Technical Report, Northwest Territories, Canada,” is 20 April 2009.

Signed

on behalf of AMEC Americas Limited

Greg Oryall
Vice President, Business Development and Strategy,
AMEC Americas Limited

Dated: 26 May 2009

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